            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                APRIL 12, 1996
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                             OLD NATIONAL BANCORP
         ------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

      INDIANA                            6021                     35-1539838
- ----------------------------  ----------------------------   -------------------
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
of incorporation or           Classification Code Number)    Identification No.)
organization)


          420 MAIN STREET, EVANSVILLE, INDIANA 47708, (812) 464-1434
        ---------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


JEFFREY L. KNIGHT, ESQ.                       TIMOTHY M. HARDEN, ESQ.
CORPORATE SECRETARY & GENERAL COUNSEL         NICHOLAS J. CHULOS, ESQ.
OLD NATIONAL BANCORP                          KRIEG DEVAULT ALEXANDER & CAPEHART
420 MAIN STREET                               ONE INDIANA SQUARE, SUITE 2800
EVANSVILLE, INDIANA 47708                     INDIANAPOLIS, INDIANA 46204-2017
(812) 464-1363                                (317) 636-4341
(AGENT FOR SERVICE)                           (COPY TO)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. [_]

                               CALCULATION OF REGISTRATION FEE
==============================================================================================
 Title of each class        Amount      Proposed maximum    Proposed maximum     Amount of
    of securities           to be        offering price    aggregate offering   registration
   to be registered       registered      per unit (1)          price (1)           fee
- ----------------------------------------------------------------------------------------------
  COMMON STOCK,            UP TO            $  N/A             $8,031,574         $2,769.51
  NO PAR VALUE        388,500 SHARES
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and calculated as of December 31, 1995, in accordance with Rule 457(f)(2) on the basis of the book value of the securities to be exchanged for the common stock to be issued by the registrant.

                             --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROSS-REFERENCE SHEET

                                      FOR

               REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS

     Items of Form S-4                                  Headings in Prospectus
     -----------------                                  ----------------------
 1.  Forepart of Registration Statement and             Forepart of Registration Statement;
     Outside Front Cover Page of Prospectus             Outside Front Cover Page

 2.  Inside Front and Outside Back Cover                Inside Front Cover Page of
     Pages of Prospectus                                Prospectus

 3.  Risk Factors, Ratio of Earnings to                 Summary; Summary of Selected Financial
     Fixed Charges and Other Information                Data; Comparative Per Share Data

 4.  Terms of the Transaction                           Summary; General Information; Proposed
                                                        Affiliation; Federal Income Tax
                                                        Consequences; Comparative Per Share Data;
                                                        Comparison of Common Stock

 5.  Pro Forma Financial Information                    Pro Forma Condensed Combined Financial
                                                        Information

 6.  Material Contacts with the Company                 Not Applicable
     Being Acquired

 7.  Additional Information Required for                Not Applicable
     Reoffering by Persons and Parties
     Deemed to be Underwriters

 8.  Interests of Named Experts and Counsel             Not Applicable

 9.  Disclosure of Commission Position on               Not Applicable
     Indemnification for Securities Act Liabilities

10.  Information with Respect to S-3 Registrants        Summary of Selected Financial Data;
                                                        Regulatory Considerations; Comparative
                                                        Per Share Data

11.  Incorporation of Certain Information               Incorporation of Certain Documents
     by Reference                                       by Reference

12.  Information with Respect to S-2 or                 Not Applicable
     S-3 Registrants

13.  Incorporation of Certain Information               Not Applicable
     by Reference

     Items of Form S-4                                  Headings in Prospectus
     -----------------                                  ----------------------
14.  Information with Respect to Registrants            Not Applicable
     Other Than S-3 or S-2 Registrants

15.  Information with Respect to S-3 Companies          Not Applicable

16.  Information with Respect to S-2 or                 Not Applicable
     S-3 Companies

17.  Information with Respect to Companies              Summary of Selected Financial Data;
     Other Than S-3 or S-2 Companies                    Description of Carmi; The National Bank of
                                                        Carmi Management's Discussion and
                                                        Analysis of Financial Condition and Results
                                                        of Operations; Regulatory Considerations;
                                                        Comparative Per Share Data

18.  Information if Proxies, Consents or                General Information; Proposed Affiliation;
     Authorizations are to be Solicited                 Description of ONB; Description of Carmi

19.  Information if Proxies, Consents or                Not Applicable
     Authorizations are not to be Solicited or
     in an Exchange Offer

                    [THE NATIONAL BANK OF CARMI LETTERHEAD]



___________________, 1996



Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of The National Bank of Carmi ("Carmi") to be held at the main office of Carmi, located at 116 West Main Street, Carmi, Illinois 62821 on _________________, 1996, at ____:_____ __.m., local time.

     The purpose of the Special Meeting is to consider and vote upon the Agreement of Affiliation and Merger, dated March 15, 1996, as amended ("Agreement"), by and among Old National Bancorp ("ONB"), Carmi and Carmi Merger Bank, N.A. ("Merger Bank"), under the terms of which Carmi will merge with and into Merger Bank, and each outstanding share of Carmi common stock will be converted into the right to receive three and 885/1000 (3.885) shares of ONB common stock, subject to adjustment, if any, all as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus.

     The Board of Directors of Carmi believes that the proposed affiliation between ONB and Carmi is in the best interests of the shareholders of Carmi. Your Board of Directors has unanimously approved the Agreement and recommends that the shareholders approve it.

     Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders, (ii) a Proxy Statement-Prospectus containing information about the Special Meeting and the proposed affiliation, (iii) a proxy card for you to complete, sign, date and return, and (iv) a postage pre-paid envelope for your use to return your proxy card to Carmi. We encourage you to read the enclosed materials carefully and in their entirety.

     Whether or not you attend the Special Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Special Meeting. If you desire, you may cancel your proxy at any time before it is voted at the Special Meeting.

     Please give this matter your careful consideration.


                                         Sincerely,



                                         James L. Whetstone
                                         President

                          THE NATIONAL BANK OF CARMI
                             116 WEST MAIN STREET
                            CARMI, ILLINOIS  62821

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  to be held on _______________________, 1996


To Our Shareholders:

     Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of The National Bank of Carmi ("Carmi") will be held on _________________, 1996 at ____:______ p.m., local time, at the main office of Carmi, located at 116 West Main Street, Carmi, Illinois 62821.

The purposes of the Special Meeting are:

1. To consider and vote upon the Agreement of Affiliation and Merger, dated March 15, 1996, as amended ("Agreement"), by and among Old National Bancorp, Evansville, Indiana ("ONB"), Carmi and Carmi Merger Bank, N.A. ("Merger Bank"), pursuant to which Carmi will merge with and into Merger Bank. Under the terms of the Agreement, each outstanding share of Carmi common stock will be converted into the right to receive 3.885 shares of ONB common stock, subject to adjustment, if any, all as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus; and

2. To transact such other business which may properly be presented at the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on __________________, 1996 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     Notice is also given that Carmi shareholders are entitled to assert dissenters' rights under the National Bank Act, as amended, with respect to the proposed merger with Merger Bank, provided that they comply with the provisions of 12 U.S.C. (S)215a, as amended, a copy of which is attached as Appendix C to the accompanying Proxy Statement-Prospectus.

                              BY ORDER OF THE BOARD OF DIRECTORS

____________________, 1996
                              JOHN K. RICE
                              CHAIRMAN OF THE BOARD


           YOUR VOTE IS IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY.

               THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST
                TWO-THIRDS OF THE OUTSTANDING SHARES OF CARMI
           COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

       IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING,
               YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN
                 THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
            NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   PROSPECTUS
                                       OF
                              OLD NATIONAL BANCORP
                                   FOR UP TO
                         388,500 SHARES OF COMMON STOCK
                                 (NO PAR VALUE)

                        -------------------------------

                        THIS PROSPECTUS ALSO CONSTITUTES
                              THE PROXY STATEMENT
                                       OF
                           THE NATIONAL BANK OF CARMI
                                     FOR A
                        SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ______________, 1996

                        -------------------------------

     This Proxy Statement-Prospectus ("Proxy Statement") constitutes the Prospectus of Old National Bancorp ("ONB") with respect to a maximum of 388,500 shares of ONB common stock, no par value per share ("ONB Common Stock"), being offered to the shareholders of The National Bank of Carmi ("Carmi") in connection with the proposed affiliation of ONB and Carmi. It also serves as the Proxy Statement of Carmi in connection with the solicitation of proxies by the Board of Directors of Carmi for use at the Special Meeting of Shareholders to be held on _________________, 1996, and at any adjournment thereof ("Special Meeting"), for the purpose of considering and voting upon: (1) a proposal to approve the Agreement of Affiliation and Merger, dated March 15, 1996, as amended ("Agreement"), by and among ONB, Carmi and Carmi Merger Bank, N.A. ("Merger Bank"), and (2) any other business which may properly be presented at the Special Meeting or any adjournment thereof.

     As more fully discussed hereinafter, at the effective time of the proposed affiliation of ONB with Carmi ("Affiliation"), Carmi will affiliate through a merger with Merger Bank ("Merger") and each outstanding share of Carmi common stock, $10.00 par value per share ("Carmi Common Stock"), will be converted into the right to receive 3.885 shares of ONB Common Stock, subject to further adjustment, if any, in accordance with the terms of the Agreement. ONB will pay cash for any fractional share interests resulting from the exchange ratio in accordance with the Agreement. The Merger is subject to approval by the holders of at least two-thirds of the outstanding shares of Carmi Common Stock, receipt of required regulatory approvals and the satisfaction of certain other conditions as set forth in the Agreement attached hereto as Appendix A.

                        -------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

       THE DATE OF THIS PROXY STATEMENT IS _____________________, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.................................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................

SUMMARY...............................................................

SUMMARY OF SELECTED FINANCIAL DATA....................................

GENERAL INFORMATION...................................................

PROPOSED AFFILIATION..................................................
     Description of the Affiliation...................................
     Background of and Reasons for the Affiliation....................
     Opinion of Financial Advisor to Carmi............................
     Recommendation of the Board of Directors.........................
     Exchange of Carmi Common Stock...................................
     Rights of Dissenting Shareholders................................
     Resale of ONB Common Stock by Carmi Affiliates...................
     Conditions to Consummation.......................................
     Termination......................................................
     Restrictions Affecting Carmi.....................................
     Regulatory Approvals.............................................
     Accounting Treatment for the Affiliation.........................
     Effective Time...................................................
     Management, Personnel and Operations After the Affiliation.......
     Interests of Certain Persons in the Affiliation..................

FEDERAL INCOME TAX CONSEQUENCES.......................................
     Tax Opinion......................................................
     Tax Consequences to ONB and Carmi................................
     Tax Consequences to Carmi Shareholders...........................

COMPARATIVE PER SHARE DATA............................................
     Nature of Trading Market.........................................
     Dividends........................................................
     Existing and Pro Forma Per Share Information.....................

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION....................

DESCRIPTION OF ONB....................................................
     Business.........................................................
     Acquisition Policy and Pending Affiliation.......................
     Incorporation of Certain Information by Reference................

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
DESCRIPTION OF CARMI..................................................
     Business.........................................................
     Properties.......................................................
     Litigation.......................................................
     Employees........................................................
     Management.......................................................
     Security Ownership of Management.................................
     Principal Shareholders...........................................
     Certain Relationships and Related Transactions...................

THE NATIONAL BANK OF CARMI MANAGEMENT'S DISCUSSION
  AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995,
  1994 AND 1993.......................................................

REGULATORY CONSIDERATIONS.............................................
     Bank Holding Company Regulation..................................
     Capital Adequacy Guidelines for Bank Holding Companies...........
     Bank Regulation..................................................
     Bank Capital Requirement.........................................
     Branches and Affiliates..........................................
     FDICIA...........................................................
     Deposit Insurance................................................
     Additional Matters...............................................

COMPARISON OF COMMON STOCK............................................
     Authorized But Unissued Shares...................................
     Preemptive Rights................................................
     Dividend Rights..................................................
     Voting Right.....................................................
     Dissenters' Rights...............................................
     Liquidation Rights...............................................
     Assessment and Redemption........................................
     Anti-Takeover Provisions.........................................
     Director Liability...............................................
     Director Nominations.............................................

LEGAL OPINIONS........................................................

EXPERTS...............................................................

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----
OTHER MATTERS.........................................................

INDEX TO FINANCIAL STATEMENTS.........................................      F-1

APPENDICES

     A.    Agreement of Affiliation and Merger, as amended............      A-1
     B.    The National Bank Act, as amended
             (12 U.S.C. (S)215a(b)-(d)) (Dissenters' Rights)..........      B-1
     C.    Banking Circular 259 of the Comptroller of the Currency....      C-1
     D.    Fairness Opinion of Prairie Capital Services, Inc..........      D-1

                             AVAILABLE INFORMATION

     ONB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and may also be inspected and copied at prescribed rates at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. ONB Common Stock is quoted on the Nasdaq National Market System and reports, proxy statements and other information concerning ONB are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

     ONB has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of ONB Common Stock to be issued in connection with its affiliation with Carmi. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above.

     All information contained in this Proxy Statement with respect to Carmi has been supplied by Carmi, and all information contained in this Proxy Statement with respect to ONB has been supplied by ONB.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO JEFFREY L. KNIGHT, SECRETARY AND GENERAL COUNSEL, OLD NATIONAL BANCORP, 420 MAIN STREET, P.O. BOX 718, EVANSVILLE, INDIANA 47705, (812) 464-1363. IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY ___________________, 1996.

     The following documents previously filed by ONB (SEC File No. 0-10888) with the SEC pursuant to the Exchange Act are incorporated herein by reference:

     1. ONB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2. ONB's Annual Report to Shareholders for the fiscal year ended December 31, 1995.

     3. The description of ONB's common stock contained in ONB's Current Report on Form 8-K, dated January 6, 1983, and the description of ONB's Preferred Stock Purchase Rights contained in ONB's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between ONB and Old National Bank in Evansville, as Trustee.

     All documents subsequently filed by ONB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Special Meeting is held shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ONB OR CARMI SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT.

                                    SUMMARY


     The following is a brief summary of certain information contained elsewhere herein and was prepared to assist the shareholders of Carmi in their review of the Proxy Statement. This summary does not purport to be complete and is qualified in all respects by reference to the full text of this Proxy Statement and the appendices hereto.

SPECIAL MEETING:

Date, Time and Place of      ____________________, 1996, at _______ p.m., local
Special Meeting              time, at the main office of Carmi, located at 116
                             West Main Street, Carmi, Illinois 62821.

Purpose of Special Meeting   To consider and vote upon the Agreement, under the
                             terms of which Carmi will affiliate with ONB through a merger of Carmi with and into Merger
                             Bank. A copy of the Agreement, which is
                             incorporated herein by reference, is attached to this Proxy Statement as Appendix A. See "NOTICE OF
                             SPECIAL MEETING OF SHAREHOLDERS" and the discussions under the captions "GENERAL
                             INFORMATION" and "PROPOSED AFFILIATION".

Required Shareholder Vote    The approval of the Agreement requires the
                             affirmative vote, in person or by proxy, of the holders of at least two-thirds of the issued and outstanding shares of Carmi Common Stock. Members of the Board of Directors of Carmi beneficially own in the aggregate, directly and indirectly, approximately 11.37% of the outstanding shares of Carmi Common Stock. See "GENERAL INFORMATION",
                             "PROPOSED AFFILIATION -- Conditions to
                             Consummation" and "DESCRIPTION OF CARMI --Security
                             Ownership of Management".

Shares Outstanding and       As of December 31, 1995, there were 100,000 shares
Entitled to Vote             of Carmi Common Stock outstanding. Shareholders of
                             Carmi of record at the close of business on __________________, 1996 are entitled to notice of, and to vote at, the Special Meeting. See "GENERAL
                             INFORMATION".

Proxies Proxies are revocable at any time before they are exercised by a later dated proxy delivered to Carmi or by written notice delivered to the Cashier of Carmi. See "GENERAL INFORMATION".

THE PARTIES TO THE
 TRANSACTION:

Old National Bancorp         As the largest independent bank holding company
420 Main Street              headquartered in the State of Indiana, ONB owns
Evansville, Indiana 47708    and operates 25 affiliate banks with 118 offices
(812) 464-1434               located in the three state area of Indiana,
                             Illinois and Kentucky. As of December 31, 1995, ONB had total assets of approximately $4.82 billion and its ratio of total capital to risk-adjusted assets was 13.39%. This capital ratio is well in excess of applicable regulatory requirements. See
                             "DESCRIPTION OF ONB".

                             As of the date of this Proxy Statement, ONB is a party to a definitive agreement to acquire Workingmens Capital Holdings, Inc., Bloomington, Indiana, and its wholly-owned subsidiary, Workingmens Federal Savings Bank. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliation".

The National Bank of Carmi   Carmi is a national bank located in Carmi,
116 West Main Street         Illinois. As of December 31, 1995, Carmi had
Carmi, Illinois  62821-0160  total assets of approximately $66.1 million and
(618) 382-4136               its ratio of total capital to risk-adjusted assets
                             was 18.25%.  See "DESCRIPTION OF CARMI".

THE AFFILIATION:

Description of the           The Affiliation involves the merger of Carmi with
Affiliation                  and into Merger Bank.  Merger Bank will be the
                             surviving banking institution in the Merger under the name "The National Bank of Carmi" and, upon consummation of the Merger, the separate corporate existence of Carmi will cease.

Exchange of Carmi            At the effective time of the Affiliation, each
Common Stock                 outstanding share of Carmi Common Stock will be
                             converted into the right to receive 3.885 shares of ONB Common Stock, subject to adjustment, if any, in accordance with the terms of the Agreement. No fractional shares of ONB Common Stock will be issued and ONB will pay cash for any fractional share interests resulting from the exchange ratio in accordance with the terms of the Agreement. The price at which ONB Common Stock traded on _______________, 1996, as reported by the Nasdaq
                             National Market System, was $__________ per share.
                             See "PROPOSED AFFILIATION -- Exchange of Carmi
                             Common Stock" and Appendix A to this Proxy
                             Statement.

Reasons for the              In considering the affiliation with ONB, the Board
Affiliation                  of Directors of Carmi collected and evaluated a
                             variety of economic, financial and market information regarding ONB and its affiliates, their respective businesses and ONB's reputation and future prospects. In the opinion of the Board of Directors of Carmi, favorable factors included
                             ONB's strong earnings and stock performance, its management, the compatibility of its markets to those of Carmi and the attractiveness of ONB's offer from a financial perspective. Consideration was further given to the potential benefits of ownership of ONB Common Stock, which is traded in the over-the-counter market and reported on the Nasdaq National Market System, as compared to Carmi
                             Common Stock, which has no established public trading market. In addition, the Board considered the opinion of Prairie Capital Services, Inc.
                             ("Prairie Capital"), the financial advisor to Carmi, indicating that the consideration to be received by Carmi's shareholders under the Agreement is fair from a financial perspective. See
                             "PROPOSED AFFILIATION -- Background of and Reasons for the Affiliation".

Recommendation of the        In the opinion of the Board of Directors of Carmi,
Board of Directors of Carmi  the Affiliation is in the best interests of the shareholders of Carmi. Accordingly, the Board of Directors of Carmi unanimously recommends that its shareholders approve the Agreement and the Affiliation provided for therein. See "PROPOSED
                             AFFILIATION -- Recommendation of the Board of
                             Directors".

Conditions to the            Consummation of the Affiliation is subject to
Affiliation                  certain conditions which include, among others,
                             (1) approval of the Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carmi Common Stock, (2)
                             receipt of certain regulatory approvals, and (3) receipt of an opinion of counsel of ONB with respect to certain federal income tax matters. See
                             "PROPOSED AFFILIATION -- Conditions to
                             Consummation".

Termination of the           The Agreement may be terminated before the
Affiliation                  Affiliation becomes effective upon the occurrence
                             of certain events which include, among others, (1) a misrepresentation or breach of any warranty set forth in the Agreement by ONB or Carmi, (2) a breach of or failure to comply with any covenant set forth in the Agreement by ONB or Carmi, (3) the commencement or threat of certain claims, proceedings or litigation, (4) a material adverse change in ONB or Carmi since December 31, 1995 other than changes in banking laws or regulations, general level of interest, or economic, financial or market conditions in Carmi's and ONB's affiliates' market area, and (5) the Affiliation not having been consummated by November 30, 1996.
                             See "PROPOSED AFFILIATION -- Termination".

Effective Time of the        ONB and Carmi anticipate that the Affiliation will
Affiliation                  be completed during the second or third quarter of
                             1996. See "PROPOSED AFFILIATION -- Effective Time".

Management, Personnel        Merger Bank will be the surviving banking
and Operations After the     institution in the Affiliation and, upon
Affiliation                  consummation, Carmi's separate corporate existence
                             will cease and the name of Merger Bank will be changed to "The National Bank of Carmi". The Board of Directors and officers of Carmi serving at the effective time of the Affiliation will continue to serve in their respective capacities for Merger
                             Bank following the effective time of the Affiliation until otherwise determined by ONB.
                             Following the Affiliation, employees of Carmi will continue as employees of Merger Bank and will receive benefits in accordance with the current policies and employee benefit plans of ONB. See
                             "PROPOSED AFFILIATION -- Description of the
                             Affiliation", "-- Management, Personnel and
                             Operations After the Affiliation" and "DESCRIPTION
                             OF CARMI -- Management".

Interest of Certain          ONB has agreed to assume the existing written
Persons in the Affiliation   employment agreement between Carmi and Mr. James
                             L. Whetstone, its President and Chief Executive
                             Officer. ONB will cause Merger Bank and First
                             National Insurance Agency, Inc. ("Insurance
                             Agency") to honor the indemnification obligations of Carmi and Insurance Agency and to maintain for one (1) year following consummation of the Affiliation insurance coverage for directors and officers liability. See "PROPOSED AFFILIATION --
                             Interests of Certain Persons in the Affiliation".

Federal Income Tax           ONB and Carmi will receive an opinion of counsel
Consequences to              to the effect that the Affiliation should
Shareholders of Carmi        constitute a tax-free reorganization. In general,
                             shareholders of Carmi who receive solely ONB Common
                             Stock in exchange for their shares of Carmi Common
                             Stock will not recognize gain or loss as a result of the exchange. Shareholders receiving cash in exchange for their shares of Carmi Common Stock will recognize capital gain or loss on such exchange. Shareholders are urged to consult with their tax advisors with respect to the tax consequences of the Affiliation to them. See
                             "FEDERAL INCOME TAX CONSEQUENCES".

Dissenters' Rights           Shareholders of Carmi have dissenters' rights
                             established by the National Bank Act, as amended, which entitle them to receive cash for their shares of Carmi Common Stock. In general, to exercise these rights a shareholder must: (i) either vote against the Agreement at the Special Meeting or give written notice to the officer presiding at the Special Meeting prior to or at the Special Meeting that the shareholder dissents from approval of the Agreement; (ii) submit a written request for payment of the value of his or her shares of Carmi
                             Common Stock to Merger Bank at any time before thirty (30) days after the consummation of the Merger; and (iii) surrender to Merger Bank the certificates representing his or her shares of Carmi Common Stock at the time of making the foregoing request. In the event that holders of greater than 10% of the outstanding shares of Carmi
                             Common Stock become entitled, by exercise of dissenters' rights or otherwise, to receive cash instead of ONB Common Stock, the Affiliation will not qualify as a pooling-of-interests transaction for accounting purposes and ONB would have the right to terminate the Agreement. Shareholders of Carmi wishing to exercise such rights must follow certain statutory procedures. See "PROPOSED
                             AFFILIATION -- Rights of Dissenting Shareholders of
                             Carmi" and Appendices B and C to this Proxy
                             Statement.

Resale of ONB                Certain resale restrictions apply to the sale or
Common Stock                 transfer of shares of ONB Common Stock issued to
                             directors, executive officers and 10% shareholders of Carmi in exchange for their shares of Carmi
                             Common Stock. See "PROPOSED AFFILIATION -- Resale of ONB Common Stock by Affiliates of Carmi".

Comparative Shareholder      The rights of shareholders of ONB and Carmi differ
Rights                       in some respects.  Upon consummation of the
                             Affiliation, shareholders of Carmi who receive ONB
                             Common Stock will take such stock subject to its terms and conditions. The Articles of Incorporation of ONB contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of ONB by another corporation.
                             Additionally, the shares of ONB Common Stock entitle the shareholders thereof to purchase from ONB under certain conditions ONB Series A preferred stock. See "COMPARISON OF COMMON STOCK".

Trading Market for Common    There is presently no established public trading
Stock                        market for shares of Carmi Common Stock. Shares of
                             ONB Common Stock are traded in the over-the-counter market and stock prices are reported on the Nasdaq
                             National Market System. The closing price of ONB
                             Common Stock, as reported by the Nasdaq National
                             Market System, was $32.38 per share on December 11,
                             1995 (as adjusted for the 5% stock dividend issued by ONB on February 20, 1996), the business day before the Affiliation was publicly announced, and was $_______ per share on _______________, 1996.
                             Assuming the Affiliation had been consummated on ______________, 1996, Carmi shareholders entitled to receive ONB Common Stock would have received, in exchange for all of the shares of Carmi Common
                             Stock, shares of ONB Common Stock having a total cash value of $_________________, which represents
                             $_________ per share of Carmi Common Stock
                             (including cash received in lieu of any fractional share interest). See "COMPARATIVE PER SHARE DATA".

                   SUMMARY OF SELECTED FINANCIAL DATA -- ONB
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The following summary sets forth selected consolidated financial information relating to ONB. This information should be read in conjunction with the financial statements and notes incorporated herein by reference.

                                                            Twelve Months ended December 31,
                                            --------------------------------------------------------------
                                                  1995         1994         1993         1992         1991
                                                  ----         ----         ----         ----         ----
Results of Operations
  (Taxable equivalent basis)
    Interest income                         $  368,478   $  324,857   $  319,285   $  332,868   $  369,429
    Interest expense                           174,078      135,676      134,484      156,056      205,192
    Net interest income                        194,400      189,181      184,801      176,812      164,237
    Provision for loan losses                    6,657        7,682       10,189       11,859       11,885
    Net interest income after
       provision for loan losses               187,743      181,499      174,612      164,953      152,352
    Noninterest income                          39,170       34,809       33,598       29,153       26,496
    Noninterest expense                        142,777      142,842      131,223      119,611      114,102
    Income before income taxes                  84,136       73,466       76,987       74,495       64,746
    Income taxes                                32,442       26,994       28,955       28,519       24,302
    Net income                              $   51,694   $   46,472   $   48,032   $   45,976   $   40,444

Year-End Balances
    Total assets                            $4,822,628   $4,642,723   $4,487,232   $4,195,633   $4,156,401
    Total loans--net of
       unearned income                       3,037,733    2,890,313    2,616,046    2,431,357    2,407,090
    Total deposits                           3,973,675    3,669,186    3,694,577    3,533,882    3,444,129
    Shareholders' equity                       428,077      408,612      403,955      375,880      352,743

Per Share Data (1)
    Net income--primary                           2.04         1.78         1.84         1.75         1.53
    Net income--fully diluted (2)                 1.99         1.74         1.79         1.70         1.50
    Cash dividends paid                           0.88         0.84         0.72         0.69         0.66
    Book value at year-end                       17.15        15.86        15.37        14.17        13.31

Selected Performance Ratios
(based on averages)
    Return on assets                              1.10%        1.03%        1.10%        1.11%        1.00%
    Return on equity                             12.51        11.23        12.42        12.75        12.00
    Equity to assets                              8.81         9.18         8.82         8.67         8.31
    Primary capital to assets                     9.70        10.12         9.70         9.53         9.11
    Net charge-offs to average loans              0.28         0.30         0.26         0.33         0.41
    Allowance for loan losses
       to average loans                           1.34         1.52         1.67         1.55         1.39

(1)  Restated for all stock dividends and stock splits.
(2)  Assumes the conversion of ONB's subordinated debentures.

        SUMMARY OF SELECTED FINANCIAL DATA - THE NATIONAL BANK OF CARMI
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

The following summary sets forth selected financial information relating to The National Bank of Carmi. This information should be read in conjunction with the financial statements and notes included elsewhere herein.

                                       TWELVE MONTHS ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1995      1994      1993      1992      1991
                               --------  --------  --------  --------  --------
Results of Operations
- ---------------------
 (Taxable equivalent basis)
 Interest income               $ 4,727   $ 4,440   $ 3,892   $ 4,174   $ 5,142
 Interest expense                2,215     1,885     1,686     2,161     3,135
                               -------   -------   -------   -------   -------

 Net interest income           $ 2,512   $ 2,555   $ 2,206   $ 2,013   $ 2,007

 Provision for loan losses         400         -        86      (140)      130
                               -------   -------   -------   -------   -------

 Net interest income after
   provision                   $ 2,112   $ 2,555   $ 2,120   $ 2,153   $ 1,877
 Noninterest income                265       214       182       196       195
 Noninterest expenses            1,763     1,792     1,375     1,337     1,430
                               -------   -------   -------   -------   -------

 Income before income taxes    $   614   $   977   $   927   $ 1,012   $   642
 Income taxes                      150       265       106       264       165
                               -------   -------   -------   -------   -------

 Net income                    $   464   $   712   $   821   $   748   $   477
                               =======   =======   =======   =======   =======

Year-End Balances
- -----------------
 Total assets                  $66,058   $66,727   $71,364   $64,381   $62,565
 Total loans--net of
   unearned income              34,027    31,989    29,939    20,468    23,059
 Total deposits                 55,912    56,326    61,148    58,506    57,173
 Stockholders equity             8,032     8,092     8,308     5,618     5,000

Per Share Data
- --------------
 Net income--primary           $  4.64   $  7.12   $  8.21   $  7.48   $  4.77
 Net income--fully diluted        4.64      7.12      8.21      7.48      4.77
 Cash dividends paid              7.46      7.25      6.50      8.00      7.00
 Book value at year-end          80.32     80.92     83.08     56.18     50.00
 Dividend payout ratio          160.78%   101.83%    79.17%   106.95%   146.75%

Selected Performance Ratios
- ---------------------------
 (based on averages)
 Return on assets                  .70%     1.04%     1.26%      .83%      .53%
 Return on equity                 5.76%     8.68%    10.17%     9.77%     6.97%
 Equity to assets                11.95%    11.86%    12.77%    10.73%     9.89%
 Primary capital to asset
 Net charge-offs to
   average loans                  -.07%      .17%     1.25%     -.10%      .91%
 Allowance for loan losses
   to end of period loans         2.28%     1.10%     1.35%      .98%     1.24%


   PROSPECTUS                                               PROXY STATEMENT
      OF                                                          OF
OLD NATIONAL BANCORP                                  THE NATIONAL BANK OF CARMI

                          --------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                           THE NATIONAL BANK OF CARMI

                     TO BE HELD ON __________________, 1996

                          --------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of Carmi in connection with the solicitation by the Board of Directors of proxies for use at the Special Meeting of Shareholders to be held on __________________________, 1996, at the main office of Carmi, located at 116 West Main Street, Carmi, Illinois 62821. This Proxy Statement is first being mailed to shareholders of Carmi on __________________________, 1996.

     The purposes of the Special Meeting of Shareholders are to (1) consider and vote upon the Agreement, under the terms of which Carmi will affiliate with ONB through a merger of Carmi into an interim national bank subsidiary of ONB, and each outstanding share of the Carmi Common Stock will be converted into the right to receive 3.885 shares of ONB Common Stock, subject to adjustment, if any, in accordance with the terms of the Agreement, and (2) transact such other business which may properly be presented at the Special Meeting or any adjournment thereof. See "PROPOSED AFFILIATION - Exchange of Carmi Common Stock".

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Carmi Common Stock is required for approval of the Agreement. Only holders of Carmi Common Stock of record at the close of business on __________________, 1996 ("Record Date") are entitled to notice of, and to vote at, the Special Meeting. There were 100,000 shares of Carmi Common Stock outstanding on the Record Date, which were held of record by approximately 101 shareholders. For each matter to be voted on at the Special Meeting, each share of Carmi Common Stock is entitled to one vote.

     The cost of soliciting proxies will be borne by Carmi. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of Carmi, who will not be specially compensated for such soliciting.

     The shares represented by proxies properly signed and returned will be voted at the Special Meeting as instructed by the shareholders of Carmi giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement and in accordance with the recommendation of the Board of Directors of Carmi with respect to any other matter which may properly be presented at the Special Meeting. See "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders of Carmi". Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Special Meeting. Revocation may be made by a later dated proxy delivered to Carmi, by written notice received by the Cashier of Carmi prior to the Special Meeting, or by written notice delivered to the Cashier of Carmi at the Special Meeting. To be effective, any revocation must be received before the proxy is exercised. Requests for proxy recordation should be mailed to William Kent Fulkerson, Cashier, The National Bank of Carmi, 116 West Main Street, Carmi, Illinois 62821.

                             PROPOSED AFFILIATION

     At the Special Meeting, the shareholders of Carmi will consider and vote upon the Agreement, certain features of which are summarized below. The following summary of certain aspects of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

DESCRIPTION OF THE AFFILIATION

     Under the terms of the Agreement, Carmi will affiliate with ONB through a statutory merger of Carmi into Merger Bank under the laws of the United States of America. Merger Bank will be the surviving banking institution in the Merger and, at the effective time of the Merger, the separate corporate existence of Carmi will cease. Merger Bank will continue as a wholly-owned subsidiary of ONB and its name following consummation of the Merger will be "The National Bank of Carmi".

     As of December 31, 1995, Carmi had consolidated assets of $66.1 million, consolidated deposits of $56.2 million, consolidated shareholders' equity of $8.0 million and consolidated net income for the year then ended of $463,800. Based upon the pro forma financial information included elsewhere in this Proxy Statement and assuming that the Affiliation had been consummated on December 31, 1995, Carmi represented as of such date 1.37% of the consolidated assets of ONB, 1.41% of its consolidated deposits, 1.88% of its consolidated shareholders' equity and, for the year then ended, 0.90% of its consolidated net income. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

BACKGROUND OF AND REASONS FOR THE AFFILIATION

     Until recently, Indiana and Illinois banking laws prohibited banks located in Indiana and Illinois from expanding outside of their home counties. The changes since the prohibition was lifted have been swift, first permitting in-state acquisitions by bank holding companies, then permitting regional interstate acquisitions, and currently permitting virtual nationwide expansion opportunities. These developments stimulated aggressive acquisition activity among financial institutions located in Indiana and neighboring states, resulting in the entry of large bank holding companies into virtually every attractive market in the midwestern United States. Moreover, developments and deregulation in the financial services industry generally have led to further increases in competition for bank services. Compounded by the significant increase in bank regulatory burdens over the past decade, these competitive factors have created an environment in which it is increasingly difficult for community banks such as Carmi to achieve the economies of scale necessary to compete effectively.

     In response to these competitive and regulatory factors and after evaluation of financial, economic, legal and market considerations, the Board of Directors of Carmi approved the Affiliation as being in the best interests of Carmi and its shareholders. Discussions concerning whether to remain independent or whether to pursue an affiliation with another financial institution were a frequent topic among the directors of Carmi. Discussions regarding a possible affiliation between ONB and Carmi began in June, 1995, and continued intermittently through the following months. The Board of Directors of Carmi met on a number of different occasions to consider a merger proposal from ONB. On November 20, 1995, the parties executed a non-binding written letter of intent. After a business investigation by ONB and Carmi of each other, the parties executed a definitive merger agreement on March 15, 1996. In determining to pursue the Affiliation, the Board of Directors of Carmi specifically considered financial, managerial and other information regarding ONB and its affiliates. In particular, the Board of Directors of Carmi evaluated ONB's and Carmi's respective businesses, financial condition, reputation and future prospects. The earnings history and stock performance of ONB were carefully reviewed and discussed with Prairie Capital with a view toward the investment potential for shareholders of Carmi.

     Among other items considered in this evaluation were the prospects of Carmi and ONB, as separate institutions and as combined; the compatibility of ONB's affiliate bank's markets to that of Carmi's market; the anticipated tax-free nature of the Affiliation to the shareholders of Carmi receiving solely ONB Common Stock in exchange for their shares of Carmi Common Stock; the possibility of increased liquidity through ownership of ONB Common Stock as compared to Carmi Common Stock because ONB Common Stock is traded in the over-the-counter market and share prices are reported on the Nasdaq National Market System; the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both; regulatory requirements; relevant price information involving recent comparable bank acquisitions which occurred in the midwest United States; and an analysis of alternatives to affiliating with ONB, including other potential acquirors. In addition, the Board considered the opinion of Prairie Capital indicating that the consideration to be received by Carmi's shareholders under the Agreement is fair from a financial perspective.

     The Board of Directors of Carmi also considered the impact of the Affiliation on Carmi's customers and employees and the communities served by Carmi. ONB's historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of Carmi's employees within ONB or one of its affiliates. The Board of Directors of Carmi examined ONB's continuing commitment to the communities served by institutions previously acquired by ONB. Further, from the standpoint of Carmi's customers, it was anticipated that more products and services would become available because of ONB's greater resources.

     Based upon the foregoing factors, the Board of Directors of Carmi concluded that it was advantageous to affiliate with ONB. The importance of the various factors relative to one another cannot be precisely determined or stated.

OPINION OF FINANCIAL ADVISOR TO CARMI

     Prairie Capital has delivered its written opinion to the Board of Directors of Carmi that as of April 9, 1996, the consideration provided for in the Agreement is fair, from a financial point of view, to the holders of Carmi Common Stock.

     Prairie Capital was engaged by Carmi's Board of Directors to advise it as to the fairness of the consideration, from a financial perspective, to be paid by ONB to Carmi shareholders under the Agreement. Prairie Capital is an investment banking firm based in Evanston, Illinois. As a part of its investment banking business, Prairie Capital is regularly engaged in reviewing the fairness of bank acquisitions from a financial perspective and in the valuation of banks and other business and their securities in connection with mergers, acquisitions, estate settlements and other transactions. Prairie Capital was selected by the Board of Directors of Carmi based upon Prairie Capital's familiarity with the market for stock of Illinois financial institutions and their knowledge of the banking industry generally.

     The full text of Prairie Capital's fairness opinion ("Opinion"), dated April 9, 1996, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix D to this Proxy Statement. Carmi shareholders are urged to read the Opinion in its entirety. Prairie Capital has not made or sought to obtain appraisals of Carmi's assets in rendering the Opinion. Neither Carmi nor ONB placed any limitations upon Prairie Capital with respect to the investigations made or procedures followed by Prairie Capital in rendering the Opinion. The Opinion is directed solely to the Board of Directors of Carmi and concerns only the consideration provided for in the Agreement and does not constitute a recommendation to any of Carmi's shareholders as to how such shareholder should vote at the Special Meeting. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirely by reference to the full text of the Opinion included in Appendix D hereto.

     Prairie Capital has provided the following disclosure to Carmi for inclusion in this Proxy Statement:

     Fairness Opinion   The Carmi Board entered into an agreement with Prairie
Capital on October 26, 1995 to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Carmi Common Stock.

     There were no limitations placed on the scope of Prairie Capital's activities in obtaining and reviewing data, holding discussions with Carmi and ONB managements and performing such analyses as it deemed necessary in order to render a fairness opinion to the Carmi Board. Prior to the proposed Merger, Prairie Capital has had no financial advisory or other business relationship with Carmi or ONB in the last two years. Prairie Capital did provide some analyses that were used by Carmi in negotiating the Merger consideration.

     On January 25, 1996, Prairie Capital provided a written presentation to the Carmi Board of Directors to the effect that the consideration to be received from ONB in the Merger is fair, from a financial point of view, to the Carmi shareholders. Prairie Capital delivered a written opinion to the Board on April 9, 1996.

     In arriving at its opinion dated April 9, 1996, Prairie Capital had discussions with certain officers of Carmi and ONB and reviewed and analyzed, among other data: (i) the annual reports to shareholders of Carmi for the years ended December 31, 1990 through 1994 with financial statements unaudited in 1990 through 1992 and audited in 1993 and 1994 and unaudited interim financial statements as of and for the eleven months ended November 30, 1995; (ii) the annual reports and 10-K SEC filings for ONB for the years ended December 31, 1990 through 1994, the quarterly reports and 10-Q filings for the first three quarters of 1995, five proxy statement/prospectuses on transactions completed by ONB in 1995 and a news release dated January 29, 1996 with the unaudited financial statements for the year ended December 31, 1995; (iii) a copy of the Agreement of Affiliation and Merger; (iv) draft copies of the Proxy Statement/Prospectus; (v) publicly-available information on the common stock prices and financial performance of selected Midwestern bank holding companies and ONB; (vi) the announced terms of selected small and medium-sized Midwestern bank merger and acquisition transactions from September, 1994 through December, 1995; (vii) other information Prairie Capital deemed relevant; and (viii) other internal financial and operating information which was provided to Prairie Capital by Carmi and ONB.

     Prairie Capital also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Prairie Capital's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and information made available to Prairie Capital through the date thereof.

     Prairie Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Prairie Capital did not make any independent valuation or appraisal of the assets or liabilities of Carmi and ONB, nor was Prairie Capital furnished with any such appraisals. Prairie Capital assumed, without independent verification, that the aggregate allowances and reserves for loan and lease losses of Carmi and ONB were adequate to cover such losses.

     Prairie Capital performed a variety of financial analyses which are summarized below. The summary of such analyses set forth herein does not purport to be a complete description of such analyses. Prairie Capital believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes behind Prairie Capital's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Prairie Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Carmi and ONB. Any estimates and projections contained in Prairie Capital's analyses are not necessarily indicative of future results, which may be significantly more or less favorable than such estimates and projections. Estimates and projections of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in Prairie Capital's analyses was identical to Carmi, ONB or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Prairie Capital was assigned a greater significance by Prairie Capital than any other.

     The analyses performed by Prairie Capital related to rendering its opinions to the Board of Directors of Carmi are summarized below:

     (i) Summary of Merger Terms. Under the Agreement, each share of Carmi Common Stock will be converted into 3.885 shares of ONB common stock. Should the average of the closing prices of ONB Common Stock, as quoted on the Nasdaq National Market System, be more that 10% above or below $32.50 per share ($35.75 above and $29.25 below), then the Exchange Ratio would be adjusted so as to permit no more than a 10% deviation in the $32.50 value. Carmi shareholders will receive as cash dividends the equivalent of the net income of Carmi from January 1, 1996 to closing.

     (ii) Review of Carmi and ONB. Carmi's total assets have increased from $59.7 million at 1990 yearend to $66.7 million at 1994 yearend and $66.6 million as of November 30, 1995. The increase in assets was more than accounted for by the acquisition of The First National Bank of Crossville ($13.5 million in assets) on December 17, 1993. Net income excluding securities gains or losses increased from $535,000 in 1989 to $569,000 in 1990, $828,000 in 1992 and $830,000
            in 1993 before declining to $750,000 in 1994 and $718,000 for the twelve months ended November 30, 1995. The recent decline in earnings reflects a lower net interest margin, no offsetting increase in earning assets and higher noninterest expenses including goodwill amortization from the Crossville acquisition. The return on average assets increased from 1.06% in 1990 to 1.51% in 1992 and declined to 1.07% in 1994 and 1.04% for the twelve months ended November 30, 1995. The return on average shareholders' equity ranged from 7.98% in 1990 to 11.03% in 1992 and 8.80% in 1994 and 8.54% for
            the twelve months ended November 30, 1995. Carmi has maintained a very high capital ratio equal to 12.47% of assets at November 30, 1995 and 10.70% tangible capital to assets. (The capital accounts were adjusted for the anticipated payment of dividends.) Reflecting its high capital ratio and lack of growth, Carmi has paid out a high proportion of earnings as dividends on the common stock.

            For the five years ended 1994, ONB achieved annual earnings growth of 9.1% and cash dividend growth of 7.6% compared to asset growth of 3.9%. Profitability has improved as the return on average assets has increased from 0.93% in 1990 to 1.14% in 1994. Return on average shareholders' equity has increased from 11.28% in 1990 to 12.65% in 1994 while the equity to assets ratio has gone from 8.39% to 9.02% over the same period. For the full year 1995, ONB reported fully diluted earnings per share of $2.04 compared to $1.78 the prior year for a 14.6% increase. The per share figures have been adjusted for a 5% stock dividend payable on February 20, 1996. ONB management is estimating earnings per share of $2.25 to $2.30 in 1996 and has a goal for 1998 of about $2.85 per share. The current annual dividend rate of $0.92 compares to $0.88 paid in 1995.

     (iii) ONB Common Stock. Prairie Capital compared the common stocks and financial performance of ten bank holding companies (collectively, "BHCs") with ONB's. The BHCs are based in Indiana, Illinois, Kentucky and Ohio and have total assets of between $1 billion and $5 billion.

            It was noted that ONB's common stock was selling at 16.4 times the latest twelve months earnings, 15.7 times the estimated 1995 earnings, 197.4% of stated book value and 204.5% of tangible book value. The comparison group had a median price/earnings ratio based on latest twelve months earnings of 13.8 times earnings, 13.3 times earnings based on estimated 1995 earnings, a median price/stated book value ratio of 173.4% and a price/tangible book value of 190.8%.

            As to financial performance, ONB had ratios based on the latest twelve months results virtually equal to the median of the comparison group with return on average assets of 1.16%, return on average stockholders' equity of 12.88%, an equity to assets ratio of 8.93% and a tangible equity to assets ratio of 8.64%. ONB's percentage of nonperforming assets to total assets at 0.34% was lower that the group median while ONB's loan loss reserves as a percentage of nonperforming assets at 268.63% was higher than the group median. ONB's market capitalization for its common stock is larger than that of any of the BHCs in the group.

     (iv) Analysis of Recent Comparable Bank Mergers and Acquisition Transactions. Prairie Capital reviewed bank merger and acquisition transactions in the Midwest and selected 24 transactions that have been announced since September, 1994. The selling banks/bank holding companies were based in Indiana, Illinois and Kentucky and in all but one transaction, the sellers had total assets under $200 million.

            The average and median price/earnings ratios for the 24 transactions were 15.5 times earnings and 14.5 times earnings. Based on a value of the proposed Merger of about $12.7 million, the price/earnings ratio for the proposed Merger would be 18.1 times earnings for the twelve months ended November 30, 1995.

            The price/book value ratios for the proposed Merger are 154.2% of stated book value and 181.3% of tangible book value. These ratios are below the average and median ratios of 180.4% and 168.4% for stated book value and close to or above the ratios for tangible book value of 183.3% and 170.8% for the 24 transactions. Carmi has stated equity capital equal to 12.47% of assets compared to an average of 9.37% and a median of 8.83% for the selling banks/bank holding companies in the 24 reviewed transactions. Prairie Capital excluded from Carmi's capital any capital in excess of 7% of tangible capital to assets (or 8.78% of stated capital to assets) in calculating the price to stated and tangible book value ratios. After this adjustment, Carmi's purchase price in relation to book value would be 179.2% of stated book value and 229.3% of tangible book value.

     (v) Present Value Analysis. Prairie Capital prepared two projections of Carmi's results for five years. In the first projection, Prairie Capital assumed that Carmi's net income would remain flat at $750,000 over the five year period and all of the earnings would be paid out to stockholders each year as cash dividends. The cash dividends were discounted back to present value at 10%, 12% and 14% discount rates. Also, it was assumed that Carmi would be valued at 15 times fifth year earnings in a sale transaction and that value was discounted back to present value at the same discount rates. The present values ranged from a low of $84.13 per Carmi share to a high of $98.29 and compared to $126.72 per Carmi share in value of ONB common stock in the proposed Merger.

            In the second projection, Prairie Capital made the following assumptions, among others, about Carmi: earning asset growth would be 2% annually; the net interest margin would rise from 4.00% currently to 4.10% the first and second years to 4.20% in the third and fourth years and 4.30% in the fifth year; other income as a percent of average assets would be 0.37%; noninterest expenses as a percent of average assets would be 2.50%, down from about 2.60% currently and the effective tax rate would be 25%. Again, Prairie Capital assumed that the projected earnings would be all paid out to stockholders as cash dividends on the common stock and that Carmi would be sold at the end of the fifth year at 15 times fifth year earnings. The projected dividends and fifth year sale value were discounted back to present value at 10%, 12% and 14% discount rates. The present values ranged from a low of $102.31 per Carmi share to a high of $119.71 compared to $126.72 per Carmi share in value of ONB common stock in the proposed Merger.

     (vi) Comparison of Projected Financial Results and Values for ONB and for Carmi on a stand alone basis. Prairie Capital prepared an analysis that compared the dividends and fifth year values that were projected for Carmi in the "Present Value Analysis" with projected dividends and fifth year value that Carmi stockholders might receive as ONB shareholders. The projections for ONB assumed earnings per share of $2.44 the first year (before the recent 5% stock dividend) and 8% earnings growth in the second through fifth years, projected cash dividends on the ONB common stock equal to 40% of earnings, and a range of fifth year values of ONB common stock equal to 12 times, 13 times, 14 times and 15 times fifth year earnings. The projected combination of cash dividends and fifth year values for Carmi on a stand alone basis were $150.00 and $184.11 per Carmi share. The projected combination of cash dividends and fifth year values that Carmi stockholders might realize from the ONB shares to be received from the proposed Merger ranged from a low of $168.60 per Carmi share to a high of $205.44. Prairie Capital noted that ONB common stock has much better marketability and liquidity than Carmi common stock.

     Prairie Capital, as part of its investment banking business, is engaged in the valuation of businesses, including banks and thrifts, and securities in connection with mergers and acquisitions, public and private financings, thrift stock conversions and valuations for estate, corporate and other purposes. Carmi selected Prairie Capital on the basis of the reputations of its principals and their experience in evaluating financial institutions such as Carmi and ONB and in evaluating transactions such as the Merger.

     For its services to Carmi in connection with the Merger, Prairie received an aggregate cash fee of $9,600 and was reimbursed for all of its out-of-pocket expenses relating to the Merger. In addition, Carmi has agreed to indemnify Prairie Capital against certain liabilities, including liabilities which may arise under the federal and state securities laws.

     THE FULL TEXT OF PRAIRIE CAPITAL'S WRITTEN OPINION DATED APRIL 9, 1996, WHICH SETS FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX D. HOLDERS OF SHARES OF CARMI COMMON STOCK ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF CARMI HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CARMI APPROVE THE AGREEMENT.

EXCHANGE OF CARMI COMMON STOCK

     Under the terms of the Agreement, shareholders of record of Carmi upon consummation of the Affiliation will be entitled to receive 3.885 shares of ONB Common Stock ("Exchange Ratio"), subject to adjustment, if any, for stock splits, stock dividends or any similar recapitalization of ONB and for changes in the price of ONB Common Stock as reported by the Nasdaq National Market System below $29.25 or above $35.75, all as described in the Agreement attached hereto as Appendix A. As of ______________, 1996, the closing price of ONB Common Stock was $_________ per share, as reported by the Nasdaq National Market System. If the Affiliation had been consummated on that date, the number of shares of ONB Common Stock exchanged in the Affiliation would have been ___________, with an aggregate value of approximately $__________________.

     No fractional shares of ONB Common Stock will be issued to shareholders of Carmi in connection with the Affiliation. Each shareholder of Carmi who otherwise would be entitled to a fractional interest in a share of ONB Common Stock as a result of the application of the Exchange Ratio will be paid a cash amount equal to such fractional interest multiplied by the average of the per share closing prices of ONB Common Stock as reported on the Nasdaq National Market System for the first five (5) business days on which shares of ONB Common Stock are traded within the ten (10) calendar days immediately preceding the effective time of the Affiliation.

     After the effective time of the Affiliation, stock certificates previously representing Carmi Common Stock will represent only the right to receive shares of ONB Common Stock and cash for any fractional shares. Following the effective time of the Affiliation and prior to the surrender by holders of Carmi of their stock certificates to ONB in exchange for ONB Common Stock, such holders will not be entitled to receive payment of dividends or other distributions declared on shares of ONB Common Stock. Upon the subsequent exchange of such certificates, however, any accumulated dividends or other distributions previously declared and withheld on the shares of ONB Common Stock will be paid, without interest. At the effective time of the Affiliation, the stock transfer books of Carmi will be closed and no transfers of shares of Carmi Common Stock will thereafter be made. If, after the effective time of the Affiliation, certificates representing shares of Carmi Common Stock are presented for registration or transfer, they will be canceled and exchanged for shares of ONB Common Stock or cash, as the case may be.

     Distribution of stock certificates representing shares of ONB Common Stock and any cash payment for fractional shares (without interest) will be made, after the effective time of the Affiliation, to each former shareholder of Carmi within twenty (20) business days following the shareholder's delivery to ONB of his or her certificate(s) representing shares of Carmi Common Stock. Instructions as to delivery of stock certificates of Carmi to ONB will be sent to each shareholder of Carmi within twenty (20) days following the effective time of the Affiliation.

DISSENTERS' RIGHTS

     In accordance with Title 12, Section 215a of the United States Code, a copy of which is attached hereto as Appendix B, shareholders of Carmi have the right to dissent from the Merger and to receive the value of their Carmi Common Stock. In order to perfect dissenters' rights, a shareholder must take the following steps: (i) either vote against the Agreement at the Special Meeting or give written notice to the officer presiding at the Special Meeting prior to or at the Special Meeting that the shareholder dissents from approval of the Agreement; (ii) submit a written request for payment of the value of his or her shares of Carmi Common Stock to Merger Bank at any time before thirty (30) days after the consummation of the Merger; and (iii) surrender to Merger Bank the certificates representing his or her shares of Carmi Common Stock at the time of making the foregoing request. ONB will mail notice of the date of consummation of the Affiliation to each person listed as a shareholder of Carmi on such date.

     The "value" of a dissenting shareholder's shares of Carmi Common Stock (determined as of the effective date of the Merger) will be determined in accordance with the following procedure, which is contained in Title 12, Section 215a of the United States Code. Three appraisers will be appointed, one to be elected by the vote of two-thirds of the shareholders of Carmi who have perfected their right to dissent as set forth above, one to be selected by the Board of Directors of Merger Bank, and the third to be selected by the other two appraisers. The valuation agreed upon by any two of the three appraisers shall govern. If the value of Carmi Common Stock established by the appraisers is not satisfactory to any dissenting shareholder, such dissenting shareholder may, within five (5) days after being notified of the appraised value of the shares, appeal to the United States of America Office of the Comptroller of the Currency ("OCC"), which shall cause a reappraisal to be made, and such reappraisal will be final and binding upon the dissenting shareholder so appealing. The value of the shares as determined by the OCC shall be promptly paid by Merger Bank to the dissenting shareholder. All expenses of the OCC in making an appraisal or a reappraisal will be paid by Merger Bank.

     If, within ninety (90) days of the date of consummation of the Merger, one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares of Carmi Common Stock, then the OCC will upon written request of any dissenting shareholder cause an appraisal to be performed, which will be binding upon all parties. The value of the shares of Carmi Common Stock determined by the appraisers or the OCC must be promptly paid by Merger Bank to the dissenting shareholders. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, must be paid by Merger Bank.

     The shares of ONB Common Stock which would have been delivered to such dissenting shareholders had they not dissented to the Merger will be sold at an advertised public auction. Merger Bank may purchase any of such shares at such public auction for the purpose of reselling such shares within thirty (30) days. If the shares are sold at public auction at a price greater than the amount paid by Merger Bank to the dissenting shareholders, the excess in such sale price will be paid to such dissenting shareholders.

     The OCC also has issued Banking Circular 259, dated March 5, 1992, relating to its valuation methods used for appraisals in connection with mergers such as the Merger. A copy of such Circular is attached hereto as Appendix C.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS ADDRESSES ALL MATERIAL FEATURES OF THE APPLICABLE DISSENTERS' RIGHTS STATUTES, UNDER THE LAWS OF THE UNITED STATES OF AMERICA BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED HERETO AS APPENDIX B. THE DISSENTERS' RIGHTS RELATING TO SHAREHOLDERS OF CARMI SHOULD BE READ IN CONJUNCTION WITH THE OCC'S CIRCULAR ATTACHED HERETO AS APPENDIX C.

     A SHAREHOLDER'S FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WILL RESULT IN A LOSS OF SUCH RIGHTS, AND SHAREHOLDERS WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSIDER SEEKING LEGAL COUNSEL.

RESALE OF ONB COMMON STOCK BY AFFILIATES OF CARMI

     No restrictions on the sale or transfer of the shares of ONB Common Stock issued pursuant to the Affiliation will be imposed solely as a result of the Affiliation, other than restrictions on the transfer of such shares issued to any shareholder of Carmi who may be deemed to be an "affiliate" of Carmi for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

     The Agreement provides that Carmi will provide ONB with a list identifying each affiliate of Carmi. The Agreement also requires that each affiliate of Carmi deliver to ONB, on or prior to the date of the Agreement, a written agreement to the effect that such affiliate (i) will not sell, pledge, transfer, dispose of or otherwise reduce the affiliate's market risk with respect to the shares of Carmi Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the effective time, and (ii) will not sell, pledge, transfer or otherwise dispose of or reduce the affiliate's market risk with respect to the shares of ONB Common Stock to be received by such person pursuant to the Agreement (A) until such time as financial results covering at least thirty (30) days of combined operations of Carmi and ONB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies and (B) unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing ONB Common Stock issued to affiliates of Carmi in the Affiliation may contain a legend indicating these resale restrictions.

     This is only a general statement of certain restrictions regarding the sale or transfer of the shares of ONB Common Stock to be issued in the Affiliation. Therefore, those shareholders of Carmi who may be deemed to be affiliates of Carmi should consult with their legal counsel regarding the resale restrictions that may apply to them.

CONDITIONS TO CONSUMMATION

     Consummation of the Affiliation is conditioned upon, among other items, (1) approval of the Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carmi Common Stock, (2) receipt by ONB and Carmi of all applicable regulatory approvals required for the Affiliation,
(3) receipt of an opinion of counsel with respect to certain federal income tax matters, (4) receipt by ONB of certain undertakings from affiliates of Carmi,
(5) receipt by ONB and Carmi of certain officers' certificates and other legal opinions, (6) the accuracy at the effective time of the Affiliation of representations and warranties contained in the Agreement, and (7) the fulfillment of certain covenants set forth in the Agreement. The conditions to consummation of the Affiliation, which are more fully enumerated in the Agreement, are requirements subject to unilateral waiver by the party entitled to the benefit of such conditions, as set forth in the Agreement. See "PROPOSED AFFILIATION -- Resale of ONB Common Stock by Carmi Affiliates", "-- Regulatory Approvals", "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

TERMINATION

     The Agreement may be terminated before consummation of the Affiliation by either ONB or Carmi (as specified in the Agreement) if, among other reasons:
(1) there has been a misrepresentation or a breach of any warranty set forth in the Agreement by Carmi or ONB which has had or could be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Carmi or ONB, (2) ONB or Carmi has breached or failed to comply with any covenant set forth in the Agreement, (3) consummation of the Affiliation has become inadvisable or impracticable due to the commencement or threat of any claim, litigation or proceeding against ONB or Carmi, or any subsidiary of ONB relating to the Agreement or which is likely to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB or Carmi, (4) there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of ONB or Carmi as of the effective time of the Affiliation as compared to that in existence as of December 31, 1995 other than changes resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in Carmi's market or the regions in which ONB and its affiliates operate, (5) ONB cannot utilize the pooling-of-interests method of accounting for the Affiliation and such failure to qualify is the result of actions taken or omitted to be taken by Carmi or its directors, officers or shareholders other than as permitted by the Agreement, or (6) consummation of the Affiliation has not occurred by November 30, 1996. Upon termination for any of these reasons, the Agreement will be of no further force or effect. See Appendix A to this Proxy Statement.

RESTRICTIONS AFFECTING CARMI

     The Agreement contains a number of restrictions regarding the conduct of business of Carmi pending consummation of the Affiliation. Among other items, Carmi may not, without the prior written consent of ONB: (1) change its capital stock accounts, (2) distribute or pay any dividends, except that Carmi may pay a quarterly cash dividend to its shareholders until consummation of the Affiliation in an aggregate amount not to exceed Carmi's undivided profits from December 31, 1995 through and including the effective time of the Affiliation; provided, however, that if Carmi's shareholders become entitled to receive a cash dividend from ONB for the calendar quarter during which the Affiliation is consummated, then the aggregate cash dividends permitted to be paid by Carmi to its shareholders will be reduced by the aggregate cash dividend for such quarter receivable by Carmi's shareholders from ONB, and if the amount of such dividend from ONB is not yet determinable, such amount will be calculated based upon the per share amount of the last cash dividend paid by ONB to its shareholders, (3) amend its Articles of Association or By-Laws, (4) carry on its business other than substantially in the manner as conducted as of the date of the Agreement and in the ordinary course of business, or (5) merge, combine or sell Carmi, except under certain limited circumstances. See Appendix A to this Proxy Statement.

REGULATORY APPROVALS

     The Affiliation requires the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), the OCC under the National Bank Act, as amended, and the Illinois Commissioner of Banks and Trust Companies ("ICBT") under the Illinois Bank Holding Company Act of 1957. ONB has filed applications with the Federal Reserve, the OCC and the ICBT for their prior approval of the Affiliation.

     Approval of the Affiliation by the Federal Reserve, the OCC and the ICBT is not to be interpreted as the opinion of these regulatory authorities that the Affiliation is favorable to the shareholders of Carmi from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the Affiliation. An approval by the Federal Reserve, the

OCC or the ICBT in no way constitutes an endorsement or a recommendation of the Affiliation by such regulatory authorities.

ACCOUNTING TREATMENT FOR THE AFFILIATION

     It is anticipated that the Affiliation will be accounted for as a "pooling-of-interests" transaction. Under this method of accounting, shareholders of ONB and Carmi will be deemed to have combined their existing voting common stock interests. See "SUMMARY OF SELECTED FINANCIAL DATA" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

     In order for the Affiliation to qualify for pooling-of-interests accounting treatment, among other items, 90% or more of the outstanding shares of Carmi Common Stock must be exchanged for ONB Common Stock. In the event the holders representing more than 10% of the outstanding shares of Carmi Common Stock become entitled by the exercise of dissenters' rights or otherwise to receive cash instead of ONB Common Stock, the Affiliation would not qualify for pooling-of-interests method of accounting and ONB would have the right to terminate the Agreement. See "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders" and "PROPOSED AFFILIATION -- Termination".

EFFECTIVE TIME

     The Affiliation will become effective at the close of business on the day specified in the Articles of Merger of Carmi with and into Merger Bank as filed with the OCC. The effective time of the Affiliation will occur on the last business day of the month following (1) the fulfillment of all conditions precedent to the Affiliation set forth in the Agreement and (2) the expiration of all waiting periods in connection with the bank regulatory applications filed for approval of the Affiliation, unless otherwise mutually agreed to by ONB and Carmi.

     ONB and Carmi currently anticipate that Affiliation will be consummated during the second or third quarter of 1996.

MANAGEMENT, PERSONNEL AND OPERATIONS AFTER THE AFFILIATION

     Merger Bank will be the surviving banking institution in the Merger and, upon consummation of the Merger, the separate corporate existence of Carmi will cease.

     Upon consummation of the Affiliation, Merger Bank will continue as a wholly-owned subsidiary of ONB, and the name of Merger Bank will be changed to "The National Bank of Carmi". The Board of Directors of Carmi serving at the effective time of the Affiliation will serve as the Board of Directors of Merger Bank after the effective time of the Affiliation. Following the effective time of the Affiliation, ONB, as the sole shareholder of Merger Bank, will have the ability to elect the Board of Directors of Merger Bank. The officers of Merger Bank following consummation of the Affiliation will be the officers of Carmi serving at the effective time of the Affiliation until the Board of Directors of Merger Bank determines otherwise.

     Those persons who are full-time officers or employees of Carmi as of the effective time of the Affiliation, provided that these persons continue as full-time officers or employees of Merger Bank or any other subsidiary of ONB after the effective time of the Affiliation, will receive substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. In addition, years of service of an employee of Carmi prior to the effective time of the Affiliation will be credited to each such employee for purposes of eligibility under ONB's employee welfare benefit plans and for purposes of eligibility and vesting, but not for accrual or contributions, under the ONB Employees' Retirement Plan ("ONB Pension Plan") and the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan").

     Those officers and employees of Carmi who otherwise meet the eligibility requirements of the ONB Pension Plan and the ONB Profit Sharing Plan, based upon their age and years of service to Carmi, shall become participants thereunder on the January 1st which coincides with or next follows the effective time of the Affiliation. Those officers and employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such date shall become participants thereunder on the on the first "plan entry date" (as defined in the ONB Pension Plan or ONB Profit Sharing Plan, as the case may be) which coincides with or next follows the date on which such eligibility requirements are satisfied.

     No full-time officer or employee of Carmi serving as of the effective time of the Affiliation will be subject to any pre-existing condition exclusions under any of ONB's welfare benefit plans if such officer, employee or individual was covered by the corresponding Carmi welfare benefit plan for more than two hundred seventy (270) days immediately preceding the effective time of the Affiliation.

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

     Carmi and James L. Whetstone, its President and Chief Executive Officer, have entered into an employment agreement effective November 17, 1995 for a term of three (3) years from such date, which term is automatically extended for one
(1) additional year unless terminated by either party as of the last day of the then current three (3) year term. Pursuant to the terms of the Agreement, ONB has agreed to assume Mr. Whetstone's employment agreement.

     Under the Agreement, ONB has agreed to cause the Merger Bank and Insurance Agency to assume and honor any obligations as provided for and permitted by applicable federal and state law which Carmi and Insurance Agency had immediately prior to the effective time of the Affiliation with respect to the indemnification of each person who is a director or officer of Carmi or Insurance Agency or was serving at the request of Carmi or Insurance Agency as a director or officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Carmi's Articles of Association or By-Laws or Insurance Agency's Certificate of Incorporation or By-Laws in effect at the effective time of the Affiliation against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the effective time of the Affiliation in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Carmi or Insurance Agency. Indemnification of officers and directors of the Merger Bank and Insurance Agency following the effective time of the Affiliation will be provided to the same extent it is provided from time to time to other persons working in similar capacities for ONB or its subsidiaries following the effective time of the Affiliation.

     For a period of one (1) year after the effective time of the Affiliation, ONB shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Carmi (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the effective time of the Affiliation. Following the effective time of the Affiliation, ONB will provide any Carmi employees who become officers of ONB or any of its subsidiaries with the same directors' and officers' liability insurance coverage that ONB provides to other similarly situated directors and officers of ONB and its bank subsidiaries.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax aspects of the Affiliation. This discussion does not purport to cover all federal income tax consequences relating to the Affiliation and does not contain any information with respect to state, local or other tax laws.

TAX OPINION

     ONB and Carmi have requested the law firm of Krieg DeVault Alexander & Capehart to render an opinion that the Affiliation constitutes a tax-free reorganization and, with respect to certain federal income tax consequences of the Affiliation, substantially to the effect that the merger to be effected pursuant to the Affiliation constitutes a tax-free reorganization under the Internal Revenue Code of 1986, as amended ("Code") to each party thereto and to the shareholders of Carmi, except with respect to cash received by Carmi's shareholders (i) for fractional share interests of ONB Common Stock or (ii) pursuant to the exercise of dissenters' rights.

     The opinion rendered by Krieg DeVault Alexander & Capehart will be based upon the assumption of certain facts to be stated in the opinion, including, among others, that there is no plan or intention by the shareholders of Carmi to sell or dispose of their shares of ONB Common Stock received in the Merger or sell or dispose of their shares of Carmi Common Stock prior to the effective time of the Affiliation that would reduce their ownership of ONB Common Stock to an aggregate value, as of the effective time of the Affiliation, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Carmi Common Stock as of the same date. Under the Agreement, the obligations of each of ONB and Carmi to consummate the Affiliation is conditioned upon the receipt of an opinion of counsel substantially to the effect as set forth above.

TAX CONSEQUENCES TO ONB AND CARMI

     The merger of Carmi with and into Merger Bank constitutes a statutory merger under applicable law. Consequently, based upon the assumption of certain facts to be stated in the opinion, the merger of Carmi with and into Merger Bank should constitute a tax-free reorganization. As a result, ONB, Merger Bank and Carmi will recognize neither gain nor loss as a result of the Affiliation for federal income tax purposes.

TAX CONSEQUENCES TO CARMI SHAREHOLDERS

     A.   Carmi Shareholders Receiving Solely ONB Common Stock
          ----------------------------------------------------

     A Carmi shareholder who receives solely ONB Common Stock in exchange for all of the shares of Carmi Common Stock actually owned by the shareholder will not recognize any gain or loss upon such exchange for federal income tax purposes. See paragraph C. below for a discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of ONB Common Stock.

     B.   Dissenting Carmi Shareholders Receiving Solely Cash
          ---------------------------------------------------

     The transaction will result in income being recognized for federal income tax purposes for Carmi shareholders who dissent to the Affiliation and receive solely cash in exchange for their shares of Carmi Common Stock. A shareholder who receives solely cash for the shareholder's shares of Carmi Common Stock pursuant to the Affiliation through the exercise of dissenters' rights and, as a result of the surrender of all of the shareholder's shares of Carmi Common Stock, owns no Carmi Common Stock either directly or through the constructive ownership rules of Section 318 of the Code, would recognize capital gain or loss (assuming that the Carmi Common Stock is held by such shareholder as a capital asset) equal to the difference between the amount of the cash received and the shareholder's tax basis of its shares of Carmi Common Stock.

     C.   Cash Received in Lieu of Fractional Shares
          ------------------------------------------

     A Carmi shareholder who receives cash in lieu of a fractional share interest of ONB Common Stock will be treated as having received such fraction of a share of ONB Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of Section 302 of the Code.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE HAS NOT BEEN VERIFIED WITH THE INTERNAL REVENUE SERVICE, IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER OF CARMI. THE ABOVE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES ACQUIRED PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE RECEIVED AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES OF THE AFFILIATION TO THEM, INCLUDING THE EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND ANY OTHER TAX CONSEQUENCES.

                           COMPARATIVE PER SHARE DATA

NATURE OF TRADING MARKET

     Shares of ONB Common Stock are traded in the over-the-counter market and share prices are reported by the Nasdaq National Market System under the symbol OLDB. On December 11, 1995, the business day immediately preceding the public announcement of the Affiliation, the closing price of ONB Common Stock reported by the Nasdaq National Market System was $32.38 per share (as adjusted for the 5% stock dividend issued by ONB on February 20, 1996). On ________________, 1996, the closing price of ONB Common Stock reported by the Nasdaq National Market System was $________ per share. The following table sets forth, for the periods indicated, the high and low per share closing prices of ONB Common Stock as reported by the Nasdaq National Market System. The prices shown below have been adjusted for all stock splits and stock dividends paid by ONB.


      1993                        HIGH                LOW
      ----                       -------            -------
     First Quarter               $26 1/4            $28 7/8
     Second Quarter               28 1/4             30
     Third Quarter                29 3/8             32
     Fourth Quarter               31 5/8             34 3/8

      1994
      ----
     First Quarter               $34 1/8            $32 7/8
     Second Quarter               33 1/8             32 5/8
     Third Quarter                33 3/4             32 5/8
     Fourth Quarter               33 5/8             33 1/8

      1995
      ----
     First Quarter               $34 1/8            $32 5/8
     Second Quarter               33 1/8             32 3/8
     Third Quarter                32 7/8             32 5/8
     Fourth Quarter               33 1/8             32 1/8

      1996
      ----
     First Quarter               $33 1/2            $32 5/8

     There is no established public trading market for shares of Carmi Common Stock and shares of Carmi Common Stock are traded in limited quantities in private transactions. Since there are no market makers for Carmi Common Stock and no recognized exchanges on which shares of Carmi Common Stock are traded, there is no published source of prices relating to transactions in Carmi Common Stock. Most trades occur as a result of private negotiations in isolated transactions, with the result that management of Carmi Common Stock is not directly informed of the number of trades or prices at which shares of Carmi Common Stock are traded.

     The table below sets forth, for the periods indicated, the high and low trade prices for shares of Carmi Common Stock, the number of shares traded and the number of trades of Carmi Common Stock, based upon information received by management of Carmi. The last two trades of Carmi Common Stock, the terms of which management of Carmi are aware, occurred on or about February 20, 1996 and involved the sale of One Hundred Twenty-Five (125) shares each. Management of Carmi is unaware of the price of these trades. As of the Record Date, there were approximately 101 holders of Carmi Common Stock.

                                     NUMBER          TOTAL
                                    OF SHARES       NUMBER
                 HIGH      LOW       TRADED        OF TRADES
                 ----      ---      ---------      ---------
     1993         N/A      N/A        16,081           28
     1994         N/A      N/A         8,460           25
     1995         N/A      N/A         6,290           24


     1996             N/A      N/A            250              2
     (through
     March 31, 1996)

       "N/A" means the information is not available to management of Carmi.

DIVIDENDS

     The following table sets forth the per share cash dividends paid on shares of ONB Common Stock and Carmi Common Stock since January 1, 1993. All dividends have been adjusted to give effect to their respective stock dividends and stock splits (if any).

                                ONB              CARMI
                          COMMON STOCK (1)  COMMON STOCK (2)
                          ----------------  ----------------
      1993
      ----
   First Quarter               $0.18             $7.25
   Second Quarter               0.18              0.25
   Third Quarter                0.18              0.25
   Fourth Quarter               0.18              0.25

      1994
      ----
   First Quarter               $0.21             $5.75
   Second Quarter               0.21              0.25
   Third Quarter                0.21              0.25
   Fourth Quarter               0.21              0.25

      1995
      ----
   First Quarter               $0.22             $6.50
   Second Quarter               0.22              0.25
   Third Quarter                0.22              0.25
   Fourth Quarter               0.22              0.25

      1996
      ----
   First Quarter               $0.23             $6.71

(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of ONB Common Stock since dividend policies are subject to the discretion of the Board of Directors of ONB, general business conditions and dividends paid to ONB by its affiliate banks.
     For certain restrictions on the payment of dividends on shares of ONB Common Stock, see "COMPARISON OF COMMON STOCK -- Dividend Rights".

(2) The Agreement provides Carmi may make quarterly cash dividends to its shareholders until consummation of the Affiliation in an aggregate amount not to exceed Carmi's undivided profits from December 31, 1995, through and including the effective time of the Affiliation; provided, however, that if Carmi's shareholders become entitled to receive a cash dividend from ONB for the calendar quarter during which the Affiliation is consummated, then the aggregate cash dividends permitted to be paid by Carmi to its shareholders will be reduced by the aggregate cash dividend for such quarter receivable by Carmi's shareholders from ONB, and if the amount of such dividend from ONB is not yet determinable, such amount will be calculated based upon the per share amount of the last cash dividend paid by ONB to its shareholders.

EXISTING AND PRO FORMA PER SHARE INFORMATION

     The following table sets forth certain historical, pro forma and equivalent information. The data is based on historical financial statements and the pro forma financial information included on pages 21 through 26 and has been restated to give effect to all stock dividends. Equivalent per share data is calculated by multiplying the pro forma ONB information by the Exchange Ratio under the Agreement.

                                                 As Reported
                                 ----------------------------------------------
                                 Net Income          Cash         Book Value at
        ONB                        (Loss)          Dividends       Period End
        ---                      ----------        ---------      -------------
Year Ended December 31,
  1995                              2.04              0.88            17.15
  1994                              1.78              0.84            15.86
  1993                              1.84              0.72            15.37

       Carmi
       -----
Year Ended December 31,
  1995                              4.64              7.46            80.32
  1994                              7.12              7.25            80.92
  1993                              8.21              6.50            83.08

                                           Net Income
                                  -----------------------------
                                     ONB             Carmi
                                  Pro Forma(1)    Equivalent(1)
                                  -----------     -------------
Year Ended December 31,
  1995                                2.02             7.85
  1994                                1.78             6.92
  1993                                1.84             7.15

                                          Cash Dividends
                                  -----------------------------
                                     ONB             Carmi
                                  Pro Forma(1)    Equivalent(1)
                                  -----------     -------------
Year Ended December 31,
  1995                                0.88             3.42
  1994                                0.84             3.26
  1993                                0.72             2.80

                                      Shareholders' Equity
                                  -----------------------------
                                     ONB             Carmi
                                  Pro Forma(1)    Equivalent(1)
                                  -----------     -------------
As of December 31, 1995              17.21            66.86

                                  Market Value of Common Stock
                                  -----------------------------
                                                     Carmi
                                     ONB           Equivalent
                                  -----------      ----------
As of December 11, 1995 (2)         $32.38           $132.09

(1) Considers the pending merger with Carmi. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

(2) Represents the last business day prior to the public announcement of the proposed merger with Carmi. The market value of ONB Common Stock is adjusted for the 5% stock dividend issued by ONB on February 20, 1996.

                              OLD NATIONAL BANCORP
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The accompanying financial statements present a Pro Forma Condensed Combined Balance Sheet of ONB as of December 31, 1995 and Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1995, 1994 and 1993.

     The pro forma information is based upon historical financial statements. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparative purposes only.

                              OLD NATIONAL BANCORP
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                       (UNAUDITED--DOLLARS IN THOUSANDS)

ASSETS                                        ONB        Carmi    Adjustments         Pro Forma
                                              ---        -----    -----------         ---------
Cash and due from banks................   $   175,116   $ 1,795                      $   176,911
Money market investments...............        85,961   $ 2,301                           88,262
Investment securities..................     1,390,180    25,180                        1,415,360
Loans..................................     3,037,733    34,027                        3,071,760
Reserve for loan losses................       (39,806)     (775)                         (40,581)
Excess cost over assets acquired.......        12,842     1,223                           14,065
Other intangibles......................         1,066         0                            1,066
Premises and equipment.................        72,398     1,132                           73,530
Other assets...........................        87,138     1,175                           88,313
                                          -----------   -------         -----        -----------
                                          $ 4,822,628   $66,058         $   0        $ 4,888,686
                                          ===========   =======         =====        ===========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits...............................   $ 3,973,675   $56,163                      $ 4,029,838
Medium term notes......................        50,000         0                           50,000
Subordinated debentures................        31,515         0                           31,515
Other borrowings.......................       280,281       700                          280,981
Other liabilities......................        59,080     1,163                           60,243
                                          -----------   -------         -----        -----------
    Total liabilities..................     4,394,551    58,026             0          4,452,577
                                          ===========   =======         =====        ===========
Common stock...........................        24,955     1,000          (611)(a)         25,344
Capital surplus........................       245,420     1,000           611 (a)        247,031
Retained earnings......................       147,367     6,013                          153,380
Net unrealized gain....................        10,335        19                           10,354
                                          -----------   -------         -----        -----------
  Total shareholders' equity...........       428,077     8,032             0            436,109
                                          -----------   -------         -----        -----------
                                          $ 4,822,628   $66,058         $   0        $ 4,888,686
                                          ===========   =======         =====        ===========
Outstanding common shares..............    24,955,395                                 25,343,895
                                          ===========                                ===========
Shareholders' equity per share.........         17.15                                      17.21
                                          ===========                                ===========

Notes:
(a)  Exchange of 100% of Carmi Common Stock for 388,500 shares of ONB Common
     Stock.

                              OLD NATIONAL BANCORP
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
       (UNAUDITED--DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    As Reported
                                                    -----------
                                                    ONB      CARMI    PRO FORMA
                                                    ---      ------   ---------
Interest income.........................        $   355,272  $4,700  $   359,972
Interest expense........................            174,078   2,215      176,293
                                                -----------          -----------
Net interest income.....................            181,194   2,485      183,679
Provision for loan losses...............              6,657     400        7,057
                                                -----------  ------  -----------
Net interest income after provision for
  loan losses...........................            174,537   2,085      176,622
Noninterest income......................             39,170     265       39,435
Noninterest expense.....................            142,777   1,763      144,540
                                                -----------  ------  -----------
Income (loss) before income taxes.......             70,930     587       71,517
Provision for income taxes..............             19,236     123       19,359
                                                -----------  ------  -----------
Net income (loss).......................        $    51,694  $  464  $    52,158
                                                ===========  ======  ===========
Net income per common share: (b)
     Assuming no dilution...............              $2.04                $2.02
                                                ===========          ===========
     Assuming full dilution.............              $1.99                $1.98
                                                ===========          ===========
Weighted average common shares outstanding: (b)
     Assuming no dilution...............         25,370,411           25,758,911
                                                ===========          ===========
     Assuming full dilution.............         26,777,676           27,166,176
                                                ===========          ===========

See Notes to Pro Forma Financial Information.

                              OLD NATIONAL BANCORP
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
       (UNAUDITED--DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                              As Reported
                                              -----------
                                              ONB      CARMI    PRO FORMA
                                              ---      -----    ---------
Interest income                           $   312,244  $4,412  $   316,656
Interest expense                              135,676   1,885      137,561
                                          -----------  ------  -----------
Net interest income                           176,568   2,527      179,095
Provision for loan losses                       7,682       0        7,682
                                          -----------  ------  -----------
Net interest income after
  provision for loan losses                   168,886   2,527      171,413
Noninterest income                             34,809     214       35,023
Noninterest expense                           142,842   1,792      144,634
Income (loss) before income taxes              60,853     949       61,802
Provision for income taxes                     14,381     237       14,618
                                          -----------  ------  -----------
Net income (loss)                         $    46,472  $  712  $    47,184
                                          ===========  ======  ===========
Net income per common share: (b)
     Assuming no dilution                       $1.78                $1.78
                                          ===========          ===========
     Assuming full dilution                     $1.74                $1.74
                                          ===========          ===========
Weighted average common shares
outstanding: (b)
     Assuming no dilution                  26,096,332           26,484,832
                                          ===========          ===========
     Assuming full dilution                27,794,954           28,183,454
                                          ===========          ===========

See Notes to Pro Forma Financial Information.

                              OLD NATIONAL BANCORP
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
       (UNAUDITED--DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                              As Reported
                                              -----------
                                              ONB      CARMI    PRO FORMA
                                              ---      -----    ---------
Interest income                           $   307,800  $3,864  $   311,664
Interest expense                              134,484   1,686      136,170
                                          -----------  ------  -----------
Net interest income                           173,316   2,178      175,494
Provision for loan losses                      10,189      86       10,275
                                          -----------  ------  -----------
Net interest income after
  provision for loan losses                   163,127   2,092      165,219
Noninterest income                             33,598     182       33,780
Noninterest expense                           131,223   1,375      132,598
                                          -----------  ------  -----------
Income (loss) before income taxes              65,502     899       66,401
Provision for income taxes                     17,470      78       17,548
Net income (loss)                         $    48,032  $  821  $    48,853
                                          ===========  ======  ===========
Net income per common share: (b)
     Assuming no dilution                       $1.84                $1.84
                                          ===========          ===========
     Assuming full dilution                     $1.79                $1.80
                                          ===========          ===========
Weighted average common shares
  outstanding: (b)
     Assuming no dilution                  26,094,203           26,482,703
                                          ===========          ===========
     Assuming full dilution                27,882,646           28,271,146
                                          ===========          ===========

See Notes to Pro Forma Financial
 Information.

                              OLD NATIONAL BANCORP
          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION



(a)  Exchange of 100% of Carmi for 388,500 shares of ONB Common Stock.

(b) Net income per share on a fully diluted basis assumes the conversion of ONB's convertible subordinated debentures.















                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                              DESCRIPTION OF ONB
BUSINESS

     ONB is a multi-bank holding company with 25 affiliate banks located in the tri-state area comprised of southwestern Indiana and neighboring portions of Illinois and Kentucky. With total consolidated assets of $4.82 billion as of December 31, 1995, ONB is the largest independent bank holding company headquartered in the State of Indiana. Since 1985, ONB has acquired 34 financial institutions, 9 of which were combined with existing affiliate banks, and has increased its banking offices to 118. ONB anticipates that it will continue its policy of geographic expansion through strategic affiliations with additional commercial banks and thrifts. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations".

     The principal activity of ONB is to own, manage and supervise its affiliate banks and its non-bank subsidiaries, each of which is held by ONB as a separate wholly-owned subsidiary. The primary source of ONB's revenue is dividends and fees received from its subsidiaries. There are various legal limitations on the extent to which the affiliate banks may finance, pay dividends to or otherwise supply funds to ONB. See "REGULATORY CONSIDERATIONS" and "COMPARISON OF COMMON STOCK -- Dividend Rights".

     ONB's affiliate banks engage in a wide range of commercial and consumer banking activities and provide other services relating to the general banking business. Set forth below is a list of ONB's affiliate banks by state.

            Indiana                         Kentucky                 Illinois
            -------                         --------                 --------

Bank of Western Indiana             City National Bank          First National Bank
  (Covington)                          (Fulton)                    (Harrisburg)
Citizens National Bank              Farmers Bank & Trust        First National Bank
  (Tell City)                          Company (Henderson)         (Oblong)
Clinton State Bank                  Farmers Bank & Trust        Palmer-American
Dubois County Bank (Jasper)            Company (Madisonville)      National Bank
First-Citizens Bank &               First State Bank               (Danville)
  Trust Company (Greencastle)          (Greenville)             Security Bank &
Gibson County Bank (Princeton)      Morganfield National Bank      Trust Company
Indiana State Bank (Terre Haute)                                   (Mt. Carmel)
Merchants National Bank                                         Peoples National Bank
  (Terre Haute)                                                    (Lawrenceville)
Old National Bank
  (Evansville)
ONB Bank
  (Bloomington)
Orange County Bank (Paoli)
People's Bank & Trust
  Company (Mt. Vernon)
Rockville National Bank
Security Bank & Trust Company
  (Vincennes)
United Southwest Bank (Washington)

     In addition to these affiliate banks, ONB has six (6) non-bank affiliates. Indiana Old National Insurance Company reinsures credit life, accident and health insurance of installment consumer borrowers of ONB's affiliate banks; Old National Realty Company, Inc. owns real properties which are incidental to ONB's operations; and Old National Service Corporation provides data processing services to ONB's affiliate banks and to third parties. ONB's other three (3) non-banking subsidiaries include Old National Trust Company, Old National Trust Company -- Illinois and Old National Trust Company -- Kentucky, all of which provide trust services to ONB's affiliate banks in their respective states.

ACQUISITION POLICY AND PENDING AFFILIATION

     ONB anticipates that it will continue its policy of geographic expansion through consideration of acquisitions of financial institutions located in Indiana, Kentucky and Illinois. Management of ONB currently is reviewing and analyzing potential acquisitions, as well as engaging in discussions or negotiations preliminary to letters of intent or agreements in principle concerning potential acquisitions. There can be no assurance that any of these discussions or negotiations will result in definitive agreements or consummated transactions.

     As of the date of this Proxy Statement, ONB is a party to a definitive agreement to acquire Workingmens Capital Holdings, Inc., Bloomington, Indiana, and its wholly-owned subsidiary, Workingmens Federal Savings Bank. Pursuant to the definitive agreement, Workingmens Federal Savings Bank will merge into ONB Bank, an existing wholly-owned subsidiary of ONB located in Bloomington, Indiana. As of December 31, 1995, Workingmens Capital Holdings, Inc. had total assets of approximately $213.3 million. Under the definitive agreement, ONB proposes to issue approximately 1,181,145 shares of ONB Common Stock to shareholders of Workingmens Capital Holdings, Inc.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The foregoing information concerning ONB does not purport to be complete. For additional information, see the documents filed by ONB and listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in this Proxy Statement which are specifically incorporated herein by reference.

                             DESCRIPTION OF CARMI

BUSINESS

     Carmi is a national banking association with its main office located in Carmi, Illinois. Carmi was organized in May, 1900. Carmi has been in continuous operation since that date.

     Carmi provides commercial and retail banking services to White County, Illinois and the surrounding areas. These services include accepting demand, savings and time deposits; making agricultural, commercial, industrial, consumer and real estate loans; providing trust services; and providing other services relating to the general commercial banking business.

     Carmi is subject to vigorous competition from major banking institutions, as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, and finance companies.

     Carmi owns all of the issued and outstanding shares of common stock of Insurance Agency. Insurance Agency has no assets or liabilities and engages in no business operations.

PROPERTIES

     Carmi's main banking office is located at 116 West Main Street, Carmi, Illinois. Carmi operates a drive-in branch facility at 117 West Main Street, Carmi, Illinois. Carmi also operates a branch facility in Crossville, Illinois. Carmi owns a warehouse in Carmi, Illinois and an annex located in Crossville, Illinois. Carmi owns the land and buildings of all of its offices free and clear of any major encumbrances.

LITIGATION

     There is no pending litigation of a material nature in which Carmi is a party or to which any of its property is subject. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or affiliate of Carmi, or any associate of any such director, executive officer, principal shareholder or affiliate is a party or has a material interest adverse to Carmi. None of the ordinary routine litigation in which Carmi is involved is expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Carmi.

EMPLOYEES

     As of December 31, 1995, Carmi had twenty-six (26) full-time employees to whom Carmi provides a variety of benefits. Management of Carmi considers relations with its employees to be good. Carmi has no regular or seasonal part-time employees.

MANAGEMENT

     The following table contains certain information about each director and executive officer of Carmi as of the date of this Proxy Statement:

DIRECTORS:                                                                              SERVED AS
- ----------                                                                             DIRECTOR OF
                                                                                         CARMI
                                                   PRINCIPAL OCCUPATION               CONTINUOUSLY
NAME                                  AGE           DURING PAST 5 YEARS                  SINCE
- ----                                  ---          --------------------               ------------

David M. Brown (1)                     39      Farmer                                     1994

James R. Cantrell                      45      President and General Manager              1994
                                               of Royal Drilling and Producing,
                                               Inc. (oil drilling and producing)

Rebecca A. Drone                       54      Self-employed; Employee,                   1982
                                               Rebstock Oil Company

Donald R. Duvall                       46      Farmer                                     1991

John K. Rice (1)(2)                    60      Owner, Rice Motor Company                  1970
                                               (new and used car sales)

John D. Stanley (1)                    34      Attorney                                   1991

Mark R. Stanley (1)                    48      Attorney                                   1991

James L. Whetstone                     39      President and Chief Executive              1991
                                               Officer, Carmi

(1) David M. Brown is married to the daughter of David L. and Rebecca R. Stanley, each of whom beneficially own more than 5% of the outstanding shares of Carmi Common Stock. John D. Stanley and Mark R. Stanley are the sons of David L. and Rebecca R. Stanley, the brothers-in-law of David M. Brown, and the nephews of John K. Rice.

(2) John K. Rice's sister, Rebecca R. Stanley, and brother-in-law, David L. Stanley, each own more than 5% of the outstanding shares of Carmi Common Stock.

EXECUTIVE OFFICERS:
- -------------------
     NAME                             AGE      OFFICE AND BUSINESS EXPERIENCE
     ----                             ---      ------------------------------

James L. Whetstone                     39      President and Chief Executive Officer of Carmi since
                                               December, 1991.  Executive Vice President of Carmi
                                               from July, 1991 to December, 1991.  Vice President
                                               of Carmi from August, 1989 to July, 1991

     All of the directors of Carmi hold office for a term of one (1) year and the executive officers hold office for a term of one (1) year. There are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which any of Carmi's directors or executive officers have been selected for their respective positions, except the employment agreement between Mr. James L. Whetstone and Carmi, pursuant to which Mr. Whetstone is employed as the President of Carmi. See "PROPOSED AFFILIATION -- Interests of Certain

Persons in the Affiliation" and "DESCRIPTION OF CARMI -- Certain Relationships and Related Transaction".

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth as of the Record Date the total number of shares of Carmi Common Stock beneficially owned by each director and executive officer of Carmi and by all of its directors and executive officers as a group.

                                   CARMI
                               COMMON STOCK
                               BENEFICIALLY   PERCENT OF
NAME OF BENEFICIAL OWNER         OWNED (1)     CLASS (2)
- ------------------------       ------------   ----------

David M. Brown (3)                2,091.5        2.09%
James R. Cantrell                   1,000        1.00
Rebecca A. Drone                    2,550        2.55
Donald R. Duvall                      250        0.25
John K. Rice (3) (4)                1,500        1.50
John D. Stanley (3)              1,935.75        1.94
Mark R. Stanley (3)              1,885.75        1.89
James L. Whetstone                    160        0.16

                                   11,373       11.38

  All directors and executive
  officers as a group
  (8 individuals)

(1) The number of shares shown as being beneficially owned are those over which the director or executive officer has either sole or shared voting or investment power. The information contained in this column is based upon shareholder records of Carmi and information furnished to Carmi by the individuals listed.

(2) Calculated based upon 100,000 shares of Carmi Common Stock outstanding as of the Record Date.

(3) David M. Brown is married to the daughter of David L. and Rebecca R. Stanley, each of whom beneficially own more than 5% of the outstanding shares of Carmi Common Stock. John D. Stanley and Mark R. Stanley are the sons of David L. and Rebecca R. Stanley, the brothers-in-law of David M. Brown, and the nephews of John K. Rice.

(4)  Rebecca R. Stanley and John K. Rice are brother and sister.

PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the Record Date, certain information about each person known to the management of Carmi to be beneficial owners of more than 5% of the outstanding shares of Carmi Common Stock. Carmi has no class of stock authorized, issued or outstanding other than the Carmi Common Stock.


NAME AND ADDRESS                      AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP (1)  PERCENT OF CLASS (2)
- -------------------                 ------------------------  --------------------

William H. Bayley                            6,900                    6.9%
501 West Main Street
Carmi, Illinois  62821

Richard Benneatt Bayley (3)                  7,500                    7.5
2805 West Lakeland
Berrian Springs, Michigan  49103

Rebstock Oil Company (4)                     8,400                    8.4
P.O. Box 357
Carmi, Illinois  62821

David L. Stanley (5)                         7,500                    7.5
411 West Main Street
Carmi, Illinois  62821

Rebecca R. Stanley (5)(6)                    7,500                    7.5
411 West Main Street
Carmi, Illinois  62821

(1) The number of shares shown as being beneficially owned are those shares over which the shareholder has either sole or shared voting or investment power. The information contained in this column is based upon information obtained from shareholder records of Carmi and information furnished to Carmi by the person listed.

(2) Calculated based upon 100,000 shares of Carmi Common Stock outstanding as of the Record Date.

(3) The shares are beneficially owned by the Richard Benneatt Bayley Revocable Living Trust over which Mr. Bayley has sole voting and investment power.

(4) In his capacity as the Manager of Rebstock Oil Company, Daniel C. Drone exercises voting power over these shares. In addition to the shares listed, Mr. Drone beneficially owns 200 shares individually and 800 shares in joint tenancy with his wife, and his wife beneficially owns 200 shares individually.

(5) David L. and Rebecca R. Stanley are husband and wife. John D. Stanley and Mark R. Stanley are the sons of David L. and Rebecca R. Stanley and David
     M. Brown is married to their daughter.

(6)  Rebecca R. Stanley and John K. Rice are brother and sister.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and executive officers of Carmi and their associates are customers of and have had transactions with Carmi from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. See also "PROPOSED AFFILIATION -- Interests of Certain Persons in the Affiliation."

     David L. Stanley, who owns more than 5% of the outstanding shares of Carmi Common Stock, John D. Stanley, a director of Carmi, and Mark R. Stanley, a director of Carmi, are partners in the Stanley Law Office which serves as general legal counsel to Carmi.

            THE NATIONAL BANK OF CARMI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

GENERAL

Carmi provides commercial banking services to individuals and businesses through its two facilities in Carmi and Crossville, Illinois. The area served by Carmi is primarily White County. Carmi competes with other commercial banks, savings institutions and financial institutions for all types of deposits, loans and other financial services.

COMPARISON OF OPERATING RESULTS FOR THE YEARS 1995, 1994 AND 1993

Net Interest Income. Total interest income increased by $287,363 for 1995 compared to 1994 and by $547,794 for 1994 compared to 1993. The primary reason for the increase was due to both increases in interest rates and volume. The average yield on loans was 8.95%, 8.29% and 7.49%, for 1995, 1994 and 1993, respectively. The average rate paid on interest-bearing deposits increased from 3.31% in 1993 to 3.53% in 1994 to 4.21% in 1995. The improved net interest rate spread resulted in net interest income of $2,484,835, $2,527,442 and $2,178,477 for the years ended December 31, 1995, 1994 and 1993, respectively.

The changes in interest income and interest expense resulting from changes in volume and changes in rates for the years ended December 31, 1995 and 1994 are shown in the schedule captioned "Rate/Volume Analysis" included herein. The net change in income on earning assets included the effect of taxable equivalent adjustments using a marginal federal income tax rate of 34 percent for both years.

Provision for Loan Losses. During 1995, Carmi recorded a provision for loan losses in the amount of $400,000 compared to $ 0 for 1994 and $86,000 for 1993. The increase in the provision for loan losses for 1995 compared to 1994 was due to management's evaluation of the adequacy of the allowance for loan losses based on reviews of specific loans, which consider the financial condition of the borrower and the fair market value of the collateral, as well as other risk factors. Management's evaluation of the loan portfolio resulted in its decision to increase the allowance for loan losses to a level of 2.25% of total loans outstanding at December 31, 1995 compared to 1.08% and 1.33% at December 31, 1994 and 1993, respectively.

Non-Interest Income. Carmi's principal source of non-interest income was service charges on deposit accounts. Non-interest income totaled $264,868, $213,884, and $181,503 for 1995, 1994 and 1993, respectively. The increase in non-interest income for 1995 was due to less net investment securities losses of $(3,002) for 1995 compared to $(38,344) for 1994 and $(4,327) in 1993 and increases in service charges of $16,612 and $32,513 in 1995 and 1994, respectively.

Non-Interest Expense. Total non-interest expense was $1,763,045 in 1995 compared to $1,792,214 for 1994 and $1,375,474 for 1993. The decrease in non-interest expenses for 1995 compared to 1994 was $29,169 with primarily all the decrease due to a refund and rate decrease in FDIC insurance. FDIC insurance decreased $65,222 for 1995 compared to 1994.

The increase in non-interest expense for 1994 compared to 1993 was caused by several factors.

During 1994, salaries and employee benefits increased by $173,617 compared to the prior year. This increase was due primarily to additional personnel necessary to handle the acquisition of The First National Bank of Crossville.

Net occupancy expenses for 1994 increased by $50,655 compared to the prior year. This increase was due primarily to increased cost in the operation of the Crossville facility.

Amortization expense of $94,383.18 in 1994 resulted from the writeoff of goodwill purchased in the acquisition of The First National Bank of Crossville at the end of 1993.

Other operating expenses also increased during 1994 by $192,467 compared to the prior year. This increase was a result of several factors including legal fees increasing by $28,328 mainly due to the acquisition of the Crossville facility. Other increases in 1994 over the prior year were FDIC insurance $19,201, advertising $8,275, and $11,728 in supplies expense.

Income Tax Expense. For 1995, Carmi has an unused net operating loss carryover of $165,412 and an AMT credit carryover of $9,990. Carmi reported income tax expense for the years 1995, 1994 and 1993 of $122,858, $237,009 and $114,331,
respectively.

Carmi adopted FAS Statement 109 as of January 1, 1993 and the effect of this adoption is shown as a separate item on the 1993 income statement.

ASSET AND LIABILITY MANAGEMENT

The primary goal of asset/liability management is the coordinated effort to manage both assets and liabilities to maximize the net interest income with an acceptable level of liquidity and interest rate risk. Management is responsible for implementing proper policies and strategies to achieve this goal.

Interest rate sensitivity refers to the effect of changing interest rates on net interest income. Management's objective, as it relates to interest rate sensitivity, is to maximize net interest income while limiting exposure to the risk associated with the volatility of interest rates. A widely accepted method of measuring this exposure is the ratio of rate-sensitive assets to rate-sensitive liabilities. A financial instrument is said to be rate sensitive if it matures or otherwise reprices within a given time frame, usually six months or one year. Management combines the analysis of this ratio with interest rate and balance sheet forecasts to establish appropriate strategies.

As of December 31, 1995, management believes it effectively managed interest rate risk by maintaining a cumulative ratio of rate-sensitive assets to rate-sensitive liabilities of 49.97%.

LIQUIDITY IN CAPITAL RESOURCES

Effective liquidity management insures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of Carmi, are met. Liquidity is provided by cash flow from operations and a number of other sources, including the securities portfolio, short-term and overnight investments and funds from deposits. Carmi also has the ability to obtain funds through short-term borrowings on its Treasury Tax and Loan note option account, and the Federal Reserve Bank under a season borrowing line of credit. Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds sold and interest bearing deposits in other financial institutions.

Carmi adjusts its liquidity levels in order to meet funding needs for deposit outflows and loan commitments. Carmi also adjusts liquidity as appropriate to meet its asset/liability management objectives.

Risk-based capital standards were issued by banking regulatory authorities during the first quarter of 1989. The standards call for minimum total capital of 8 percent of risk-adjusted assets, as defined. At December 31, 1995, Carmi's level of regulatory capital exceeded all applicable requirements at that date. Management considers the present capital structure to be sufficient to support on-going operations and normal growth.

ASSET QUALITY

Carmi has implemented a system to identify and monitor non-performing and delinquent loans. To enhance loan monitoring and collection efforts, Carmi has emphasized the accurate assessment of loss exposure and identification of such loans in a timely manner.

Non-performing loans are defined as all loans which are accounted for on a nonaccrual basis and loans 90 days or more past due and still accruing interest. The accrual of interest is discontinued on a loan when it becomes 90 days past due and is not in the process of collection or when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When loans are placed on nonaccrual status, all unpaid accrued interest is written off and while on nonaccrual status all future income is recorded only as cash payments are received.

As of December 31, 1995, non-performing loans totaled approximately $101,200 or
 .29% of total loans, as compared to approximately $52,200 or .16% of total loans at December 31, 1994.

The allowance for loan losses totaled approximately $775,000 or 2.28% of total loans as of December 31, 1995 as compared to approximately $350,800 or 1.10% of total loans as of December 31, 1994. In addition, as of December 31, 1995, the allowance for loan losses equaled 765% of non-performing loans as compared to 672% as of December 31, 1994.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Carmi's operations. Unlike most industrial companies, nearly all the assets and liabilities of Carmi are monetary. As a result, interest rates have a greater impact on Carmi's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

RATE/VOLUME ANALYSIS


The following table sets forth the effects of changing rates and volumes on net interest income of Carmi. Information is provided with respect to (i) effects of interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by volume). The change in interest income is presented on a fully taxable equivalent basis using a marginal federal income tax rate of 34%.

                                        1995 Compared to 1994              1994 Compared to 1993
                                        Increase (Decrease)                Increase (Decrease)
                                        Due to                             Due to
                                        -----------------------------      ----------------------------

(In Thousands)                                      Rate/                             Rate/
                                        Rate    Volume   Volume  Net       Rate   Volume   Volume   Net
                                        ----    ------   ------  ---       ----   ------   ------   ---
Interest earning assets:
  Commercial loans                      $  98    $ 212    $21   $ 331      $131     $ 20     $42    $376
  Real Estate mortgage loans               49       13      1      63        75       24       2     101
  Consumer installment loans                9      (22)     0     (13)       28       (1)      0      27
  Credit cards                              0        0      0       0        (1)       0       0      (1)
                                        -----    -----    ---   -----      ----     ----     ---    ----

     Total Loans                        $ 156    $ 203    $22   $ 381      $233     $226     $44    $503

U.S. Treasury and agency
   securities                            (115)     (40)     5    (150)      (27)      54      (1)     26
State and municipal securities             (4)       3      0      (1)        6       (5)      0       1
Corporate securities                       12       (5)    (1)      6        27        1      12      40
Federal funds sold                         19       23     10      52       (33)      16      (7)    (24)
Interest bearing deposits in  banks         0        0      0       0         2        0       0       2
                                        -----    -----    ---   -----      ----     ----     ---    ----

     Total Net Change on
     Interest Earning Assets            $  68    $ 184    $36   $ 288      $208     $292     $48    $548

Interest bearing liabilities:
  Interest bearing demand deposits         12       (1)     0      11       101       43      20     164
  Savings                                 (28)       3     (6)    (31)        9       (0)      0
  Certificates of deposits                 (1)     313      0      12       (31)      49       1      19
  Short-term borrowings                    21       11      6      38        10        4       2      16
                                        -----    -----    ---   -----      ----     ----     ---    ----

  Total Net Change in Expense
  on Interest Bearing Liabilities       $   4    $ 326    $ 0   $ 330      $ 89     $ 87     $23    $199
                                        -----    -----    ---   -----      ----     ----     ---    ----

  Net Change in Net
  Interest Income                       $  64    $(142)   $36   $ (42)     $119     $205     $25    $349
                                        =====    =====    ===   =====      ====     ====     ===    ====

AVERAGE BALANCE SHEETS

The following table sets forth certain information relating to Carmi's average balance sheet and reflects the average yield on interest earning assets and average rates paid on interest bearing liabilities for the period indicated. Such yields and rates are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Yields are calculated on a fully taxable equivalent basis using the marginal federal income tax rate of 34%.

(In Thousands)                                     1995                          1994                          1993
                                        ----------------------------  ----------------------------  ----------------------------
                                                            Average                       Average                       Average
                                        Average              Yield/   Average              Yield/   Average              Yield/
                                        Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                                        --------  --------  --------  --------  --------  --------  --------  --------  --------
Interest-earning assets:
  Loans:
     Commercial & Other                 $14,527     $1,356     9.33%  $13,260     $1,025     7.73%  $11,033     $  649     5.89%
     Real Estate Mortgage                11,839      1,033     8.73%   11,266        970     8.61%   10,369        869     8.38%
     Installment                          6,567        558     8.50%    6,460        571     8.84%    6,149        544     8.85%
     Credit Card                             20          3    15.00%       18          3    16.67%       22          4    18.18%
                                        -------     ------    -----   -------     ------    -----   -------     ------    -----
     Total Loans                        $32,953     $2,950     8.95%  $31,004     $2,569     8.29%  $27,573     $2,066     7.49%

Investments:
  Treasury & Agency securities          $20,344     $1,220     5.99%  $22,209     $1,370     6.17%  $22,658     $1,344     5.93%
  Corporate securities                      808         49     6.01%      633         43     6.79%       62          3     4.84%
  Federal Funds Sold                      1,727        100     5.79%    1,229         48     3.91%    2,258         72     3.19%
  Interest bearing deposits in banks        100          5     5.00%      100          5     5.00%       65          3     4.62%
                                        -------     ------    -----   -------     ------    -----   -------     ------    -----

                                        $29,566     $1,777     6.01%  $30,827     $1,870     6.07%  $31,608     $1,825     5.77%

  Total Interest Earning Assets         $62,519     $4,727     7.56%  $61,831     $4,439     7.18%  $59,181     $3,891     6.57%

Non-interest earning assets:
  Cash and due from banks               $ 1,665                       $ 1,772                       $ 1,365
  Allowance for loan losses                (577)                         (358)                         (512)
  Premises and equipment                  1,291                         1,184                         1,113
  Other assets                            2,313                         3,778                         3,896
                                        -------                       -------                       -------

     Total Assets                       $67,211                       $68,207                       $65,043
                                        =======                       =======                       =======


(In Thousands)                                    1995                              1994                          1993
                                      ------------------------------  -------------------------------   ---------------------------
                                                            Average                           Average                      Average
                                      Average               Yield/     Average                 Yield/   Average             Yield/
                                      Balance   Interest     Cost      Balance     Interest     Cost    Balance  Interest    Cost
                                      -------  ----------  ---------  ----------  ----------  --------  -------  --------  --------

Interest bearing liabilities:
  Interest bearing demand deposits    $11,263     $   390      3.46%     $10,920     $   379     3.47   $ 7,422    $  215     2.90%
  Savings and Money market              8,732         189      2.16%      10,376         220     2.12%   10,808       220     2.04%
  Certificates of deposit              31,301       1,562      4.99%      31,288       1,250     4.00%   32,100     1,231     3.83%
                                      -------     -------    ------      -------     -------  -------   -------    ------   -------

     Total Deposits                   $51,296     $ 2,141      4.17%     $52,584     $ 1,849     3.52%  $50,330    $1,666     3.31%

Short Term Borrowings                   1,353          74      5.47%         865          36     4.16%      575        20     3.48%
                                      -------     -------    ------      -------     -------   ------   -------    ------   -------

     Total Interest Bearing
     Liabilities                      $52,649     $ 2,215      4.21%      53,449       1,885     3.53%  $50,905    $1,686     3.31%

Non-interest bearing liabilities:
  Non-interest bearing demand
    deposits                          $ 5,343                            $ 5,607                        $ 5,295
  Other liabilities                     1,157                                950                            773
                                      -------                            -------                        -------

     Total Liabilities                $59,149                            $60,006                        $56,973

Stockholders' Equity                    8,062                              8,201                          8,070
                                      -------                            -------                        -------

                                      $67,211                            $68,207                        $65,043
                                      =======                            =======                        =======

Net Interest Income                               $ 2,512                            $ 2,554                       $2,205
Interest rate spread                                           3.35%                             3.65%                        3.26%
Net interest margin                                            4.02%                             4.13%                        3.73%
Ratio of average interest
  earning assets to average
  interest bearing liabilities                               118.75%                           115.68%                      116.26%


INVESTMENT SECURITIES ANALYSIS

Summary information with respect to the securities portfolio at December 31 follows:

                                                        1995
                                                  -----------------
(In Thousands)                                             Weighted       1994        1993
                                                   Book    Average        Book        Book
                                                   Value    Yield         Value       Value
                                                  -------  --------      -------     -------
Debt Securities, at amortized cost:
U.S. Treasury:
  Due in one year or less                         $   505      4.32%     $ 3,014     $ 1,503
  Due after one year through five years             2,518      4.97%       2,829       4,134
  Due after five years through ten years                -      0.00%           -           -
  Due after ten years                                   -      0.00%           -           -
                                                  -------      ----      -------     -------
     Total                                        $ 3,023      4.86%     $ 5,843     $ 5,637
Federal Agency:
  Due in one year or less                         $     -      0.00%     $     -     $ 2,214
  Due after one year through five years             1,090      5.64%       2,065       3,242
  Due after five years through ten years            2,165      8.12%         300       1,372
  Due after ten years                                   -      0.00%           -           -
  Mortgage-backed securities                       11,705      5.06%      12,855      14,055
                                                  -------      ----      -------     -------
     Total                                        $14,960      5.54%     $15,220     $20,883
Municipal Bonds:
  Due in one year or less                         $   340      6.36%     $   227     $   770
  Due after one year through five years             3,612      5.58%       2,943       2,365
  Due after five years through ten years            2,328      5.38%       2,701       3,396
  Due after ten years                                 116      5.26%         360         340
                                                  -------      ----      -------     -------
     Total                                        $ 6,396      5.54%     $ 6,231     $ 6,871
Corporate Securities:
  Due in one year or less                         $     -      0.00%     $     -     $     -
  Due after one year through five years                 -      0.00%           -           -
  Due after five years through ten years              741      6.19%         748           -
  Due after ten years                                   -      0.00%           -           -
                                                  -------      ----      -------     -------
     Total                                        $   741      6.19%     $   748     $     -
Total Debt Securities                             $25,120                $28,042     $33,391
Equity Securities:
  Federal Reserve Bank Stock                      $    60                $    60     $    67
                                                  -------                -------     -------

      Total Equity Securities                     $    60                $    60     $    67
                                                  -------                -------     -------

Total Investment Securities                       $25,180                $28,102     $33,458
                                                  =======                =======     =======

Yields are calculated on a fully taxable equivalent basis using a marginal federal income tax rate of 34%. The expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

NONPERFORMING ASSETS

The following table sets forth information with respect to Carmi Bank's nonperforming assets and restructured loans for the years indicated.

                                                         December 31,
                                                   ----------------------
(In Thousands)                                     1995     1994    1993
                                                   -----    -----   -----
Loans accounted for on a nonaccrual basis:
  Real Estate mortgages                            $  52    $   2   $  31
  Commercial and other                                34       25     157
  Installments                                        15       25      41
  Credit cards                                         -        -       -
                                                   -----    -----   -----
                                                   $ 101    $  52   $ 229
Loans 90 days past due and accruing interest         379      203     204
                                                   -----    -----   -----
     Total nonperforming loans                     $ 480    $ 255   $ 433
Real estate held for sale                             26       91      45
                                                   -----    -----   -----
     Total nonperforming assets                    $ 506    $ 346   $ 478

Allowance for loan losses to nonperforming loans  161.46%  137.65%  93.30%

Total nonperforming assets to total assets           .77%     .52%    .67%

ALLOWANCE FOR LOAN LOSSES ANALYSIS

The following table sets forth information with respect to Carmi Bank's allowance for loan losses for the years indicated.

                                                      December 31,
                                                 ----------------------
(In Thousands)                                    1995    1994    1993
                                                 ------  ------  ------

Allowance at beginning of year                   $ 351   $ 404   $ 480
Addition from Crossville acquisition                 -       -     183
Provision for loan losses                          400       -      86

Charge-offs:
  Real Estate Mortgages                          $  12   $   5   $   -
  Commercial and other                               2      83     423
  Installments                                      19      15       7
  Credit cards                                       -       1       -
                                                 -----   -----   -----

     Total Charge-offs                           $  33   $ 104   $ 430

Recoveries:
  Real Estate Mortgages                          $   5   $  10   $   3
  Commercial and other                              39      18      76
  Installments                                      13      23       6
  Credit cards                                       -       -       -
                                                 -----   -----   -----

     Total Recoveries                            $  57   $  51   $  85

Net Charge-offs                                     24     (53)   (345)
                                                 -----   -----   -----

Balance at end of year                           $ 775   $ 351   $ 404

Ratio of allowance to total loans outstanding
  at the end of the year                          2.25%   1.08%   1.33%

Ratio of net charge-offs to average loans
  outstanding during the year                      .10%    .34%   1.56%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The following allocation of the ending allowance for loan losses by major loan type is made for analytical purposes. The total allowance is available to absorb losses from any segment of the loan portfolio.


                                        1995                  1994                  1993
                                 ------------------   -------------------   -------------------
                                         Percent of            Percent of            Percent of
                                        Outstanding           Outstanding           Outstanding
                                          Loans in              Loans in              Loans in
(In Thousands)                  Amount    Category    Amount    Category    Amount    Category
                                ------  -----------   ------  -----------   ------  -----------

Real estate mortgage             $177      35.78%      $138      27.69%      $121      26.63%
Real estate mortgage -
  Construction                      -       0.00%         -       0.00%         -       0.00%
Commercial & Other                517      45.21%       152      51.41%       230      52.66%
Consumer (Installment& term)       81      19.01%        61      20.90%        53      20.71%
Credit card                         -       0.00%         -       0.00%         -       0.00%
                                 ----     ------       ----     ------       ----     ------

Total Allowance for
  Loan Losses                    $775     100.00%      $351     100.00%       404     100.00%
                                 ====     ======       ====     ======       ====     ======


LOAN PORTFOLIO ANALYSIS

The following table sets forth the composition of Carmi's loan portfolio by type of loans as of December 31.
                                            1995                   1994                  1993
                                      -----------------   ---------------------   --------------------
                                      Amount    Percent    Amount     Percent       Amount     Percent
                                      -------   -------   --------    -------      --------    -------
Classification:

Real Estate Mortgage -
  Construction                        $   216      0.63%   $   187      0.58%     $   117       .39%
Real Estate Mortgage                   13,353     39.24%    12,923     40.40%      12,982     43.36%
Commercial & other                     13,717     40.31%    12,151     37.98%      10,612     35.45%
Installment                             7,127     20.95%     7,120     22.26%       6,589     22.01%
Credit card                                20       .06%        21       .07%          24       .08%
                                      -------   -------    -------    ------      -------   -------
         Total                        $34,433    101.19%   $32,402    101.29%     $30,324    101.29%

Less:  Unearned income on
       installment loans                 (406)    -1.19%      (413)    -1.29%        (385)    -1.29%
                                      -------   -------    -------    ------      -------   -------
         Total                        $34,027    100.00%   $31,989    100.00%     $29,939    100.00%

Loans by type

Real Estate
  Construction                        $   216       .63%   $   187       .58%     $   117       .39%
  Farmland and farm
   residential                          2,729      8.02%     2,000      6.25%       2,527      8.44%
  1 to 4 family residential             8,671     25.48%     8,858     27.69%       7,972     26.63%
  Multi-family residential                202       .59%       197       .62%         233       .78%
  Non-farm non-residential              1,751      5.15%     1,868      5.84%       2,250      7.52%
Agricultural production and other       7,211     21.19%     6,287     19.65%       5,913     19.75%
Commercial                              6,428     18.89%     5,741     17.95%       4,506     15.05%
Credit cards                               20       .06%        21       .07%          24       .08%
Consumer                                7,106     20.89%     7,099     22.19%       6,586     22.00%
Other loans                                99       .29%       144       .45%         196       .65%
Unearned Discount                        (406)    -1.19%      (413)    -1.29%        (385)    -1.29%
                                      -------   -------    -------    ------      -------   -------
         Total                        $34,027    100.00%   $31,989    100.00%     $29,939    100.00%


LOAN MATURITY DISTRIBUTION AND REPRICING

An analysis of the maturity and interest rate sensitivity of loans at December
31, 1995 follows:

                                               One Year     One to       After
(In Thousands)                                 or Less    Five Years   Five Years   Total
                                               -------    ----------   ----------   -------
Maturities of fixed rate loans                 $ 2,901      $15,950      $ 2,848    $21,699

Repricing frequency of adjustable rate loans    11,920          713            -     12,633
                                               -------       ------      -------    -------
Total Loans                                    $14,821      $16,663      $ 2,848    $34,332

Loans presented above are gross loans without reduction for unearned income on installment loans and excludes loans in nonaccrual status.

MATURITY DISTRIBUTION OF TIME DEPOSITS

The following table presents the maturity distribution of time deposits of $100,000 or more as of December 31 of the indicated years.


(In Thousands)                  1995     1994
Maturity Period                Balance  Balance
- ---------------                -------  -------
  Three months or less          $3,247   $1,997
  Three through six months       2,122    2,461
  Six through twelve months      1,028    1,000
  Over twelve months                 -        -
                                ------   ------
     Total                      $6,397   $5,458
                                ======   ======

INTEREST RATE SENSITIVITY ANALYSIS

The following table presents The National Bank of Carmi's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at December 31, 1995, which are expected to reprice or mature in each of the future time periods shown.

                                                Within    Three to    One to    Over
                                                 Three     Twelve      Five     Five
                                                Months     Months     Years     Years    Total
                                               ---------  ---------  --------  --------  --------
Interest-earning assets:
  Fixed-rate loans                             $  1,255   $  1,646   $15,950   $ 2,848   $21,699
  Adjustable rate loans                           9,615      2,305       713         -    12,633
  Fixed rate debt securities                        235        786     7,253    13,048    21,322
  Adjustable rate debt securities                 2,218      1,580         -         -     3,798
  Interest-bearing deposits in banks
    and federal funds sold                        2,301          -         -         -     2,301
                                               --------   --------   -------   -------   -------
     Total Rate Sensitive Assets               $ 15,624   $  6,317   $23,916   $15,896   $61,753
Interest-bearing liabilities:
  Deposits:
    Certificates of deposit                    $ 11,351   $ 12,428   $ 7,678   $     -   $31,457
    Other deposit accounts                       19,433          -         -         -    19,433
    Short-term borrowings                           700          -         -         -       700
                                               --------   --------   -------   -------   -------
     Total Rate Sensitive Liabilities          $ 31,484   $ 12,428   $ 7,678   $     -   $51,590
Excess (deficiency) of interest sensitive
  assets over interest sensitive liabilities    (15,860)    (6,111)   16,238    15,896
Cumulative excess (deficiency) of
  interest sensitive assets                    $(15,860)  $(21,971)  $(5,733)  $10,163
Cumulative ratio of interest-earning assets
  to interest-bearing liabilities                 49.63%     49.97%    88.89%   119.70%
Interest sensitivity gap to total assets         -24.01%     -9.25%    24.58%    24.06%

                           REGULATORY CONSIDERATIONS

BANK HOLDING COMPANY REGULATION

     ONB is a registered bank holding company and is subject to the regulations of the Federal Reserve under the BHC Act. Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     ONB is prohibited by the BHC Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, ONB is prohibited by the BHC Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The BHC Act does not place territorial restrictions on the activities of such nonbanking-related activities.

CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

     Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

     The following is ONB's regulatory capital ratios as of December 31, 1995:

                                 ONB
                                -----

               Tier 1 Capital:  13.39%

               Total Capital:   15.60%

               Leverage Ratio:   8.37%

BANK REGULATION

     Carmi and the affiliate banks of ONB which are national banks are supervised, regulated and examined by the OCC. The affiliate banks of ONB which are state banks chartered in Indiana, are supervised, regulated and examined by the Indiana Department of Financial Institutions. ONB's affiliate banks chartered in Kentucky are supervised, regulated and examined by the Kentucky Department of Financial Institutions and those affiliate banks chartered in Illinois are supervised, regulated and examined by the ICBT. In addition, those ONB affiliate banks which are state banks and members of the Federal Reserve are supervised and regulated by the Federal Reserve, and those which are not members of the Federal Reserve are supervised and regulated by the FDIC. Carmi, as a national banking association, is supervised, regulated and examined by the OCC and will continue to be supervised, regulated and examined by the OCC following consummation of the Affiliation. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Insured state-chartered banks are prohibited under FDICIA from engaging as principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

BANK CAPITAL REQUIREMENTS

     The FDIC and the OCC have adopted risk-based capital ratio guidelines to which state-chartered banks and national banks under their respective supervision are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into two tiers. Banks are required to maintain a total risk-based capital ratio of 8%. The FDIC or OCC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     In addition, the FDIC and OCC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

     All of ONB's affiliate banks, as well as Carmi, exceed the risk-based capital guidelines of the FDIC and OCC as of December 31, 1995.

     The capital requirements described above are minimum requirements. Higher capital levels will be required by the federal banking regulators if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of both the FDIC and the OCC provide that additional capital may be required to take adequate account of the risks posed by concentrations of credit and nontraditional activities, interest rate risk and the bank's ability to manage such risks. As of December 31, 1995, none of ONB's affiliate banks or Carmi had been directed by its primary federal regulator to maintain capital at a level in excess of the minimum regulatory requirements.

BRANCHES AND AFFILIATES

     Branching by ONB affiliate banks in Indiana, Kentucky and Illinois is subject to the jurisdiction, and requires the prior approval of, the bank's primary federal regulatory authority and, if the branching bank is a state bank, the Indiana Department of Financial Institutions, the Kentucky Department of Financial Institutions or the ICBT (depending upon the location of the principal office of the bank).

     ONB's affiliate banks and Carmi are subject to the Federal Reserve Act, which restricts financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

FDICIA

      FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, generally a leverage ratio 4% or greater and does not meet the definition of a well-capitalized institution. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%, and "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution as described above. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more of a number of requirements and restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized", make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     On July 10, 1995, the federal banking regulators, including the FDIC and the OCC, published final guidelines establishing operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. The federal banking agencies have also published for comment proposed asset quality and earnings standards which, if adopted, would be added to the safety and soundness guidelines. This proposal, like the final guidelines discussed above, would establish the goals to be achieved with respect to asset quality and earnings, and each institution would be responsible for establishing its own procedures to meet such goals.

DEPOSIT INSURANCE

     The deposits of ONB's affiliate banks and Carmi are insured up to $100,000 per insured account, by the Bank Insurance Fund ("BIF"), except for deposits acquired in connection with affiliations with savings associations, which deposits are insured by the Savings Association Insurance Fund ("SAIF"). Accordingly, deposit insurance premiums are paid to both BIF and SAIF. If the FDIC believes that an increase in the insurance rates is necessary, it may increase the insurance premiums applicable to the BIF.

     The amount each institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. For the semi-annual assessment period ended December 31, 1995, BIF assessments ranged from 0.04% to 0.31% of deposits while SAIF assessments ranged from 0.23% to 0.31% of deposits. For the semi-annual assessment period beginning January 1, 1996, BIF assessments will range from nearly 0% (statutory minimum assessment of $1,000 paid to the BIF) to 0.27% of deposits while SAIF assessments will range from 0.23% to 0.31% of deposits. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. Deposit insurance assessments may increase or decrease depending upon the category and subcategory, if any, to which the bank is assigned by the FDIC and upon regulatory changes. Any increase in insurance assessments could have an adverse effect on the earnings of ONB's affiliate banks and Carmi, and any decrease could have a positive effect on the earnings of ONB's affiliate banks and Carmi.

INTERSTATE BANKING

     In 1994, Congress enacted sweeping changes to the interstate branching and expansion powers of depository institutions and their holding companies in The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") which allows for interstate banking and interstate branching without regard to whether such activity is permissible under state law. Beginning on September 29, 1995, bank holding companies may acquire banks anywhere in the United States subject to certain state restrictions. Beginning on June 1, 1997, an insured bank may merge with an insured bank in another state without regard to whether such merger is prohibited by state law. Additionally, an out-of-state bank may acquire the branches of an insured bank in another state without acquiring the entire bank; provided, however, that the law of the state where the branch is located permits such an acquisition. States may permit interstate branching earlier than June 1, 1997, where both states involved with the bank merger expressly permit it by statute. Further, bank holding companies may merge existing bank subsidiaries located in different states into one bank. Indiana now permits interstate branching (both de novo and by acquisition) in accordance with Riegle-Neal subject to certain conditions. Illinois enacted interstate branching legislation which is effective on June 1, 1997. The Illinois legislation does not permit de novo branching into Illinois by an out-of-state bank or the acquisition of a branch in Illinois without the acquisition of the entire bank.

     Beginning on September 29, 1995, an insured bank subsidiary may act as an agent for an affiliated bank or thrift in offering limited banking services (receive deposits, renew time deposits, close loans, service loans and receive payments on loans obligations) both within the same state and across state lines.

ADDITIONAL MATTERS

     In addition to the matters discussed above, ONB's affiliate banks and Carmi are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

     The extensive regulation, supervision and examination of financial institutions by the bank regulatory agencies is intended primarily for the protection of the insurance fund and depositors. Moreover, such regulation imposes substantial restrictions on the operations and activities of such institutions, and grants to regulators broad discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to classification of assets and establishment of adequate loan loss reserves. Any changes in such regulations, whether by legislation or regulatory action, could have a material impact on ONB's affiliate banks and their operations. ONB cannot predict what, if any, future actions may be taken by legislative or regulatory authorities or what impact any such actions may have on the operations of its affiliates.

     The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

     Additional legislation and administrative actions affecting the banking industry are being considered and in the future may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation of administrative action will be enacted or the extent to which the banking industry in general or Carmi or ONB and its affiliate banks in particular would be affected thereby.

                           COMPARISON OF COMMON STOCK

     The rights of holders of Carmi Common Stock who receive ONB Common Stock in the Affiliation will be governed by the laws of the State of Indiana, the state in which ONB is incorporated, and by ONB's Amended and Restated Articles of Incorporation ("ONB's Articles of Incorporation") and ONB's By-Laws, as amended ("ONB's By-Laws"). The rights of the shareholders of Carmi are presently governed by the laws of the United States of America, and by Carmi's Articles of Association ("Carmi's Articles") and By-Laws. The rights of the shareholders of Carmi differ in certain respects from the rights they would have as ONB shareholders, including ONB's anti-takeover measures and the vote required for the amendment of significant provisions of the articles of incorporation and for the approval of significant corporate transactions. The following summary comparison of ONB Common Stock and Carmi Common Stock includes all material features of such shares but does not purport to be complete and is qualified in its entirety by reference to ONB's Articles and By-Laws and Carmi's Articles and By-Laws.

AUTHORIZED BUT UNISSUED SHARES

     ONB's Articles of Incorporation authorize the issuance of 30,000,000 shares of ONB Common Stock, of which 24,835,361 whole shares were outstanding as of February 29, 1996. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of ONB without prior shareholder approval. ONB has 2,000,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of ONB. No shares of preferred stock are presently outstanding.

     The Board of Directors of ONB has concluded that it is in the best interests of ONB and its shareholders to increase the amount of ONB's authorized common stock from 30 million to 50 million shares. At ONB's annual meeting to be held on April 18, 1996, the shareholders will vote upon an amendment to ONB's Articles of Incorporation to approve the Board of Director's proposal to increase the number of shares of authorized common stock. If approved by the shareholders, the amendment will be effective upon the filing of Articles of Amendment to ONB Articles of Incorporation with the Indiana Secretary of State. The issuance of shares of ONB Common Stock to the shareholders of Carmi in the Merger does not depend upon the approval of the proposed amendment to ONB's Articles of Incorporation.

     The Board of Directors of ONB has authorized a series of preferred stock designated as Series A preferred stock. The Board of Directors of ONB has designated 200,000 shares of Series A preferred stock in connection with the shareholder rights plan of ONB. The ONB Series A preferred stock may not be issued except upon exercise of certain rights pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this Proxy Statement. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions -- ONB's Shareholder Rights Plan" below.

     The shares of ONB Series A preferred stock are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred stock of ONB. Each share of ONB Series A preferred stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on ONB Common Stock. In addition, the ONB Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the ONB Common Stock, in like kind. In the event of liquidation, the holders of ONB Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 100 times the liquidation payment made per share of ONB Common Stock. Each share of ONB Series A preferred stock will have 100 votes, subject to adjustment, voting together with the ONB Common Stock and not as a separate class unless otherwise required by law or ONB's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of ONB Series A preferred stock will be entitled to receive 100 times the amount received per share of ONB Common Stock. The rights of the ONB Series A preferred stock as to dividends, voting rights and liquidation are protected by antidilution provisions. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions".

     As of December 31, 1995, ONB had approximately 1,394,041 shares of ONB Common Stock reserved for issuance under ONB's dividend reinvestment and stock purchase plan and 1,406,919 million shares of its common stock reserved for issuance upon conversion of its outstanding 8% convertible subordinated debentures (as adjusted for the 5% stock dividend issued by ONB on February 20, 1996). Such debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of ONB Common Stock at a conversion rate of
44.643 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $22.40 per share), subject to adjustment in certain events.

     The issuance of additional shares of ONB Common Stock to persons who were not holders of ONB Common Stock prior to such issuance or the issuance of ONB preferred stock may adversely affect the interests of ONB shareholders.

     Carmi's Articles authorize the issuance of 100,000 shares of Carmi Common Stock, $10.00 par value per share, all of which were outstanding as of December 31, 1995. Following the Affiliation, all of the outstanding shares of Carmi Common Stock will be held by ONB.

PREEMPTIVE RIGHTS

     As permitted by Indiana law, ONB's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional ONB Common Stock or other securities. Preemptive rights may be granted to ONB's shareholders if ONB's Articles of Incorporation are amended accordingly. Under Carmi's Articles, shareholders of Carmi have do not have preemptive rights to subscribe for any new or additional shares of Carmi Common Stock or other securities or indebtedness.

DIVIDEND RIGHTS

     The holders of common stock of ONB and Carmi are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. With respect to ONB, a dividend may not be paid if, after giving it effect, (1) ONB would not be able to pay its debts as they become due in the usual course of business, or (2) ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if ONB were to be dissolved at the time of the dividend. With respect to Carmi, it may pay cash dividends on its shares of common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two (2) preceding years.

     The amount of dividends, if any, that may be declared by ONB in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since ONB is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of ONB's Board of Directors and other factors that may be appropriate in determining dividend policies.

     Cash dividends paid to ONB by its Illinois-chartered affiliate banks are limited by Illinois law to the bank's net profits then on hand, less losses and statutorily-defined bad debts. Cash dividends paid to ONB by its Indiana-chartered affiliate banks are limited by Indiana law to the balance of the bank's undivided profits account adjusted for statutorily-defined bad debts. Cash dividends paid to ONB by its Kentucky-chartered affiliate banks are limited by Kentucky law to so much of the net profits of the banks, after deducting all expenses, losses, bad or suspended debts and interest and taxes accrued or due from the banks, as the boards of directors of the banks deem expedient. In addition, the approval of the Kentucky Commissioner of Banks is required if the total of all dividends declared by a Kentucky bank in any calendar year exceeds the bank's net profit for that year and the net retained profits from the preceding two years, less any transfers to surplus or a fund for retirement of preferred stock or debt. ONB's national affiliate banks may pay cash dividends on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

     Dividends paid by Carmi and ONB's affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATORY CONSIDERATIONS". If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of ONB's affiliate banks or Carmi is currently subject to such a restriction.

VOTING RIGHTS

     The holders of the outstanding shares of ONB Common Stock and Carmi Common Stock are entitled to one vote per share on all matters presented for shareholder vote. Shareholders of ONB do not have cumulative voting rights in the election of directors while shareholders of Carmi do have cumulative voting rights in the election of directors.

     Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote, as specified in the corporation's by-laws, of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles of incorporation requiring a higher percentage vote for certain transactions. ONB's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of ONB Common Stock. Indiana law permits a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the articles of incorporation. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions". Under the National Bank Act, as amended, a national bank may merge or consolidate with another national bank or state bank if such transaction is approved by a majority of the directors of the national bank and the holders of at least two-thirds of its voting shares.

     Indiana law requires shareholder approval for most amendments to a corporation's articles of incorporation by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). Indiana law permits a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the articles of incorporation. ONB's Articles of Incorporation require a super-majority shareholder vote of eighty percent (80%) of the outstanding shares of ONB Common Stock for the amendment of certain significant provisions. Under the National Bank Act, as amended, an association's articles of association may be amended by a majority of the voting shares of the stock of the association.

DISSENTERS' RIGHTS

     The shareholders of Indiana business corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of (1) consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote thereon, (2) consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote thereon, (3) consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote thereon, (4) approval of a control share acquisition under Indiana law, and (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the Board of Directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to a merger, share exchange or sale or exchange of property if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market System or a similar market. As of the date of this Proxy Statement, shares of ONB Common Stock are traded on the Nasdaq National Market System and, therefore, ONB shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

     With respect to dissenters' rights of the shareholders of Carmi in connection with the Affiliation, see the discussion under the caption "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders" and Appendices B and C.

LIQUIDATION RIGHTS

     In the event of any liquidation or dissolution of ONB, the holders of shares of ONB Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of ONB's liabilities and any rights of creditors and holders of shares of ONB preferred stock then outstanding. In the event of any liquidation, dissolution or winding up of Carmi, the holders of shares of Carmi Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of Carmi's liabilities and any rights of creditors.

ASSESSMENT AND REDEMPTION

     Under Indiana law, certain shares of ONB Common Stock are not liable to further assessment. Under the National Bank Act, as amended, shares of Carmi Common Stock are liable to further assessment under certain limited circumstances.

     Under Indiana law, ONB may redeem or acquire shares of ONB Common Stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. ONB may not redeem or acquire shares of ONB Common Stock if, after giving such redemption or acquisition effect, ONB would not be able to pay its debts as they become due in the usual course of business, or ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if ONB were to be dissolved at the time of the redemption or acquisition. Carmi has similar redemption rights under its Articles.

     Federal Reserve regulations generally require a bank holding company to give prior notice to the Federal Reserve if the consideration to be paid by it for any redemption or acquisition of its shares, when aggregated with the consideration paid for all redemptions or acquisitions for the preceding twelve
(12) months, equals or exceeds 10% of its consolidated net worth. This requirement does not, however, apply to a bank holding company which is deemed to be "well-capitalized" as defined pursuant to FDICIA (see "Regulatory Considerations -- FDICIA") and which received a composite rating of 1 or 2 at its most recent Federal Reserve examination and which is not the subject of any unresolved supervisory issues. This requirement does not apply to ONB.

ANTI-TAKEOVER PROVISIONS

     The anti-takeover measures applicable to ONB and Carmi, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of ONB or Carmi. These measures may have the effect of discouraging certain tender offers for shares of ONB Common Stock or Carmi Common Stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

     Indiana Law. Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

     An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. ONB is covered by the business combinations provision of Indiana law and Carmi is not covered. The constitutional validity of the business combinations provision of Indiana law has in the past been challenged and has been upheld by the United States Supreme Court.

     In addition to the business combinations provision, Indiana law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

     This provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. ONB is subject to the control share acquisition provision.

     ONB's Articles of Incorporation. In addition to the protections provided by Indiana law, ONB's Articles of Incorporation require the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of capital stock for any business combination which is not recommended by the vote of two-thirds or more of the members of the Board of Directors. For purposes of ONB's Articles of Incorporation, "business combination" is defined to include: (1) a merger or consolidation of ONB with or into any other corporation, (2) any sale, lease, exchange or other disposition of any material part of the assets of ONB, or (3) any liquidation or dissolution of ONB or any material subsidiary of ONB. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of ONB Common Stock entitled to vote thereon.

     ONB's Articles of Incorporation also include provisions requiring (1) the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, and (2) any person acquiring fifteen percent (15%) of the then issued and outstanding stock of ONB to pay equal consideration in connection with the acquisition of any further shares. These provisions require an eighty percent (80%) affirmative vote of the issued and outstanding shares of ONB Common Stock entitled to vote thereon in order to be altered, amended or repealed.

     ONB's Shareholder Rights Plan. On January 25, 1990, the Board of Directors of ONB declared a dividend of one (1) right for each issued and outstanding share of ONB Common Stock ("Right"). See "COMPARISON OF COMMON STOCK -- Authorized But Unissued Shares". The dividend was payable on March 15, 1990 to holders of record of ONB Common Stock at the close of business on March 1, 1990. Each Right entitles the registered holder, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB one-hundredth (1/100) of a share of ONB Series A preferred stock at an initial Purchase Price of $60.00, subject to adjustment. The terms and conditions of the Rights are contained in a Rights Agreement between ONB and Old National Bank in Evansville, as Rights Agent.

     The foregoing information concerning ONB's shareholder Rights Plan does not purport to be complete. For additional information, see The Rights Agreement, dated March 1, 1990, between ONB and Old National Bank in Evansville, as Trustee, which is specifically incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Carmi's Articles. Certain of the corporate governance provisions which are part of Carmi's Articles could discourage or frustrate future attempts to acquire control of Carmi by possibly making it more difficult to change the composition of the incumbent Board of Directors of Carmi. Article Fourth of Carmi's Articles provides that a stockholder must furnish written notice to the president of Carmi, not less than 14 nor more than 50 days prior to the meeting as originally scheduled, of a stockholder's nomination of a candidate for election to the Board of Directors. Article Fourth further provides that a stockholders' notice with respect to the nomination of candidates to the Board of Directors of Carmi must contain: (a) the name and residence address of the stockholder who intends to make the nomination; (b) the name and residence address, and principal occupation or employment of each nominee, and (c) the number of shares of capital stock that will be voted for the nominee. The procedures set for the in Article Fourth would prohibit last-minute attempts by any stockholder to nominate an individual for election to the Board of Directors of Carmi at a stockholders' meeting, even if such a nomination might be desired by a majority of stockholders.

DIRECTOR LIABILITY

     Under Indiana law, a director of ONB will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless (1) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and (2) such breach or failure to perform constitutes willful misconduct or recklessness.

     As permitted by the National Bank Act, as amended, a director of Carmi is indemnified to the fullest extent provided allowed by Illinois law, provided, however, that a director may not be indemnified for costs relating to a final order assessing civil money penalties or requiring payments from the director to Carmi.

DIRECTOR NOMINATIONS

     ONB's By-Laws require that all nominations for election as directors of ONB shall be made by the Board of Directors of ONB in accordance with the By-Laws. Under the By-Laws, the Nominating Committee of the Board of Directors of ONB ("Nominating Committee") is required to submit to the entire Board of Directors its recommendation of nominees for election as directors of ONB prior to each annual or special meeting of shareholders at which directors will be elected.

     The Nominating Committee is comprised of five (5) directors of ONB, none of whom is an officer or employee of ONB. The Nominating Committee maintains the responsibility to recruit potential director candidates, recommend changes to the entire Board of Directors concerning the size, composition and responsibilities of the Board of Directors, review proxy documents received from shareholders relating to the Board of Directors and review suggestions of shareholders regarding nominees for election as directors. All such suggestions of shareholders with respect to director nominations must be submitted in writing to the Nominating Committee not less than 120 days prior to the date of the annual or special meeting of shareholders at which directors will be elected.

     Carmi's Articles of Association allow for the nomination for election to the Board of Directors to be made by the existing Board of Directors or by any of its shareholders.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Agreement will be passed upon for ONB by the law firm of Krieg DeVault Alexander & Capehart, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204, and for Carmi by the law firm of Barack, Ferrazzano, Kirschbaum & Perlman, Chicago, Illinois and the Stanley Law Office, Carmi, Illinois. David L. Stanley, who owns more than 5% of the outstanding shares of Carmi Common Stock, John D. Stanley, a director of Carmi, and Mark R. Stanley, a director of Carmi, are partners in the Stanley Law Office.

                                    EXPERTS

     The consolidated financial statements of ONB and affiliates incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated into this Proxy Statement in reliance upon the authority of such firm as experts in auditing and accounting in giving said report.

     The consolidated financial statements of Carmi as of and for the fiscal year ended December 31, 1994 included in this Proxy Statement have been audited by Gray Hunter Stenn, independent auditors, to the extent and for the years indicated in their report thereon. Such consolidated financial statements have been included in this Proxy Statement in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

     Representatives of Gray Hunter Stenn are not expected to be at the Special Meeting.

                                 OTHER MATTERS

     The Special Meetings is called for the purposes set forth in the Notice attached to this Proxy Statement. The Board of Directors of Carmi knows of no other matters for action by shareholders at the Special Meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority on the persons named therein with respect to any such matters, none of which are known to the Board of Directors of Carmi as of the date hereof, which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the recommendation of the Board of Directors of Carmi.

            INDEX TO THE NATIONAL BANK OF CARMI FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
Independent Auditors' Report.............................................    F-2

Balance Sheets as of December 31, 1995 and 1994..........................    F-3

Statements of Income for the Years Ended December 31, 1995, 1994
and 1993.................................................................    F-4

Statements of Changes in Stockholders' Equity for the Years Ended
December 31, 1995, 1994 and 1993.........................................    F-5

Statements of Cash Flows for the Years Ended December 31, 1995, 1994
and 1993.................................................................    F-6

Notes to Financial Statements for the Years Ended December 31, 1995,
1994 and 1993............................................................    F-7


                          INDEPENDENT AUDITORS' REPORT



Board of Directors
The National Bank of Carmi


We have audited the accompanying balance sheets of The National Bank of Carmi, Carmi, Illinois as of December 31, 1995 and 1994 and the related statements of income, changes in stockholders' equity and cash flows each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The National Bank of Carmi, Carmi, Illinois as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of operating expenses on page 14 is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ GRAY HUNTER STENN


Marion, Illinois
January 16, 1996

                           THE NATIONAL BANK OF CARMI
                                CARMI, ILLINOIS
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                         1995              1994
                                                   ----------------  ----------------
Cash and due from banks                             $ 1,795,252.83    $ 2,200,823.61
Interest bearing deposits                               100,000.00        100,000.00
Securities held to maturity                                      -     20,097,361.80
Securities available for sale                        25,120,224.04      7,944,592.07
Other securities                                         60,000.00         60,000.00
Federal funds sold                                    2,201,000.00        963,000.00
Loans, less allowance for loan losses
 of $775,127.16 and $350,759.76, respectively        33,252,300.63     31,638,547.00
Accrued interest receivable                             928,896.77        794,721.43
Bank premises and equipment                           1,132,009.04      1,239,337.01
Deferred income tax                                     189,375.91        241,537.54
Goodwill                                              1,223,262.51      1,317,073.55
Other real estate                                        26,446.38         91,089.15
Other assets                                             29,282.17         39,167.76
                                                    --------------    --------------

    TOTAL ASSETS                                    $66,058,050.28    $66,727,250.92
                                                    ==============    ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:
  Demand                                            $ 5,022,498.99    $ 5,725,873.40
  Interest-bearing transaction accounts              15,854,331.08     16,381,201.70
  Savings                                             3,578,448.93      3,578,375.15
  Time, $100,000 and over                             6,396,915.58      5,458,070.26
  Other time                                         25,059,800.85     25,182,477.27
                                                    --------------    --------------

TOTAL DEPOSITS                                      $55,911,995.43    $56,325,997.78

Securities sold under repurchase agreements             700,000.00      1,000,000.00
Outstanding official checks                             251,190.90        186,468.78
Accrued interest payable                                330,741.77        305,629.57
Other liabilities                                       149,171.00        141,310.51
Accrued income tax                                       12,377.00         26,078.87
Dividends payable                                       671,000.00        650,000.00
                                                    --------------    --------------

    TOTAL LIABILITIES                               $58,026,476.10    $58,635,485.51
                                                    --------------    --------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
  Common stock, par value $10.00; 100,000
   shares authorized, issued and outstanding        $ 1,000,000.00    $ 1,000,000.00
  Paid in capital                                     1,000,000.00      1,000,000.00
  Retained earnings                                   6,012,725.16      6,294,925.63
  Net unrealized gain (loss) on securities
   available for sale, net of deferred tax
   of ($9,710.09) and $104,658.29 respectively           18,849.02       (203,160.22)
                                                    --------------    --------------

    TOTAL STOCKHOLDERS' EQUITY                      $ 8,031,574.18    $ 8,091,765.41
                                                    --------------    --------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $66,058,050.28    $66,727,250.92
                                                    ==============    ==============

See accompanying notes to financial statements.

                           THE NATIONAL BANK OF CARMI
                                CARMI, ILLINOIS
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                 1995             1994             1993
                                            ---------------  ---------------  ---------------
INTEREST INCOME
  Interest on loans                          $2,950,319.93    $2,568,810.84    $2,066,494.29
  U.S. Government obligations                   323,476.16       295,068.75       224,025.90
  Agencies of the U.S. Government               895,955.90     1,077,151.66     1,118,566.59
  State and political subdivisions              375,540.12       376,883.43       376,473.59
  Other securities                               54,483.12        46,152.25         7,498.03
  Interest on federal funds sold                100,028.65        48,373.63        71,588.45
                                             -------------    -------------    -------------

      TOTAL INTEREST INCOME                  $4,699,803.88    $4,412,440.56    $3,864,646.85

LESS INTEREST EXPENSE:
  Interest on Deposits                        2,214,969.01     1,884,998.43     1,686,169.41
                                             -------------    -------------    -------------

NET INTEREST INCOME                          $2,484,834.87    $2,527,442.13    $2,178,477.44

Provision for Loan Losses                       400,000.00                -        86,000.00
                                             -------------    -------------    -------------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                 $2,084,834.87    $2,527,442.13    $2,092,477.44
                                             -------------    -------------    -------------

NON-INTEREST INCOME
  Service charges                            $  202,767.34    $  186,155.44    $  153,641.76
  Gain (loss) on security sales                  (3,002.63)      (38,344.84)       (9,485.87)
  Other income                                   65,103.07        66,073.04        37,347.25
                                             -------------    -------------    -------------

      TOTAL NON-INTEREST INCOME              $  264,867.78    $  213,883.64    $  181,503.14
                                             -------------    -------------    -------------

NON-INTEREST EXPENSE
  Salaries and employee benefits             $  872,820.21    $  841,597.78    $  667,981.18
  Occupancy expense                             275,667.20       256,435.13       205,779.59
  Other expenses                                614,557.33       694,180.63       501,713.64
                                             -------------    -------------    -------------

      TOTAL NON-INTEREST EXPENSE             $1,763,044.74    $1,792,213.54    $1,375,474.41
                                             -------------    -------------    -------------

INCOME BEFORE PROVISION FOR INCOME TAXES     $  586,657.91    $  949,112.23    $  898,506.17

Provision for Income Tax                        122,858.38       237,009.24       114,331.29
                                             -------------    -------------    -------------

INCOME BEFORE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                        $  463,799.53    $  712,102.99    $  784,174.88

Cumulative Effect on Prior Years of
 Accounting Change                                       -                -        36,843.00
                                             -------------    -------------    -------------
NET INCOME                                   $  463,799.53    $  712,102.99     $ 821,017.88
                                             =============    =============     =============

EARNINGS PER SHARE                           $        4.64    $       7.12      $       8.21
                                             =============    ============      =============


See accompanying notes to financial statements.

                           THE NATIONAL BANK OF CARMI
                                CARMI, ILLINOIS
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                NET UNREALIZED
                                                                                  GAIN (LOSS)
                                   COMMON         PAID IN          RETAINED      AVAILABLE FOR
                                   STOCK          SURPLUS          EARNINGS     SALE SECURITIES       TOTAL
                                -------------   ------------    -------------   ---------------   -------------
BALANCE - JANUARY 1, 1993       $1,000,000.00   $1,000,000.00   $6,136,804.76   $          -      $8,136,804.76

  Net income                             -               -         821,017.88              -         821,017.88

  Dividends declared                     -               -        (650,000.00)             -        (650,000.00)
                                -------------   -------------   -------------   ---------------   -------------
   ($ 6.50 per share)

BALANCE - DECEMBER 31, 1993     $1,000,000.00   $1,000,000.00   $6,307,822.64   $          -      $8,307,822.64
  Net income                             -               -         712,102.99              -         712,102.99

  Dividends declared                     -               -        (725,000.00)             -        (725,000.00)
   ($ 7.25 per share)

  Net change in unrealized
   gain (loss) on securities             -               -               -          (203,160.22)    (203,160.22)
                                -------------   -------------   -------------   ---------------   -------------

BALANCE - DECEMBER 31, 1994     $1,000,000.00   $1,000,000.00   $6,294,925.63   $   (203,160.22)  $8,091,765.41
                                -------------   -------------   -------------   ---------------   -------------

  Net income                             -               -         463,799.53              -         463,799.53

  Dividends declared                     -               -        (746,000.00)             -        (746,000.00)
   ($ 7.46 per share)

  Net change in unrealized
   gain (loss) on securities             -               -               -           222,009.24      222,009.24
                                -------------   -------------   -------------   ---------------   -------------

BALANCE - DECEMBER 31, 1995     $1,000,000.00   $1,000,000.00   $6,012,725.16   $     18,849.02   $8,031,574.18
                                -------------   -------------   -------------   ---------------   -------------


See accompanying notes to financial statements.

                           THE NATIONAL BANK OF CARMI
                                CARMI, ILLINOIS
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                      1995             1994              1993
                                                ----------------  ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                              $ 4,652,903.91    $ 4,399,084.66   $  4,004,603.17
  Interest paid on deposits                       (2,189,856.81)    (1,847,623.53)    (1,773,805.94)
  Cash paid to suppliers and employees            (1,530,747.49)    (1,542,164.69)    (1,274,900.52)
  Other income received                              248,439.55        252,228.48        190,989.01
  Income taxes (paid) received                      (198,767.00)        40,276.00       (295,735.00)
                                                 --------------    --------------   ---------------

  NET CASH PROVIDED BY OPERATING ACTIVITIES      $   981,972.16    $ 1,301,800.92   $    851,150.72
                                                 --------------    --------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of other real estate        $   124,269.14    $     9,569.96   $     67,431.52
  Proceeds from maturities of securities
   held to maturity                                6,332,531.83      8,705,549.95      9,384,278.68
  Proceeds from sales of securities
   available for sale                                476,830.19      1,329,714.76      4,960,492.21
  Purchase of securities                          (3,641,532.57)    (5,114,681.78)   (13,249,862.75)
  Net (increase) decrease in loans                (2,053,949.14)    (2,164,532.98)      (576,432.81)
  Purchases of equipment                             (13,412.16)      (148,086.74)       (31,380.58)
  Acquisition of First National - Crossville               -           (17,341.75)    (2,584,026.03)
  Cash received from First National -
   Crossville                                              -                 -         2,356,926.89
                                                 --------------    --------------   ---------------

  NET CASH PROVIDED BY INVESTING ACTIVITIES      $ 1,224,737.29    $ 2,600,191.42   $    327,427.13
                                                 --------------    --------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits            $  (649,280.23)   $(4,592,473.76)  $   (447,170.68)
  Dividends paid                                    (725,000.00)      (650,000.00)      (800,000.00)
                                                 --------------    --------------   ---------------

  NET CASH PROVIDED (USED) BY FINANCING
   ACTIVITIES                                    $(1,374,280.23)   $(5,242,473.76)  $ (1,247,170.68)
                                                 --------------    --------------   ---------------

NET INCREASE (DECREASE) IN CASH AND
 EQUIVALENTS                                     $   832,429.22    $(1,340,481.42)  $    (68,592.83)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR          3,163,823.61      4,504,305.03      4,572,897.86
                                                 --------------    --------------   ---------------

CASH AND EQUIVALENTS AT END OF YEAR              $ 3,996,252.83    $ 3,163,823.61   $  4,504,305.03
                                                 ==============    ==============   ===============

RECONCILIATION OF NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES

NET INCOME                                       $   463,799.53    $   712,102.99   $    821,017.88

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
  Provision for loan losses                      $   400,000.00    $         -      $     86,000.00
  Depreciation                                       120,740.13        114,965.42        100,824.80
  Amortization of goodwill                            93,811.04         94,383.18              -
  Amortization of bond premium                        99,485.59        103,262.54         61,707.89
  Accretion of bond discount                         (12,210.22)       (13,824.82)       (63,888.04)
  Net realized loss on securities
   available for sale                                  3,002.63         38,344.84          9,485.87
  Other real estate losses                           (19,430.86)         5,000.00          4,355.56
  (Increase) decrease in interest receivable        (134,175.34)      (102,793.62)       142,136.47
  (Increase) decrease in income taxes                (75,908.62)       277,285.24       (218,246.71)
  (Increase) decrease in other assets                  9,885.59          2,393.40           (497.86)
  Increase (decrease) in interest payable             25,112.20         37,374.90        (87,636.53)
  Increase (decrease) in other liabilities             7,860.49         33,306.85         (4,108.61)
                                                 --------------    --------------   ---------------

  TOTAL ADJUSTMENTS                              $   518,172.63    $   589,697.93   $     30,132.84
                                                 --------------    --------------   ---------------

  NET CASH PROVIDED BY OPERATING ACTIVITIES      $   981,972.16    $ 1,301,800.92   $    851,150.72
                                                 ==============    ==============   ===============

SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
  Other real estate transferred from loans       $    40,195.51    $    61,000.00   $          -
                                                 ==============    ==============   ===============

See accompanying notes to financial statements.

                           THE NATIONAL BANK OF CARMI

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS
     The National Bank of Carmi provides a variety of banking services to individuals and businesses through its two facilities in Carmi and Crossville. Its primary deposit products are demand deposits and certificates of deposit, and its primary lending products are commercial business, real estate mortgage, and installment loans.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INVESTMENT SECURITIES
     The Bank adopted Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115) as of the beginning of 1994. This new accounting policy expands the use of fair value accounting for securities for which there is not a positive intent and ability to hold to maturity. At acquisition, FAS 115 requires that securities be classified into one of three categories: trading, available for sale or investment. Trading securities are bought and held principally with the intention of selling them in the near term. The Bank has no trading securities. Investment securities are those securities for which the Bank has the ability and intent to hold until maturity. All other debt securities are classified as available for sale. Other securities include stock in the Federal Reserve Bank. There was no effect of this change on 1994 net income.

     Securities available for sale are stated at fair value. Fair value is based on market prices quoted in financial publications or other independent sources. Net unrealized gains or losses are excluded from earnings and reported, net of deferred income taxes, as a separate component of shareholders' equity until realized. The adjusted cost of the specific security available for sale that is sold is used to compute any gain or loss upon sale.

     Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income on the level-yield method. Gain or loss is recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature.

     LOANS
     Loans are stated at the amount of unpaid principal, reduced by unearned discount and allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by a method which approximates the level yield method. Interest on commercial and real estate mortgage loans is accrued and credited to operations based upon the principal amount outstanding, using the simple interest method. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in
     the loan portfolio.    The amount of the allowance is based on
     management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

     OTHER REAL ESTATE
     Real estate acquired through foreclosure is carried at the lower of the recorded investment in the loan for which the property previously served as collateral or the current appraised value of the foreclosed property. Any writedowns required prior to actual foreclosure are charged to the reserve for loan losses. Subsequent to foreclosure, losses on the periodic revaluation of the property are charged to current period earnings as noninterest expense. Gains and losses resulting from the sale of foreclosed property are credited or charged to current period earnings. Costs of maintaining and operating foreclosed property are expensed as incurred and expenditures to complete or improve foreclosed properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property. Loans meeting in-substance foreclosure criteria are reported and accounted for consistent with treatment accorded foreclosed property.

     BANK PREMISES AND EQUIPMENT
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the double declining and straight-line methods over the estimated useful lives. Estimated useful lives on bank premises range from ten to forty years and five to fifteen years on equipment. Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are expensed as incurred.

     INCOME TAXES
     Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     EARNINGS PER SHARE
     Earnings per share are calculated on the basis of the weighted average of common shares outstanding.

     CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

     RECLASSIFICATIONS
     Certain items for 1994 and 1993 have been reclassified to conform with the 1995 presentation. Such reclassifications have no effect on net earnings or stockholders' equity as previously reported.

2.   CASH AND DUE FROM BANKS

     The Bank is required to maintain certain reserve balances in accordance with Federal Reserve Board requirements. The reserve balances maintained as of December 31, 1995 and 1994 are $410,000.00 and $402,000.00,
     respectively.

3.   INVESTMENT SECURITIES

     The book value and approximate fair value of the Bank's securities at December 31, 1995 and 1994 are summarized as follows:

                                                                      Gross        Gross
                                       Book           Fair         Unrealized    Unrealized
                                       Value          Value           Gain          Loss
                                   --------------  --------------  -----------  -------------
     HELD TO MATURITY -

     December 31, 1995

     U. S. Treasury securities     $        -      $         -     $      -     $        -
     Securities of U. S.
       Government Agencies                  -                -            -              -
     Obligations of state and
     political subdivisions                 -                -            -              -
                                   --------------  --------------  -----------  -------------
         Total                     $        -      $         -     $      -     $        -
         -----                     ==============  ==============  ===========  =============

                                                                      Gross        Gross
                                       Book           Fair         Unrealized    Unrealized
                                       Value          Value           Gain          Loss
                                   --------------  --------------  -----------  -------------
     HELD TO MATURITY -

      December 31, 1994

      U. S. Treasury securities    $ 4,832,894.19  $ 4,609,362.50  $ 11,296.79  $  234,828.48
      Securities of U. S.
       Government Agencies           8,284,998.98    7,783,947.97     7,135.38     508,186.39
      Obligations of state and
       political subdivisions        6,231,052.03    6,057,809.85    57,574.04     230,816.22
      CMO's                            748,416.60      686,175.00         -         62,241.60
                                   --------------  --------------  -----------  -------------

            Total                  $20,097,361.80  $19,137,295.32  $ 76,006.21  $1,036,072.69
            -----                  ==============  ==============  ===========  =============



                                                                      Gross        Gross
                                       Book           Fair         Unrealized    Unrealized
                                       Value          Value           Gain          Loss
                                   --------------  --------------  -----------  -------------
      AVAILABLE FOR SALE -

      December 31, 1995

      U. S. Treasury securities    $ 3,043,861.39  $ 3,022,645.00  $      -     $   21,216.39
      Securities of U. S.
       Government Agencies          14,984,550.62   14,960,034.41    80,391.42     104,907.63
      Obligations of state and
       political subdivisions        6,314,611.43    6,395,877.88   142,691.68      61,425.23
      CMO's                            748,641.49      741,666.75            -       6,974.74
                                   --------------  --------------  -----------  -------------
            Total                  $25,091,664.93  $25,120,224.04  $223,083.10  $  194,523.99
            -----                  ==============  ==============  ===========  =============

                                                                      Gross        Gross
                                         Book            Fair       Unrealized  Unrealized
                                         Value          Value          Gain        Loss
                                     -------------  --------------  ----------  -----------
      AVAILABLE FOR SALE -

      December 31, 1994

      U. S. Treasury securities      $1,009,898.10   $1,010,000.00   $  101.90  $      -
      Securities of U. S.
       Government Agencies            7,242,512.48    6,934,592.07    7,517.25   315,437.66
      Obligations of state and
       political subdivisions                 -               -           -            -
                                     -------------   -------------   ---------  -----------
             Total                   $8,252,410.58   $7,944,592.07   $7,619.15  $315,437.66
             -----                   =============   =============   =========  ===========

      Other Securities -
       Federal Reserve Bank Stock    $   60,000.00   $   60,000.00   $    -     $      -
                                     =============   =============   =========  ===========

At December 31, 1995 and 1994, securities with book values of $2,701,509.39, and $2,767,516.30, respectively, and fair values of $2,682,275.50 and $2,719,032.00, respectively, were pledged to secure public fund deposits and for other purposes as required by law.

The contractual maturity distribution of debt securities at December 31, 1995 and 1994 is summarized as follows:


                                    Held to Maturity               Available for Sale
                             ------------------------------  ------------------------------
                                 Book            Fair             Book            Fair
                                 Value           Value           Value           Value
                             -------------  ---------------  --------------  --------------
     December 31, 1995

     Due in one year
      or less                $     -        $       -        $   713,125.78  $   717,457.63
     Due from one year
      to five years                -                -          8,287,185.26    8,356,777.89
     Due from five to
      ten years                    -                -          9,041,530.16    8,997,216.54
     Due after ten years           -                -          7,049,823.73    7,048,771.98
                             -------------  --------------   --------------  --------------
                             $     -        $       -        $25,091,664.93  $25,120,224.04
                             =============  ==============   ==============  ==============



                                    Held to Maturity               Available for Sale
                             ------------------------------  ------------------------------
                                 Book            Fair             Book            Fair
                                 Value           Value           Value           Value
                             -------------  ---------------  --------------  --------------
     December 31, 1994

     Due in one year
      or less                $ 2,004,004.60  $ 2,000,501.61   $ 1,009,898.10  $ 1,010,000.00
     Due from one year
      to five years            7,595,086.69    7,300,264.67     1,581,860.07    1,537,584.80
     Due from five to
      ten years                6,647,990.62    6,285,814.51     1,252,364.17    1,175,260.54
     Due after ten years       3,850,279.89    3,550,714.53     4,408,288.24    4,221,746.73
                             --------------  --------------   --------------  --------------
                             $20,097,361.80  $19,137,295.32   $ 8,252,410.58  $ 7,944,592.07
                             ==============  ==============   ==============  ==============

Gross realized gains and gross realized losses on sales of securities were:


                                       1995             1994            1993
                                    ----------       ----------      -----------
     Gross realized gains:
     U.S. Treasury securities       $     -          $     -         $      -
     Securities of U.S.
      Government Agencies             1,715.59         4,165.25        35,586.65
     Obligations of state and
      political subdivisions              -                -            1,239.79
     Other securities                     -                -                4.05
                                    ----------       ----------      -----------
                                    $ 1,715.59       $ 4,165.25      $ 36,830.49
                                    ==========       ==========      ===========

                                       1995           1994            1993
                                    ---------      ----------      ----------
     Gross realized losses:
     U.S. Treasury securities       $      -       $     -         $     -
     Securities of U.S.
      Government Agencies            4,718.22       42,510.09       46,316.36
                                    ---------      ----------      ----------
     Obligations of state and
      political subdivisions               -             -               -

     Other securities                      -             -               -
                                    ---------      ----------      ----------
                                    $4,718.22      $42,510.09      $46,316.36
                                    =========      ==========      ==========

4.   LOANS
     Major classifications of loans are as follows:

                                1995             1994
                           --------------   --------------
     Commercial            $ 6,428,413.68   $ 5,741,380.44
     Real estate            13,569,519.81    13,110,096.74
     Agriculture             7,210,930.52     6,286,815.83
     Installment             7,127,202.71     7,119,636.53
     Other                      99,545.54       144,021.91
                           --------------   --------------

         Total Loans       $34,435,612.26   $32,401,951.45
         -----------

     Unearned income          (408,184.47)     (412,644.69)
                           --------------   --------------
                           $34,027,427.79   $31,989,306.76
                           ==============   ==============

     A summary of the changes in the allowance for loan losses is as follows:

                                                  1995          1994
                                              -----------   ------------

     Balance, Beginning of Year               $350,759.76   $ 403,690.21
     Provision charged to expense              400,000.00          -
     Loans charged off                         (32,905.64)   (103,896.51)

     Recoveries of loans previously
      charged off                               57,273.04      50,966.06
                                              -----------   ------------

     Balance, End of Year                     $775,127.16   $ 350,759.76
                                              ===========   ============

     Nonaccrual loans at December 31, 1995 and 1994 totaled $101,236.00 and $52,232.00, respectively. Officers, directors and employees of The National Bank of Carmi, and individuals related to such individuals incurred indebtedness in the form of loans as customers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. The balance of these loans at December 31, 1995 and 1994 totaled $1,141,532.72 and $764,527.42, respectively.

     A schedule of nonaccrual loans and loans over 90 days delinquent is as follows:

                                        1995                         1994
                            ----------------------------   ---------------------------
                               Past Due                       Past Due
                              90 or More                     90 or More
                            Days and Still   Nonaccrual    Days and Still   Nonaccrual
                               Accruing        Loans          Accruing        Loans
                            -------------  -------------   --------------  -----------
     Commercial               $345,987.00    $ 34,104.00      $165,959.00   $25,384.00
     Real estate                24,102.00      51,823.00        24,743.00     2,005.00
     Installment                 9,020.00      15,309.00        11,881.00    24,843.00
                              -----------    -----------      -----------   ----------
                              $379,109.00    $101,236.00      $202,583.00   $52,232.00
                              ===========    ===========      ===========   ==========


5.   BANK PREMISES AND EQUIPMENT
     A summary of premises and equipment is as follows:

                                             1995             1994
                                         -------------    -------------
     Land                                $  195,820.00    $  195,820.00
     Buildings                            1,293,876.13     1,293,876.13
     Furniture and equipment                755,381.37       856,703.49
                                         -------------    -------------

                                         $2,245,077.50    $2,346,399.62
     Less - Accumulated depreciation      1,113,068.46     1,107,062.61
     -----                               -------------    -------------

     Net premises and equipment          $1,132,009.04    $1,239,337.01
                                         =============    =============

     Depreciation charged to operating expense was $120,740.13 in 1995, $114,965.42 in 1994 and $100,824.80 in 1993.

6.   INCOME TAX
     The provision for income taxes from continuing operations consists of the following components:

                                          1995             1994           1993
                                       -----------      -----------    -----------
     Current tax expense               $185,065.13      $170,336.39    $135,889.29
     Deferred tax expense (benefit)     (62,206.75)       66,672.85     (21,558.00)
                                       -----------      -----------    -----------
                                       $122,858.38      $237,009.24    $114,331.29
                                       ===========      ===========    ===========

     Temporary differences giving rise to the deferred tax asset consist primarily of the excess of bad debt expense and accretion on investment securities for financial reporting purposes over the amount for tax purposes and net operating loss and alternative minimum tax credit carryforwards.

     The Bank has available at December 31, 1995, unused operating loss carryforwards of $165,412.00 which expire in various years and an alternative minimum tax credit carryforward of $9,990.00 which has no expiration date.

7.   PENSION PLAN
     The Bank has a 401(k) plan covering substantially all of the employees. The total expense was $475.00 in 1995, $425.00 in 1994 and $375.00 in
     1993. Plan costs include current services which are funded on a current basis.

8.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
     The Bank is, in the normal course of business, a party to certain off-balance-sheet financial instruments with inherent credit risk. These instruments, which include commitments to extend credit and standby letters of credit, are used by the Bank to meet the financing needs of its customers. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the Bank's balance sheet.

     Financial instruments with off-balance-sheet credit risk for which the contract amounts represent potential risk were as follows:

                                             1995             1994
                                        -------------    -------------
     Commitments to extend credit       $2,572,780.00    $2,427,920.00
                                        =============    =============


     Standby letter of credit           $  196,326.90    $  123,525.00
                                        =============    =============

     The Bank's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is the equivalent of the contractual amount of those instruments. The same credit policies are used by the Bank in granting commitments and conditional obligations as are used in the extension of credit.

     Commitments to extend credit are legally binding agreements to lend to a borrower as long as the borrower performs in accordance with the terms of the contract. Commitments generally have fixed expiration dates or other termination clauses. As many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Included in commitments are the unused portions of lines of credit.

     Standby letters of credit are commitments issued by the Bank to guarantee specific performance of a customer to a third party.

     Collateral may be required by both commitments and standby letters of credit in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction. Collateral held varies, but may include commercial real estate, accounts receivable, inventory and equipment.

9.   RETAINED EARNINGS
     Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. National Banks are prohibited from paying dividends in excess of the current year's net income plus retained income from the preceding two years, unless prior regulatory approval is obtained. At December 31, 1995, no retained earnings were available for the payment of additional dividends without regulatory approval.

10.  ACQUISITION
     On December 17, 1993, the Bank acquired The First National Bank of Crossville, a $13.5 million asset bank in Crossville, Illinois. The acquisition was accounted for as a purchase and, accordingly, the results of operations were included in the financial statements from the acquisition date. The total cost of the acquisition was $2,584,026.03, which exceeded the fair value of the net assets by $1,411,456.73. The excess is being amortized on the straight line method over 15 years. Amortization expense charged to operations for 1995 and 1994 was $93,811.04 and $94,383.18, respectively.

11.  FAIR VALUES OF FINANCIAL INSTRUMENTS
     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

     Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

     Securities held to maturity and securities available for sale - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, other consumer loans, commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-term borrowings - The carrying amounts of borrowings under repurchase agreements and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Accrued interest - The carrying amounts of accrued interest approximate their fair values.

     The Bank, in accordance with FAS No. 107, has estimated fair values of financial instruments as follows:

                                                        1995
                                           -------------------------------
                                              Carrying           Fair
                                               Amount           Value
                                           ---------------  --------------
     Financial Assets:
       Cash and short-term investments     $ 4,096,252.83   $ 4,096,252.83

       Investment securities               $25,120,224.04   $25,120,224.04

       Loans                               $34,027,427.79   $33,487,022.70
       Less:  Allowance for loan losses       (775,127.16)            -
                                           --------------   --------------

       Loans, net of allowance             $33,252,300.63   $33,487,022.70

       Accrued interest receivable         $   928,896.77   $   928,896.77

     Financial Liabilities:
       Deposits                            $55,911,995.43   $55,865,921.52

12.  CAPITAL RESTRICTIONS
     Banking regulations require minimum ratios of capital to total "risk weighted" assets. The Bank is required to have minimum Tier I and total capital ratios of 4.00% and 8.00%, respectively. At December 31, 1995 and 1994, the Bank's actual capital ratios exceeded minimum requirements.

13.  CONCENTRATION OF CREDIT RISK
     Practically all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Practically all such customers are depositors of the Bank. Investment in state and municipal securities also include governmental entities within the Bank's market area. The concentration of credit by type of loan are set forth in Note 4.

     At December 31, 1995, the Bank's cash included one commercial bank deposit account aggregating $299,545.48 in excess of the Federal Deposit Insurance Corporation limit of $100,000.00 per institution.

14.  SHORT-TERM BORROWINGS
     Securities sold under agreements to repurchase mature within 90 days from the transaction date.

15.  SUBSEQUENT EVENT
     The Board of Directors of The National Bank of Carmi have agreed, subject to regulatory and stockholder approval, to merge with Old National Bancorp during 1996.

                                                                      APPENDIX A
                                                                      ----------

                      AGREEMENT OF AFFILIATION AND MERGER

     THIS AGREEMENT OF AFFILIATION AND MERGER ("Agreement") is made and entered into effective as of the 15th day of March, 1996, by and between OLD NATIONAL BANCORP ("ONB") and THE NATIONAL BANK OF CARMI ("Carmi").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Evansville, Vanderburgh County, Indiana; and

     WHEREAS, Carmi is a national banking association organized under the laws of the United States of America, with its principal office located in Carmi, White County, Illinois; and

     WHEREAS, it is the desire of ONB and Carmi to affiliate through a corporate reorganization whereby Carmi will be merged with and into a yet-to-be-formed national bank subsidiary of ONB, to be known as Carmi Merger Bank, N.A.
("Merger Bank"); and

     WHEREAS, ONB will cause Merger Bank to be organized as its wholly-owned national bank subsidiary and to become a party to this Agreement in accordance with the First Amendment to this Agreement ("First Amendment"), the form of which is attached hereto as Exhibit A; and

     WHEREAS, a majority of the entire Board of Directors of ONB and Carmi, respectively, has approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ONB and Carmi hereby make this Agreement and prescribe the terms and conditions of the affiliation of Carmi and ONB and the mode of carrying such merger into effect as follows:

                                   SECTION 1

                                   THE MERGER
                                   ----------

     1.01. General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 10 hereof) Carmi shall be merged with and into and under the Articles of Association of Merger Bank ("Merger"). Merger Bank shall survive the Merger ("Surviving Bank") and shall continue its corporate existence under the laws of the United States of America pursuant to the provisions of and with the effect provided in the National Bank Act, as amended, and particularly 12 U.S.C. (S)215a, as amended. Upon consummation of the Merger, Merger Bank shall continue as a wholly-owned subsidiary of ONB.

     1.02. Name, Offices and Management. The name of the Surviving Bank shall be changed to "The National Bank of Carmi." Its principal office shall be located at 116 West Main Street, Carmi, Illinois 62821-0160. The Board of Directors of the Surviving Bank shall consist of the Board of Directors of Carmi serving at the Effective Time, until such time as their successors shall have been duly elected and have qualified. The officers of the Surviving Bank shall consist of the officers of Carmi serving at the Effective Time, until such time as their successors shall have been duly elected and have qualified.

     1.03. Capital Structure. The capital of the Surviving Bank shall be not less than the capital of Carmi immediately prior to the Effective Time.

     1.04. Articles of Association and By-Laws. The Articles of Association and By-Laws of Merger Bank in existence at the Effective Time, except as amended hereby to reflect the name of the Surviving Bank in accordance with Section 2.02 hereof, shall remain the Articles of Association and By-Laws of the Surviving Bank until such Articles of Association and By-Laws shall be further amended as provided by applicable law.

     1.05. Assets and Liabilities. At the Effective Time, the title to all assets, real estate and other property owned by Carmi and Merger Bank shall vest in the Surviving Bank without reversion or impairment. At the Effective Time, all liabilities of Carmi and Merger Bank shall be assumed by the Surviving Bank.

     1.06. Tax-Free Reorganization. ONB and Carmi intend for the Merger to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended ("Code"), and for the Merger to be accounted for as a pooling-of-interest transaction. ONB and Carmi agree to cooperate and to take such action as may be reasonably necessary to achieve such results.

                                   SECTION 2

                                MANNER AND BASIS
                              OF EXCHANGE OF STOCK
                              --------------------

     2.01. Exchange Ratio. (a) Upon and by virtue of the Merger becoming effective at the Effective Time, each issued and outstanding share of Carmi Common Stock (as defined in Section 4.03 hereof) shall be converted into the right to receive three and 885/1000 (3.885) shares of ONB common stock ("Exchange Ratio"), subject to adjustment, if any, pursuant to the provisions of this Section 2.01 and Section 2.03 hereof.

     (b) If the Average Price Per Share (as hereinafter defined) of ONB common stock is greater than $35.75 or less than $29.25, then the Exchange Ratio shall be adjusted prior to the Effective Time as provided by Section 2.01(c) hereof.

     (c) The Average Price Per Share of ONB common stock shall mean and be calculated based upon the average of the per share closing prices of ONB common stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System for the first five (5) business days on which trades of shares of ONB common stock are reported on NASDAQ within the ten (10) calendar days immediately preceding the Effective

Time ("Average Price Per Share"). The adjustment contemplated by Section 2.01(b) hereof shall be applied in the following manner: (i) if the Average Price Per Share of ONB common stock exceeds $35.75, then the Exchange Ratio shall be adjusted such that each share of Carmi Common Stock shall be converted into the number of shares of ONB common stock resulting from the following formula: $126.72 / ($32.50 + (Average Price Per Share - $35.75)); (ii) if the Average Price Per Share of ONB common stock is less than $29.25, then the Exchange Ratio shall be adjusted such that each share of Carmi Common Stock shall be converted into the number of shares of ONB common stock resulting from the following formula: $126.72 / ($32.50 - ($29.25 - Average Price Per Share)); and (iii) if the Average Price Per Share of ONB common stock is not less than $29.25 nor more than $35.75, then there shall be no adjustment to the Exchange Ratio.

     (d) The Exchange Ratio set forth herein and the market values of ONB common stock referenced in (b) and (c) hereof have been adjusted to reflect the five percent (5%) stock dividend declared by ONB on December 15, 1995 and payable on February 20, 1996. No further adjustment therefor shall be made as provided in Section 2.03 hereof with respect to such stock dividend.

     2.02. No Fractional Shares. Certificates for fractional shares of ONB common stock shall not be issued for fractional interests resulting from application of the Exchange Ratio. Each shareholder of Carmi who would otherwise have been entitled to a fraction of a share of ONB common stock shall be paid in cash following the Effective Time an amount equal to such fraction multiplied by the Average Price Per Share of ONB common stock.

     2.03. Recapitalization. If, between the date of this Agreement and the Effective Time, the record date occurs for the distribution or issuance by ONB of a stock dividend with respect to its shares of common stock, or the combination, subdivision, reclassification or split of ONB's issued and outstanding shares of common stock, such that the number of issued and outstanding shares of ONB common stock is increased or decreased, then the Exchange Ratio shall be adjusted so that Carmi's shareholders shall receive, in the aggregate, such number of shares of ONB common stock representing the same percentage of outstanding shares of ONB common stock at the Effective Time as would have been represented by the number of shares such shareholders would have received if any of the foregoing actions had not occurred.

     2.04. Distribution of ONB Common Stock and Cash. (a) Following the Effective Time and within twenty (20) days thereof, ONB shall mail to each Carmi shareholder a letter of transmittal providing instructions as to the transmittal to ONB of certificates representing shares of Carmi Common Stock and the issuance of shares of ONB common stock in exchange therefor pursuant to the terms of this Agreement.

     (b) Following the Effective Time, distribution of stock certificates representing shares of ONB common stock and any cash payment, without interest, for fractional shares, if any, shall be made by ONB to each former shareholder of Carmi within twenty (20) business days following delivery to ONB of the shareholder's certificate(s) representing its shares of Carmi Common Stock accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to ONB.

     (c) Following the Effective Time, stock certificates representing shares of Carmi Common Stock shall be deemed to evidence ownership of ONB common stock for all corporate purposes other than the payment of dividends or other distributions. No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of ONB common stock shall be paid to any Carmi shareholder entitled to receive the same until such shareholder has surrendered to ONB his or her certificate or certificates representing Carmi Common Stock in exchange for a certificate or certificates representing ONB common stock. Upon surrender of the certificates representing shares of Carmi Common Stock, there shall be paid in cash to the record holder of the new certificate or certificates evidencing shares of ONB common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such shares of ONB common stock.

     (d) ONB shall be entitled to rely upon the stock transfer books of Carmi to establish the persons entitled to receive shares of ONB common stock pursuant to this Agreement, which books shall be conclusive with respect to the ownership of shares of Carmi Common Stock.

     (e) With respect to any certificate for shares of Carmi Common Stock which has been lost, stolen or destroyed, ONB shall be authorized to issue common stock (or to pay cash as to fractional shares) to the registered owner of such certificate upon receipt by ONB of an agreement to indemnify ONB against loss from such lost, stolen or destroyed certificate and an affidavit of lost, stolen or destroyed stock certificate, both in form and substance reasonably satisfactory to ONB, and upon compliance by the Carmi shareholder with all other reasonable requirements of ONB in connection with lost, stolen or destroyed stock certificates.

                                   SECTION 3

                            DISSENTING SHAREHOLDERS
                            -----------------------

     Shareholders of Carmi who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under 12 U.S.C. (S)215a, as amended.

                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF CARMI
                    ---------------------------------------

     Carmi hereby represents and warrants to ONB with respect to itself and First National Insurance Agency, Inc. ("Insurance Agency"), a Delaware corporation and a wholly-owned subsidiary of Carmi, as follows:

     4.01. Organization and Authority. (a) Carmi is a national banking association duly organized and validly existing under the laws of the United States of America. Carmi has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Disclosure Schedule (for purposes of this Agreement, "Disclosure Schedule" shall mean the schedules referencing the applicable provisions of this Section 4 which are attached hereto and made a part of this Agreement), Carmi has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity, other than all of the issued and outstanding common stock of Insurance Agency. Carmi is subject to primary federal regulatory supervision and examination by the United States Office of the Comptroller of the Currency ("OCC"). Carmi does not have a class of stock registered pursuant to Section 12, and is not subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended ("1934 Act").

     (b) Insurance Agency is a corporation duly organized and validly existing under the laws of the State of Delaware. Insurance Agency has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Insurance Agency has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

     4.02. Authorization. (a) Carmi has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof. This Agreement and its execution and delivery by Carmi have been duly authorized and approved by the Board of Directors of Carmi and constitutes a valid and binding obligation of Carmi, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates Carmi's Articles of Association or By-Laws or Insurance Agency's Certificate of Incorporation or By-Laws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Carmi or Insurance Agency is a party or by which Carmi or Insurance Agency is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party or any other adverse interest, upon any right, property or asset of Carmi or Insurance Agency which would be material to Carmi; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Carmi or Insurance Agency is bound or with respect to which Carmi or Insurance Agency is to perform any duties or obligations or receive any rights or benefits.

     (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, insurance and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, and except as set forth herein, to the best knowledge of Carmi after due inquiry with respect to itself no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Carmi.

     4.03. Capitalization. (a) The authorized capital stock of Carmi presently consists and at the Effective Time will consist, of 100,000 shares of common stock, $10 par value per share, all of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Carmi Common Stock"). Such issued and outstanding shares of Carmi Common Stock have been duly and validly authorized by all necessary corporate action of Carmi, are validly issued, fully paid and nonassessable (except to the extent provided by 12 U.S.C. (S)55, as amended) and have not been issued in violation of any pre-emptive rights of any present or former Carmi shareholder. Carmi has no common stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Carmi Common Stock. On a consolidated basis as of December 31, 1995, Carmi had total capital of approximately $8,031,574, which consisted of common stock of $1,000,000, capital surplus of $1,000,000 and undivided profits of $6,031,574, including unrealized gains or losses on available-for-sale securities. Each share of Carmi Common Stock is entitled to one vote per share. A description of the Carmi Common Stock is contained in the Articles of Association of Carmi, as amended, as set forth in the Disclosure Schedule pursuant to Section 4.04 hereof.

     (b) The authorized common stock of Insurance Agency presently consists and at the Effective Time will consist, of 10,000 shares of common stock, $1.00 par value per share (hereinafter referred to as "Insurance Agency Common Stock"), 1,500 of which shares are outstanding and validly issued to Carmi and 8,500 shares of which are authorized but unissued. Such issued and outstanding shares of Insurance Agency Common Stock have been duly and validly authorized by all necessary corporate action of Insurance Agency, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Insurance Agency shareholders. Insurance Agency has no common stock authorized other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Insurance Agency Common Stock. All of the issued and outstanding shares of Insurance Agency Common Stock are owned by Carmi free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Insurance Agency has no assets or liabilities and engages in no business operations.

     (c) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Carmi Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Carmi, by which Carmi is or may become bound. Carmi does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Carmi Common Stock.

     (d) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities, of Insurance Agency by which Carmi or Insurance Agency is or may become bound. Insurance Agency does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Insurance Agency Common Stock.

     (e) Except as set forth in the Disclosure Schedule, Carmi has no knowledge of any person who beneficially owns 5% or more of the issued and outstanding shares of Carmi Common Stock.

     4.04. Organizational Documents. The Articles of Association and By-Laws of Carmi and the Certificate of Incorporation and By-Laws of Insurance Agency, representing true, accurate and complete copies of such corporate documents of Carmi and Insurance Agency in effect as of the date of this Agreement, have been delivered to ONB and are included in the Disclosure Schedule.

     4.05. Compliance with Law. (a) Except as set forth in the Disclosure Schedule, neither Carmi nor Insurance Agency has engaged in any activity or has taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement nor is it in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, the violation of which would reasonably be expected to have an adverse effect on the financial condition, results of operations, business, assets or capital of Carmi on a consolidated basis. To the best of their knowledge after due inquiry, each of Carmi and Insurance Agency possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable to the Surviving Bank, as applicable, at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

     (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Carmi or Insurance Agency which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, Carmi or Insurance Agency including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report of Carmi or Insurance Agency as a result of an examination by any regulatory agency or body, or set forth in any accountant's, auditor's or other report to Carmi or Insurance Agency.

     (c) All of the existing offices and branches of Carmi have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. Carmi has no approved but unopened offices or branches.

     4.06. Accuracy of Statements Made and Materials Provided to ONB. (a) No representation, warranty or other statement made, or any information provided, by Carmi in this Agreement, the Disclosure Schedule (and any update thereto) and no written report, statement, list, certificate, materials or other information furnished or to be furnished by Carmi or Insurance Agency to ONB through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Carmi or Insurance Agency with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Carmi's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

     (b) Any materials or information provided by Carmi or Insurance Agency to ONB for use by ONB in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

     4.07. Litigation and Pending Proceedings. (a) Except as set forth in the Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of Carmi or Insurance Agency after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does Carmi or Insurance Agency have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) against, by or affecting Carmi or Insurance Agency which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capital of Carmi on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Except as set forth in the Disclosure Schedule, neither Carmi nor Insurance Agency is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the best knowledge of Carmi and Insurance Agency, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance: or (iii) the subject of any pending or, to the best knowledge of Carmi or Insurance Agency after due inquiry, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, assets, capital, properties or operations.

     4.08. Financial Statements and Reports. Carmi has delivered to ONB copies of the following financial statements and reports of Carmi and Insurance Agency, including the notes thereto (collectively, the "Carmi Financial Statements"):

     (a) Consolidated Balance Sheets and the related Statements of Income and Statements of Changes in Shareholders' Equity of Carmi as of and for the years ended December 31, 1993, 1994 and 1995;

     (b) Consolidated Statements of Cash Flows of Carmi for the years ended December 31, 1993, 1994 and 1995;

     (c) Consolidated Statements of Changes in Financial Position of Carmi for the years ended December 31, 1994 and 1995; and

     (d) Reports of Condition and Income ("Call Reports") for Carmi as of the close of business on December 31, 1992, 1993, 1994 and 1995.

     The Carmi Financial Statements are true, accurate and complete in all material respects and present fairly the financial position of Carmi and Insurance Agency as of and at the dates shown and the results of operations for the periods covered thereby. The Carmi Financial Statements described in clauses (a), (b) and (c) above are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements. The Carmi Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts which inclusion or omission would render any of the Carmi Financial Statements false, misleading or inaccurate in any material respect.

     4.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule are a true, accurate and complete copy of the following:

     (i) A brief description and the location of all real property owned by Carmi or Insurance Agency and the principal buildings and structures located thereon, together with a legal description of such real property, and each lease of real property to which Carmi or Insurance Agency is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

     (ii) All conditional sales contracts or other title retention agreements relating to Carmi or Insurance Agency and agreements for the purchase of federal funds;

     (iii) All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Carmi or Insurance Agency which individually or in the aggregate:

            (A) involve payment or receipt by Carmi or Insurance Agency (other than as disbursements of loan proceeds to customers or loan payments by customers) of more than $10,000;

            (B)  involve payments based on profits of Carmi or Insurance Agency;

            (C) relate to the purchase of goods, products, supplies or services in excess of $10,000;

            (D)  were not made in the ordinary course of business; or

            (E) may not be terminated without penalty within one (1) year from the date of this Agreement; and

     (iv) The name and current annual salary of each director, officer and employee of Carmi whose current annual salary from Carmi or Insurance Agency is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Carmi or Insurance Agency to or for the benefit of each such person for the year ended December 31, 1995, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

     (b) Carmi has, prior to the date of this Agreement, provided or given access to ONB to the files and documentation of all borrowers of Carmi, or persons or entities that are or may become obligated to Carmi under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of Carmi, in excess of $10,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

     (c) To the best knowledge of Carmi and Insurance Agency after due inquiry, each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.09 is valid and enforceable in accordance with its terms. Carmi and Insurance Agency are, and to their best knowledge after due inquiry, all other parties thereto are, in material compliance with the provisions thereof, and Carmi and Insurance Agency are not, and to their best knowledge after due inquiry no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. None of the foregoing requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement. Other than as disclosed pursuant to this Section 4.09, to the best knowledge of Carmi and Insurance Agency after due inquiry, no circumstances exist resulting from transactions effected or to be effected, from events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in the creation of any agreement, contract, obligation, commitment, arrangement, lease or document described in or contemplated by this Section 4.09.

     4.10. Absence of Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, except as provided in the Carmi Financial Statements, except for unfunded loan commitments and obligations on letters of credit to customers of Carmi, except for obligations and expenses of Carmi and Insurance Agency related to the Merger and except for trade payables incurred in the ordinary course of business, Carmi and Insurance Agency have not, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $10,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

     4.11. Title to Assets. Except as described in this Section 4.11: (a) Carmi or Insurance Agency, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the Carmi Financial Statements as of December 31, 1995; good and marketable title to all personal property reflected in the Carmi Financial Statements as of December 31, 1995, other than personal property disposed of in the ordinary course of business since December 31, 1995; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Carmi or Insurance Agency purports to own or which Carmi or Insurance Agency uses in their respective businesses; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract all other property used in Carmi's or Insurance Agency's business; and good and marketable title to all property and assets acquired and not disposed of or leased since December 31, 1995. All of such properties and assets are owned by Carmi or Insurance Agency free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except:
(i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Carmi Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to Carmi or Insurance Agency and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Carmi or Insurance Agency is in material compliance with all applicable zoning and land use laws.

     (b) To the best knowledge of Carmi and Insurance Agency after due inquiry, each has conducted its business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the best knowledge of Carmi and Insurance Agency after due inquiry, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Carmi or Insurance Agency with respect to the Environmental Laws, and, to the best knowledge of Carmi and Insurance Agency after due inquiry, there is no basis or grounds for any such claim, action or proceeding. No environmental clearances or other governmental approvals are required for the conduct of the business of Carmi or Insurance Agency or the consummation of the Merger contemplated hereby. Except as set forth in the Disclosure Schedule, to the best of their knowledge after due inquiry, neither Carmi nor Insurance Agency is the owner, and has not been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal or any other remedial action under any Environmental Law.

     (c) Neither Carmi nor Insurance Agency: (i) is in default in any respect under any agreements pursuant to which either leases real or personal property;
(ii) has any knowledge of any
default under such agreements by any party thereto; and (iii) has any knowledge of any event which, with notice or lapse of time or both, would constitute such a default.

     4.12. Loans and Investments. (a) Except as set forth in the Disclosure Schedule, there is no loan by Carmi in excess of $10,000 that has been classified by bank regulatory examiners or management of Carmi as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Carmi and a list of all loans in excess of $10,000 which Carmi has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

     (b) All loans reflected in the Carmi Financial Statements as of December 31, 1995 and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 1995: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) to the best knowledge of Carmi solely with respect to the authenticity of the signatures of borrowers, obligors and guarantors thereon constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Carmi has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Carmi as the secured party or mortgagee.

     (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Carmi Financial Statements are adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. To the best knowledge of Carmi after due inquiry, the aggregate loan balances outstanding as of December 31, 1995 in excess of the reserve for loan losses as of such date are collectible in accordance with their respective terms.

     (d) Subject to the restrictions of Statement of Financial Accounting Standards No. 115, none of the investments reflected in the Carmi Financial Statements as of and for the period ended December 31, 1995 and none of the investments made by Carmi since December 31, 1995 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Carmi to dispose freely of such investment at any time. Carmi is not a party to any repurchase agreements with respect to securities.

     (e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which Carmi has any participation interest or which have been made with or through another financial institution on a recourse basis against Carmi.

     (f) Except as set forth in the Disclosure Schedule, and except for customer deposits and ordinary trade payables, neither Carmi nor Insurance Agency has, nor will have at the Effective Time, any indebtedness for borrowed money.

     4.13. Shareholder Rights Plan. Except as otherwise provided in this Agreement, the Disclosure Schedule, Carmi's Articles of Association and the Employment Agreement (as defined in Section 6.12 hereof), Carmi has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Carmi or which may be considered an anti-takeover mechanism.

     4.14. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by Carmi or Insurance Agency, whether written or oral; in which Carmi or Insurance Agency participates as a participating employer; to which Carmi or Insurance Agency contributes; with respect to which Carmi or Insurance Agency acts as administrator, trustee or fiduciary; whether written or oral; and including any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, "Carmi Plans"): (i) all such Carmi Plans have, on a continuous basis since their adoption, been maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the Department of Labor ("Department") and Treasury Regulations promulgated thereunder, the breach of which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capital of Carmi on a consolidated basis; (ii) all Carmi Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters have been timely received from the Internal Revenue Service ("Service") with respect to each such Carmi Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged, frozen or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations; (iii) except as set forth on the Disclosure Schedule, no Carmi Plan (or its related trust) holds any stock or other securities of Carmi or any related or affiliated person or entity; (iv) neither Carmi nor Insurance Agency has any liability to the Department or the Service with respect to any Carmi Plan; (v) neither Carmi nor Insurance Agency has engaged in any transaction that may subject Carmi or Insurance Agency, or any Carmi Plan, to a civil penalty imposed by Section 502 of ERISA; (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any Carmi Plan; (vii) each Carmi Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in all material respects in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder;
(viii) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Carmi Plan or has been misled as to his or her rights under any Carmi Plan; (ix) all obligations required to be performed by Carmi under any provision of a Carmi Plan have been performed by them in all material respects and they are not in default under or in violation of in any material respect any provision of a Carmi Plan; (x) no event has, to the best knowledge of Carmi and Insurance Agency after due inquiry, occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any Carmi Plan; (xi) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the best knowledge of Carmi and Insurance Agency after due inquiry, threatened, against Carmi or Insurance Agency, any Carmi Plan or the assets of any Carmi Plan; and (xii) with respect to any Carmi Plan sponsored, participated in or contributed to by Carmi or Insurance Agency or with respect to which Carmi or Insurance Agency is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been, to the best knowledge of Carmi and Insurance Agency after due inquiry, no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed.

     (b) With regard to any Carmi Plan intended to be qualified under Section 401(a) of the Code, no director, officer, employee or agent of Carmi or Insurance Agency has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under Section 501(a) of the Code for any trust related to such Plan.

     (c) Carmi and Insurance Agency have provided to ONB in the Disclosure Schedule true, accurate and complete copies, and, in the case of any plan or program which has not been reduced to writing, a complete summary, of all of the following (including all plans and programs which have been terminated): (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and all summary plan amendments thereto and all summary plan descriptions thereof (including any modifications thereto); (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understanding; (iii) all executive and other incentive compensation plans, programs and agreements; (iv) all group insurance and health contracts, policies or plans; and (v) all other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Carmi or Insurance Agency for its current or former directors, officers or employees.

     (d) Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of Carmi or Insurance Agency is entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with Carmi or Insurance Agency, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of the Code with respect thereto.

     (e) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by Carmi or Insurance Agency, in which Carmi or Insurance Agency participates as a participating employer or to which Carmi or Insurance Agency contributes, no director, officer, employee or agent of Carmi or Insurance Agency has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Carmi or Insurance Agency under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by Carmi and Insurance Agency.

     (f) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Carmi or Insurance Agency and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

     4.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by Carmi, Insurance Agency and all Carmi Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Carmi or Insurance Agency in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare, retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to Carmi or Insurance Agency for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the Carmi Plans (as defined in Section 4.14(a) hereof). All obligations and liabilities of Carmi or Insurance Agency, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Carmi or Insurance Agency in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all material respects in the Carmi Financial Statements and the books, statements and records of Carmi.

     4.16. Taxes, Returns and Reports. Except as set forth in the Disclosure Schedule, Carmi and Insurance Agency have since 1993 (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is, to the best knowledge of Carmi and Insurance Agency after due inquiry, true, accurate and complete in all material respects;
(b) paid all taxes, assessments and other governmental charges due or claimed to be due upon each of them or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes in the Carmi Financial Statements as of December 31, 1995 is adequate to cover all of Carmi's and Insurance Agency's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 1995. Neither Carmi nor Insurance Agency has, nor will have, any liability for taxes of any nature for or with respect to the operation of its respective businesses, including the business of any subsidiary, or ownership of their assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Carmi Financial Statements (as hereinafter defined). Neither Carmi nor Insurance Agency is currently under audit by any state or federal taxing authority. Other than an audit by the Internal Revenue Service for the 1991 and 1992 tax years, no federal, state or local tax returns of Carmi or Insurance Agency have been audited by any taxing authority during the past five (5) years.

     4.17. Deposit Insurance. The deposits of Carmi are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended, and Carmi has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

     4.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Carmi or Insurance Agency on the date hereof or with respect to which Carmi or Insurance Agency pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to ONB prior to the date hereof.

     4.19. Books and Records. The books and records of Carmi and Insurance Agency are in all material respects complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Carmi and Insurance Agency set forth in the Carmi Financial Statements.

     4.20. Broker's, Finder's or Other Fees. Except for reasonable fees of Carmi's attorneys, accountants and Prairie Capital Services, Inc. ("Prairie"), all of which will be paid by Carmi or Insurance Agency prior to the Effective Time, no agent, broker or other person acting on behalf of Carmi or Insurance Agency or under any authority of Carmi or Insurance Agency is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

     4.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by Carmi or Insurance Agency pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all material respects as of the date hereof and with respect to such items delivered subsequent to the date hereof or with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

     4.22. Interim Events. Except as otherwise permitted hereunder, since December 31, 1995, neither Carmi nor Insurance Agency has:

     (a) Suffered any changes having an adverse impact on the financial condition, results of operations, business, assets or capital of Carmi or Insurance Agency in excess of $5,000 individually or in the aggregate;

     (b) Suffered any damage, destruction or loss to any of its properties, whether or not covered by insurance, in excess of $5,000 individually or in the aggregate;

     (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof and for the cash dividend paid to Carmi shareholders on January 2, 1996;

     (d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

     (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Carmi or Insurance Agency;

     (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

     (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

     (h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

     (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

     (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Carmi of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

     (k) Except as set forth in the Disclosure Schedule, cancelled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

     (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

     (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

     (n) Conducted its business in any manner other than substantially as it was being conducted through December 31, 1995.

     4.23. Regulatory Filings. Carmi and Insurance Agency have filed and will continue to file in a timely manner all filings with all federal and state regulatory agencies and authorities as required by applicable law. All such filings with federal and state regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

     4.24. Contracts. Neither Carmi nor Insurance Agency is in default under or in breach of or, to the best knowledge of Carmi and Insurance Agency after due inquiry, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation, which breach or default would reasonably be expected to have a material adverse effect on the financial condition, results of operation, business, assets or capital of Carmi or Insurance Agency.

     4.25. No Third Party Options. There are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of Carmi or Insurance Agency.

     4.26. Indemnification Agreements. (a) Neither Carmi nor Insurance Agency is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability, other than as expressly provided in the Employment Agreement, the Articles of Association or By-Laws of Carmi or the Certificate of Incorporation or By-Laws of Insurance Agency.

     (b) No claims have been made against or filed with Carmi or Insurance Agency nor has, to the best knowledge of Carmi and Insurance Agency after due inquiry, any claims been threatened against Carmi or Insurance Agency, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of either Carmi or Insurance Agency.

     4.27. Representations and Warranties at the Effective Time. All representations and warranties of Carmi and Insurance Agency contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

     4.28. Nonsurvival of Representations and Warranties. The representations and warranties of Carmi and Insurance Agency contained in this Agreement shall expire at the Effective Time, and thereafter Carmi, Insurance Agency and all directors, officers and employees of Carmi and Insurance Agency shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in connection with such representations and warranties or except as otherwise provided by law, whether statutory, common law or otherwise.

                                   SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF ONB
                     -------------------------------------

     ONB represents and warrants to Carmi with respect to itself and, at the time it is formed and becomes a party to this Agreement, with respect to Merger Bank as follows:

     5.01. Organization and Authority. (a) ONB is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the BHC Act, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ONB's common stock is registered pursuant to
Section 12, and ONB is subject to the reporting requirements, of the 1934 Act.

     (b) As of the Effective Time, Merger Bank shall be a national banking association duly organized and validly existing under the laws of the United States of America, and all of its issued and outstanding capital stock will be owned by ONB.

     5.02. Authorization. (a) Each of ONB and Merger Bank has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01 hereof. This Agreement and its execution and delivery by ONB have been duly authorized by the Board of Directors of ONB and, at or prior to the Effective Time, the First Amendment and its execution and delivery by Merger Bank shall have been duly authorized by the Board of Directors of Merger Bank. This Agreement constitutes a valid and binding obligation of ONB and, upon execution of the First Amendment, of Merger Bank, subject to the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates ONB's Articles of Incorporation or By-Laws or Merger Bank's Articles of Association or By-Laws (when organized); (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or
(iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which ONB is or Merger Bank will be a party or by which ONB is or Merger Bank will be subject or bound and which is material to ONB on a consolidated basis.

     (c) Other than in connection or in compliance with applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by ONB and Merger Bank of the Merger contemplated by this Agreement.

     5.03. Capitalization. (a) The authorized capital stock of ONB as of the date hereof consists of (i) 30,000,000 shares of common stock, no par value per share, of which approximately 25,370,000 shares were issued and outstanding as of December 31, 1995, and (ii) 2,000,000 shares of preferred stock, no shares of which have been or are presently intended to be issued, other than in connection with any obligations of ONB to issue such preferred stock under its shareholders' rights plan. Such issued and outstanding shares of ONB capital stock have been duly and validly authorized by all necessary corporate action of ONB, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former ONB shareholders. All of the issued and outstanding shares of common stock of ONB's subsidiaries are owned by ONB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Except as described in this Section 5.03, ONB has no other authorized capital stock. Except for shares of ONB common stock to be issued in connection with: (i) ONB's dividend reinvestment and stock purchase plan; (ii) ONB's outstanding convertible subordinated debentures; (iii) acquisitions by ONB of other financial institutions or holding companies; and
(iv) ONB's restricted stock plan and other employee benefit plans, ONB has no intention or obligation to authorize or issue any other capital stock or any additional shares of ONB capital stock. On a consolidated basis as of December 31, 1995, ONB had total shareholders' equity of approximately $428,077,000, which consisted of common stock of $24,955,000, capital surplus of $245,420,000, retained earnings of $147,367,000, and net unrealized gain on available-for-sale securities of $10,335,000.

     (b) ONB has no knowledge of any person who beneficially owns 5% or more of its issued and outstanding shares of common stock.

     5.04. Organizational Documents. The Articles of Incorporation and By-Laws of ONB in force as of the date of this Agreement have been delivered to Carmi and represent true, accurate and complete copies of such corporate documents of ONB in effect as of the date of this Agreement.

     5.05. Compliance With Law. Neither ONB nor any of its subsidiaries has engaged in any activity or has taken or omitted to take any action which has resulted or could result in the violation of any local, state, federal or foreign law, statute, rule, regulation, ordinance, order, restriction or requirement or of any order, injunction, judgment, writ or decree of any court or government agency or body, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis. ONB and each of its subsidiaries possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption.

     5.06. Regulatory Filings. ONB and each of its subsidiaries have filed and will continue to file in a timely manner all required filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, all reports on Form 8, Form 8-K, Form 10-K and Form 10-Q and proxy statements, and with all other federal and state regulatory agencies as required by applicable law. All filings by ONB with the SEC and with all other federal and state regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     5.07. Litigation and Pending Proceedings. (a) There are no claims, actions, suits, proceedings, investigations or arbitrations pending or, to the best knowledge of ONB after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does ONB have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting ONB or its subsidiaries which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Pending Proceedings. Neither ONB nor any of its subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority having a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB on a consolidated basis; (ii) presently charged with or, to the best knowledge of ONB, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, the violation of which could have a material adverse effect on the financial condition, results of operation, business, assets or capitalization of ONB on a consolidated basis; or (iii) the subject of any pending or, to the best knowledge of ONB after due inquiry, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, assets, capital, properties or operations, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB on a consolidated basis.

     5.08. Financial Statements and Reports. (a) ONB or its agents have delivered to Carmi copies of the following financial statements and reports of ONB and its subsidiaries (collectively, the "ONB Financial Statements"):

     (i) Consolidated Balance Sheets and related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of ONB as of and for the years ended December 31, 1993, 1994 and 1995; and

     (ii) Consolidated Statements of Cash Flows of ONB for the years ended December 31, 1993, 1994 and 1995.

     (b) The ONB Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial positions of ONB and its subsidiaries as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The ONB Financial Statements described in clauses (i) and (ii) above which consist of fiscal year-end information are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements. The ONB Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the ONB Financial Statements false, misleading or inaccurate in any material respect.

     5.09. Shares to be Issued in Merger. The shares of ONB common stock which Carmi shareholders will be entitled to receive upon consummation of the Merger pursuant to this Agreement will, at the Effective Time, be duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable and will have been registered under the Securities Act of 1933, as amended ("1933 Act") and listed for trading on the NASDAQ National Market System.

     5.10. Shareholder Approval. The approval by ONB's shareholders of the Merger or any other actions contemplated by this Agreement is not required.

     5.11. Accuracy of Statements Made to Carmi. No representation, warranty or other statement made, or any information provided, by ONB in this Agreement, and no written report, statement, list, certificate, materials or other information furnished or to be furnished by ONB to Carmi through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby (including, without limitation, any written information which has been or shall be supplied by ONB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Carmi's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

     5.12. Contracts. ONB and each of its subsidiaries has performed in all material respects all obligations required to be performed by them under all agreements which are material to ONB on a consolidated basis, and neither ONB nor any of its subsidiaries, to the best knowledge of ONB, is in default under or in breach of, in any material respect, any agreement which is material to ONB on a consolidated basis.

     5.13. Environmental Compliance. To the best knowledge of ONB after reasonable inquiry, ONB and its subsidiaries have conducted their respective businesses in material compliance with the Environmental Laws.

     5.14. Regulatory Approvals. To the best knowledge of ONB after reasonable inquiry, there currently exists no reason why the granting of any of the state or federal regulatory approvals required for consummation of the Merger would reasonably be expected to be denied or unduly delayed.

     5.15. Representations and Warranties at the Effective Date. All representations and warranties of ONB contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

     5.16. Nonsurvival of Representations and Warranties. The representations and warranties of ONB contained in this Agreement shall expire at the Effective Time and, thereafter, ONB and all directors, officers and employees of ONB shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in connection with such representations and warranties or except as otherwise provided by law, whether statutory, common law or otherwise.

                                   SECTION 6

                               COVENANTS OF CARMI
                               ------------------

     Carmi covenants and agrees, and covenants and agrees to cause Insurance Agency to act, as follows:

     6.01. Shareholder Approval. Subject to Section 6.06(b) hereof, Carmi shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Association and By-Laws of Carmi at the earliest possible reasonable date. Subject to Section 6.06(b) hereof, the Board of Directors of Carmi shall recommend to Carmi's shareholders that such shareholders approve this Agreement and the Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from Carmi's shareholders.

     6.02. Other Approvals. (a) Carmi shall proceed expeditiously, cooperate fully and use its best efforts to assist ONB in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     (b) Carmi shall cooperate with ONB in and shall take all necessary action to effectuate the disposition of the Carmi Plans, as provided in Section
7.03 hereof. Carmi shall be responsible for and shall pay all costs and expenses associated with such dispositions.

     (c) Carmi shall, upon the organization of Merger Bank, execute the First Amendment and deliver it to ONB and Merger Bank.

     6.03. Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, each of Carmi and Insurance Agency shall not, without the prior written consent of ONB:

          (i) make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification);

          (ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section
                   4.03 hereof;

          (iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders, except that Carmi may pay to its shareholders quarterly cash dividends which in the aggregate shall not exceed Carmi's undivided profits (calculated in accordance with generally accepted accounting principles) from December 31, 1995, through and including the Effective Time; provided, however, that if Carmi's shareholders become entitled to receive a cash dividend from ONB for the calendar quarter during which the Merger is consummated, then the aggregate cash dividends permitted to be paid by Carmi to its shareholders shall be reduced by the aggregate cash dividend for such quarter receivable by Carmi's shareholders from ONB, and if the amount of such dividend from ONB is not yet determinable, such amount shall be calculated based upon the per share amount of the last cash dividend paid by ONB to its shareholders.

          (iv)     redeem any of its outstanding shares of common stock;

          (v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

          (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

          (vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices (and, with respect to loan transactions or commitments, letters of credit and deposit accounts, only on terms and conditions which are not materially more favorable than those available to the borrower or customer from competitive sources in transactions in the ordinary course of business);

          (viii) except for the disposition in the ordinary course of business of other real estate owned, acquire or dispose of any property or asset constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

          (ix) except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Carmi of government deposits;
                   (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business, subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;

          (x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Carmi or Insurance Agency;

          (xi) execute, create, institute, modify, amend or terminate (except with respect to any amendments to the Carmi Plans required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Carmi or Insurance Agency; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

          (xii) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Carmi or Insurance Agency;

          (xiii) hire or employ any new or additional employees of Carmi or Insurance Agency, except those which are reasonably necessary for the proper operation of Carmi's or Insurance Agency's business;

          (xiv) elect or appoint any officers or directors of either Carmi or Insurance Agency who are not presently serving in such capacities;

          (xv) amend, modify or restate Carmi's Articles of Association or By-Laws or Insurance Agency's Certificate of Incorporation and By-Laws from those in effect on the date of this Agreement and as delivered to ONB hereunder;

          (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets, of Carmi or Insurance Agency, or enter into any agreement or commitment relative to the foregoing;

          (xvii) fail to continue to make additions to in accordance with past practices and to otherwise maintain in all respects Carmi's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with generally accepted accounting principles applied on a consistent basis;

          (xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

          (xix) issue, or authorize the issuance, of any securities convertible into or exchangeable for shares of Carmi Common Stock or Insurance Agency Common Stock;

          (xx) except for obligations disclosed within this Agreement or the Disclosure Statement, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Carmi Financial Statements or the Subsequent Carmi Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $10,000;

          (xxi) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

          (xxii) pay or commit to pay any management or consulting or other similar type of fees; or

          (xxiii) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 6.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by Carmi or Insurance Agency which exceed $10,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

     (b) Carmi and Insurance Agency shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Carmi and Insurance Agency as of the date of this Agreement.

     6.04. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Carmi and Insurance Agency each shall: (a) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use its best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (c) maintain all of the properties and assets that it owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to it and to the conduct of its business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

     6.05. Restrictions Regarding Affiliates. Carmi shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide ONB with a list identifying each person who may be deemed to be an affiliate of Carmi for purposes of Rule 145 under the 1933 Act. On or prior to the date of this Agreement, Carmi shall use its best efforts to cause each director, executive officer and other person who may be deemed to be such an affiliate of Carmi to deliver to ONB on or prior to the date of this Agreement a written agreement, substantially in the form as attached hereto as Exhibit B, providing that such person: (a) shall not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of Carmi Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the Effective Time; and (b) will not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of ONB common stock to be received by such person pursuant to this Agreement: (i) until such time as financial results covering at least 30 days of combined operations of ONB and Carmi have been published as and when required and within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies; and (ii) unless such sales are pursuant to an effective Registration Statement under the 1933 Act or pursuant to Rule 145 under the 1933 Act or another exemption from registration under the 1933 Act.

     6.06. Other Negotiations. (a) Subject to Section 6.06(b) hereof, on and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of ONB, Carmi and Insurance Agency shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Carmi or Insurance Agency or to which Carmi or Insurance Agency may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions"). Carmi and Insurance Agency shall promptly communicate to ONB the terms of any proposal or offer which either of them may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

     (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as provided herein, Carmi may engage, and may permit and authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning an unsolicited offer by such third party with respect to an Acquisition Transaction only with the prior written approval of ONB, which approval shall be provided to Carmi promptly upon receipt by ONB of a letter from Carmi signed by at least a majority of its Board of Directors then in office indicating that Carmi has received an unsolicited offer regarding an Acquisition Transaction which the Board of Directors of
Carmi: (i) considers, in the exercise of its fiduciary duties as a Board, to be substantially superior to the then current offer of ONB pursuant to this Agreement; and (ii) concludes, after consultation with its counsel, that its fiduciary duties as a Board require it to consider and, in light of such duties, take such other actions with respect to such unsolicited offer as may be necessary or appropriate; and such approval may, in all other instances, be provided to Carmi when and if ONB shall, in its sole discretion, determine. This
Section 6.06 shall not authorize Carmi, or its directors, officers, employees, agents or representatives, to initiate any discussions or negotiations relative to an Acquisition Transaction with a third party.

     6.07. Press Releases. Except as required by law, Carmi and Insurance Agency shall not issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior consent of ONB, which consent shall not be unreasonably withheld.

     6.08. Disclosure Schedule Update. Carmi shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Carmi or Insurance Agency contained herein materially incorrect, untrue or misleading.

     6.09. Information, Access Thereto, Confidentiality. ONB and its respective representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of Carmi and Insurance Agency. ONB and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Carmi and Insurance Agency and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Carmi and Insurance Agency. Upon request, Carmi and Insurance Agency shall furnish ONB or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by ONB which has been or is developed by Carmi or Insurance Agency, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Carmi or Insurance Agency of any claim of attorney-client privilege), and will permit ONB and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Carmi or Insurance Agency, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ONB or its respective representatives or agents. No investigation by ONB shall affect the representations and warranties made by Carmi or Insurance Agency herein. Any confidential information or trade secrets received by ONB or its representatives or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ONB or, at Carmi's request, returned to Carmi in the event this Agreement is terminated as provided in Section 9 hereof. This

Section 6.09 shall not require the disclosure of any information to ONB which would be prohibited by law.

     6.10. Subsequent Carmi Financial Statements. As soon as reasonably available after the date of this Agreement, Carmi shall deliver to ONB the monthly unaudited consolidated balance sheets and profit and loss statements of Carmi prepared for its internal use, Carmi's Call Reports for each quarterly period completed prior to the Effective Time and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent Carmi Financial Statements"). The Subsequent Carmi Financial Statements shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent Carmi Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any respect.

     6.11. Employee Benefits. Neither the terms of Section 7.03 hereof nor the provision of any employee benefits by ONB or any of its subsidiaries to employees of Carmi shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Carmi; or (b) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

                                   SECTION 7

                                COVENANTS OF ONB
                                ----------------

     ONB covenants and agrees with Carmi as follows:

     7.01. Approvals. (a) ONB shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Merger. ONB shall file all bank holding company and bank regulatory applications as soon as practicable after the execution of this Agreement. ONB shall provide to Carmi's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ONB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ONB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     (b) ONB shall: (i) cause Merger Bank to be organized and chartered under the laws of the United States of America; (ii) upon Merger Bank's organization, cause it to execute and deliver to Carmi the First Amendment; (iii) upon the organization of Merger Bank, execute and deliver to Carmi the First Amendment; and (iv) cause the Board of Directors of Merger Bank to vote, and shall vote all of its shares of capital stock of Merger Bank, in favor of approval of this Agreement.

     7.02. SEC Registration. ONB shall file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on an appropriate form under the 1933 Act covering the shares of ONB common stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ONB and Carmi, prepared for use in connection with the meeting of shareholders of Carmi referred to in Section 6.01 of this Agreement, all in accordance with the rules and regulations of the SEC and the OCC. ONB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all Blue Sky exemptions, authorizations, consents or approvals required for the issuance of ONB common stock. In advance of filing the Registration Statement and all other filings described in Section 7.01 herein, ONB shall provide Carmi and its counsel with a copy of the Registration Statement and each such other filing and provide an opportunity to comment thereon.

     7.03. Employee Benefit Plans. (a) At such time as ONB shall determine, in its sole discretion, but in no event later than January 1, 1997, ONB will make available to the employees of Carmi who continue as employees of any subsidiary of ONB after the Effective Time and, further, subject to Section 7.03(b), (c) and (d) hereof, substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. Until such time as the employees of Carmi become covered by the ONB welfare benefit plans, the employees of Carmi shall remain covered by the welfare benefit plans sponsored by Carmi, subject to the terms of such plans.

     (b) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable ONB plan) of an officer or employee of Carmi prior to the Effective Time shall be credited, effective as of the date on which such employees become covered by a particular ONB plan, to each such officer or employee eligible for coverage under Section 7.03(a) hereof for purposes of: (i) eligibility under ONB's employee welfare benefit plans; and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the ONB Employees' Retirement Plan ("ONB Pension Plan") or under the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan"). Those officers and employees of Carmi who otherwise meet the eligibility requirements of the ONB Pension Plan and the ONB Profit Sharing Plan, based upon their age and years of Carmi service, shall become participants thereunder on the January 1st which coincides with or next follows the Effective Time. Those officers or employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such date shall become participants thereunder on the first plan entry date under the ONB Pension Plan or the ONB Profit Sharing Plan, as the case may be, which coincides with or next follows the date on which such eligibility requirements are satisfied.

     (c) Subject to the requirements and limitations of applicable law, ONB shall take or cause to be taken the following actions regarding the disposition of the following Carmi Plans:

          (i) The Carmi defined contribution plan with the "401(k)" feature ("401(k) Plan"), and all assets and liabilities associated therewith, shall be merged with and into the ONB Profit Sharing Plan. Such merger shall be effective as of the December 31 which coincides with or immediately follows the

                Effective Time. Until the effective date of such merger, eligible participants under the 401(k) Plan may continue to make salary deferral contributions thereunder, subject to the terms of such plan; and, Carmi may continue to make contributions under such plan at substantially the same levels and at substantially the same times as Carmi has historically contributed to the 401(k) Plan. On the Effective Date, all participants under the 401(k) Plan (and any Carmi employees who become participants under the 401(k) Plan after the Effective Time but before the merger of such plan with and into the ONB Profit Sharing Plan) shall become fully vested in their account balances regardless of their vested position under the 401(k) Plan.

          (ii) All expenses and costs associated with the disposition of all Carmi Plans in connection with the Merger, if any, shall be paid by Carmi.

     (d) No full-time officer or employee of Carmi serving as of the Effective Time shall be subject to any pre-existing condition exclusions under any of ONB's welfare benefit plans if such officer, employee or individual was covered by the corresponding Carmi welfare benefit plan for more than two hundred seventy (270) days immediately preceding the Effective Time.

     (e) Neither the terms of this Section 7.03 nor the provision of any employee benefits by ONB or any of its subsidiaries to employees of Carmi shall:
(i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Carmi; or (ii) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

     7.04. Authorization of ONB Common Stock. The Board of Directors of ONB shall, prior to the Effective Time, authorize the issuance of the required number of shares of ONB common stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Merger contemplated hereby.

     7.05 Press Releases. Except as required by law, ONB shall not issue any press releases or make any other public announcements or disclosures relating primarily to Carmi or Insurance Agency with respect to the Merger without the prior consent of Carmi, which consent shall not be unreasonably withheld.

     7.06. Information, Access Thereto, Confidentiality. Carmi and its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the material facilities, operations, books, records and properties of ONB. Carmi and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the material operations, books, records and properties of ONB and of its financial and legal condition as Carmi shall deem reasonable necessary or advisable to familiarize itself with such books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of ONB. No investigation by Carmi shall affect the representations and warranties made by ONB. Any confidential information or trade secrets received by Carmi or its respective employees or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Carmi or, at ONB's request, returned to ONB in the event this Agreement is terminated as provided in Section 9 hereof. This Section 7.06 shall not require the disclosure of any information to Carmi the disclosure of which would be prohibited by law.

     7.07. Name. It is ONB's intent as of the date of this Agreement and will be its intent as of the Effective Time that following the Effective Time the Surviving Bank shall operate under the name "The National Bank of Carmi." Nothing in this Section 7.07 shall prohibit or restrict ONB or the Board of Directors of the Surviving Bank from altering, changing or amending the name of the Surviving Bank after the Effective Time.

     7.08. Indemnification and Insurance. (a) Indemnification. From and after the Effective Time, ONB shall cause the Surviving Bank and Insurance Agency to assume and honor any obligations as provided for and permitted by applicable federal and state law which Carmi and Insurance Agency had immediately prior to the Effective Time with respect to the indemnification of each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Carmi or Insurance Agency or was serving at the request of Carmi or Insurance Agency as a director or officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Carmi's Articles of Association or By-Laws or Insurance Agency's Certificate of Incorporation or By-Laws in effect at the Effective Time against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Carmi or Insurance Agency. Indemnification of officers and directors of the surviving Bank and Insurance Agency following the Effective Time will be provided to the same extent it is provided from time to time to other persons working in similar capacities for ONB or its subsidiaries following the Effective Time.

     (b) Insurance. For a period of one (1) year after the Effective Time, ONB shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Carmi (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time. Following the Effective Time, ONB will provide any Carmi employees who become officers of ONB or any of its subsidiaries with the same directors' and officers' liability insurance coverage that ONB provides to other similarly situated directors and officers of ONB and its bank subsidiaries.

     7.09. Employment Agreement. Following the Effective Time, ONB agrees to assume and abide by the terms of the Employment Agreement, in the form which has been included in the Disclosure Schedule, except as may be otherwise required by law or any government regulatory agency or authority.

                                   SECTION 8

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

     8.01. ONB. The obligation of ONB and Merger Bank to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ONB:

     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Carmi or Insurance Agency contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time.

     (b) Covenants. Each of the covenants and agreements of Carmi and Insurance Agency shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

     (c) Deliveries at Closing. ONB shall have received from Carmi at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ONB, set forth in Section 11.02(b) hereof.

     (d) Registration Statement Effective. ONB shall have registered its shares of common stock to be issued to shareholders of Carmi in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

     (e) Regulatory Approvals. The Board of Governors of the Federal Reserve System ("Federal Reserve"), the OCC and the Illinois Commissioner of Banks and Trust Companies ("Illinois Commissioner") shall have authorized and approved or
not objected to the Merger on terms and conditions satisfactory to ONB.   In
addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger contemplated by this Agreement shall have been obtained on terms and conditions satisfactory to ONB.

     (f) Shareholder Approval. The shareholders of Carmi shall have approved and adopted this Agreement as required by applicable law and its Articles of Association.

     (g) Officers' Certificate. Carmi shall have delivered to ONB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) all the representations and warranties of Carmi are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of Carmi have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) Carmi has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

     (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Merger to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of Carmi, except with respect to cash received by Carmi's shareholders: (i) for fractional shares resulting from application of the Exchange Ratio; or (ii) pursuant to the exercise of dissenters' rights as described in Section 3 hereof.

     (i) Affiliate Agreements. ONB shall have received from Carmi: (i) a list identifying each affiliate of Carmi in accordance with Section 6.05 hereof dated as of the Effective Time; and (ii) from each affiliate of Carmi, the agreements dated as of the date of this Agreement contemplated by Section 6.05 hereof.

     (j) Fairness Opinion. Prairie shall have issued its written fairness opinion to the Board of Directors of Carmi stating that the terms of the Merger are fair to the shareholders of Carmi from a financial point of view. Such written fairness opinion shall: (i) be in form and substance reasonably satisfactory to Carmi; (ii) be dated as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to Carmi shareholders; (iii) be included as an exhibit to the proxy statement-prospectus; and (iv) be updated and reissued to Carmi prior to the Effective Time.

     8.02. Carmi. The obligation of Carmi to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Carmi:

     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of ONB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time.

     (b) Covenants. Each of the covenants and agreements of ONB shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

     (c) Deliveries at Closing. Carmi shall have received from ONB at the Closing the items and documents, in form and content reasonably satisfactory to Carmi, listed in Section 11.02(a) hereof.

     (d) Registration Statement Effective. ONB shall have registered its shares of common stock to be issued to shareholders of Carmi in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened. In addition, such shares of ONB common stock shall be listed on the NASDAQ National Market System.

     (e) Regulatory Approvals. The Federal Reserve, the OCC and the Illinois Commissioner shall have authorized and approved or not objected to the Merger. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger contemplated by this Agreement shall have been obtained.

     (f) Shareholder Approval. The shareholders of Carmi and the sole shareholder of Merger Bank shall have approved and adopted this Agreement as required by applicable law and their respective Articles of Association.

     (g) Action by Merger Bank. Merger Bank shall have been organized and chartered under the laws of the United States of America and shall have approved and joined this Agreement through the execution and delivery of the First Amendment.

     (h) Officers' Certificate. ONB shall have delivered to Carmi a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) all the representations and warranties of ONB are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of ONB have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) ONB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

     (i) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Merger to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of Carmi, except with respect to cash received by Carmi's shareholders: (i) for fractional shares resulting from application of the Exchange Ratio; or (ii) pursuant to the exercise of dissenters' rights as described in Section 3 hereof.

     (j) Fairness Opinion. Prairie shall have issued its written fairness opinion to the Board of Directors of Carmi stating that the terms of the Merger are fair to the shareholders of Carmi from a financial point of view. Such written fairness opinion shall: (i) be in form and substance reasonably satisfactory to Carmi; (ii) be dated as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to Carmi shareholders; (iii) be included as an exhibit to the proxy statement-prospectus; and (iv) be updated and reissued to Carmi prior to the Effective Time. Carmi shall be deemed to have waived this condition if Prairie does not issue, update or reissue its fairness opinion as a result of any action or failure to act by or on the part of Carmi or any of its directors or officers.

                                   SECTION 9

                             TERMINATION OF MERGER
                             ---------------------

     9.01. Manner of Termination. This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by ONB to Carmi, or by Carmi to ONB as follows:

     (a)  By ONB or Carmi, if:

          (i) the Merger contemplated by this Agreement has not been consummated by November 30, 1996; or

          (ii) the respective Boards of Directors of ONB and Carmi mutually agree to terminate this Agreement.

     (b)  By ONB, if:

          (i) the Merger will not qualify for pooling-of-interest accounting treatment for ONB and such failure to qualify is the result of actions taken or omitted to be taken by Carmi or its directors, officers or shareholders other than as permitted hereunder;

          (ii) any item, event or information set forth in any supplement, amendment or update to the Disclosure Schedule has had or would be expected to have, in the reasonable discretion of ONB, a material adverse effect on the business, assets, capitalization, financial condition or results of operations of Carmi and Insurance Agency, on a consolidated basis;

          (iii) there has been a misrepresentation or a breach of any warranty by or on the part of Carmi in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of ONB, a material adverse effect on the business, assets, capitalization, financial condition or results of operations of Carmi or Insurance Agency, on a consolidated basis; provided, however, that in the event of any inaccuracy in the representations and warranties contained in Section 4.03 hereof relative to the number of issued and outstanding shares of capital stock of Carmi, ONB shall have the absolute right to terminate this Agreement without regard to the materiality of any such inaccuracy;

          (iv) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of Carmi or Insurance Agency;

          (v) it shall reasonably determine that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of commencement or threat of any claim, litigation or proceeding against ONB, Carmi, Insurance Agency or any subsidiary of ONB, or any director or officer of any of such entities (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of Carmi on a consolidated basis; or

          (vi) there has been a material adverse change in the business, assets, capitalization, financial condition or results of operations of Carmi as of the Effective Time as compared to that in existence as of December 31, 1995, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rate or changes in economic, financial or market conditions affecting the banking industry generally in Carmi's market area.

     (c)  By Carmi, if:

          (i) there has been a misrepresentation or a breach of any warranty by or on the part of ONB in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of Carmi, a material adverse effect on the business, assets, capitalization, financial condition or results of operation of ONB on a consolidated basis;

          (ii) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of ONB;

          (iii) there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of ONB on a consolidated basis as of the Effective Time as compared to that in existence on December 31, 1995, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rate or changes in economic, financial or market conditions affecting the banking industry generally in the regions in which ONB and its subsidiaries operate; or

            (iv) it shall reasonably determine that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of commencement or threat of any material claim, litigation or proceeding against ONB (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of ONB on a consolidated basis.

     9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of ONB, Carmi, Merger Bank and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with the confidentiality provisions of this Agreement set forth in Section 6.09 and Section 7.06 hereof and the payment of expenses set forth in Section 12.09 hereof.

                                   SECTION 10

                          EFFECTIVE TIME OF THE MERGER
                          ----------------------------

     Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day and at the time specified in the Articles of Merger of Carmi with and into Merger Bank as filed with the OCC ("Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time shall occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Section 8 of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

                                  SECTION 11

                                    CLOSING
                                    -------

     11.01. Closing Date and Place. So long as all conditions precedent set forth in Section 8 have been satisfied and fulfilled, the closing of the Merger ("Closing") shall take place on the Effective Time at a location to be reasonably determined by ONB.

     11.02. Deliveries. (a) At the Closing, ONB shall deliver to Carmi the following:

          (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit C attached hereto;

          (ii) the officers' certificate contemplated by Section 8.02(h) hereof;

          (iii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

          (iv) copies of the resolutions of the Board of Directors of ONB and Merger Bank and ONB, as the sole shareholder of Merger Bank, certified by the Secretary of ONB and the Cashier of Merger Bank, respectively, relative to the approval of this Agreement and the Merger; and

          (v) such other documents as Carmi or its legal counsel may reasonably request.

     (b) At the Closing, Carmi shall deliver to ONB the following:

          (i) an opinion of its special and general legal counsel dated as of the Effective Time and substantially in the form set forth in Exhibit D and Exhibit E attached hereto;

          (ii) the officers' certificate contemplated by Section 8.01(g) hereof;

          (iii) a list of Carmi's shareholders as of the Effective Time certified by the President and Cashier of Carmi;

          (iv) copies of the resolutions adopted by the Board of Directors and shareholders of Carmi, certified by the President or Cashier of Carmi, relative to the approval of this Agreement and the Merger; and

          (v) such other documents as ONB or its legal counsel may reasonably request.

                                   SECTION 12

                                 MISCELLANEOUS
                                 -------------

     12.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that no such extension, waiver or amendment agreed to after authorization of this Agreement by the shareholders of Carmi shall affect the rights of such shareholders in any manner which is materially adverse to such shareholders. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons except as specifically set forth in this Agreement, including, but not limited to, Sections 7.03, 7.06, 7.08 and
7.09 hereof.

     12.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

     (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

     12.03. Notices. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

     If to ONB:                              with a copy to (which shall not
                                             constitute notice):

     Old National Bancorp                    Krieg DeVault Alexander & Capehart
     420 Main Street                         One Indiana Square, Suite 2800
     P.O. Box 718                            Indianapolis, Indiana 46204-2017
     Evansville, Indiana 47705               ATTN: Nicholas J. Chulos, Esq.
     ATTN: Jeffrey L. Knight, Secretary      Telephone:  (317) 238-6224
        and General Counsel                  Telecopier:  (317) 636-1507
     Telephone:  (812) 464-1363
     Telecopier:  (812) 464-1567

     If to Carmi:                            with a copy to (which shall not
                                             constitute notice):

     The National Bank of Carmi              Barack, Ferrazzano, Kirschbaum
     116 West Main Street                    & Perlman
     P.O. Box 160                            333 West Wacker Drive, Suite 2700
     Carmi, Illinois  62821-0160             Chicago, Illinois  60606
     ATTN:  James L. Whetstone, President    ATTN:  Dennis R. Wendte, Esq.
     Telephone:  (618) 382-4136              Telephone:  (312) 984-3100
     Telecopier:  (618) 382-3864             Telecopier:  (312) 984-3150


or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective:
(a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

     12.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

     12.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     12.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws.

     12.08. Entire Agreement. This Agreement supersedes all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitutes the entire agreement between the parties hereto. Upon the execution of this Agreement by all the parties hereto, the preliminary non-binding letter of intent, dated November 20, 1995, executed by ONB and Carmi, and any and all other prior writings of either party relating to the Merger, shall terminate and shall be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     12.09. Expenses. ONB shall pay its expenses incidental to the Merger contemplated hereby. Carmi shall pay its expenses incidental to the Merger contemplated hereby; provided, however, that the expenses related to the tax opinion contemplated by Sections 8.01(h) and 8.02(i) hereof shall be paid by ONB.

     12.10 Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when Old National Bank in Evansville, the lead bank of ONB, is open for the transaction of business.

     12.11 Disclosure Schedule. The Disclosure Schedule attached hereto is intended to be and hereby is specifically made a part of this Agreement.



                              *  *  *  *  *  *  *

     IN WITNESS WHEREOF, ONB and Carmi have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                                        OLD NATIONAL BANCORP


                                        By:  /s/ RONALD B. LANKFORD
                                             ------------------------
                                             Ronald B. Lankford, President and
ATTEST:                                      Chief Operating Officer

By:/s/ JEFFREY L. KNIGHT
   -----------------------
   Jeffrey L. Knight, Secretary

                                        THE NATIONAL BANK OF CARMI


                                        By:  /s/ JAMES L. WHETSTONE
                                             ------------------------
                                             James L. Whetstone, President and
ATTEST:                                      Chief Executive Officer

By:/s/ WILLIAM KENT FULKERSON
   ----------------------------
   William Kent Fulkerson, Cashier


A majority of the Board of Directors of The National Bank of Carmi.


/s/ DAVID M. BROWN                             /s/ JOHN K. RICE
- ------------------------                       -----------------------
David M. Brown                                 John K. Rice, Chairman

/s/ JAMES R. CANTRELL                          /s/ JOHN D. STANLEY
- ------------------------                       -----------------------
James R. Cantrell                              John D. Stanley

/s/ REBECCA A. DRONE                           /s/ MARK R. STANLEY
- ------------------------                       -----------------------
Rebecca A. Drone                               Mark R. Stanley

/s/ DONALD R. DUVALL                           /s/ JAMES L. WHETSTONE
- ------------------------                       -----------------------
Donald R. Duvall                               James L. Whetstone

                                FIRST AMENDMENT
                                       TO
                      AGREEMENT OF AFFILIATION AND MERGER


     THIS FIRST AMENDMENT TO AGREEMENT OF AFFILIATION AND MERGER ("Amendment") is made and entered into as of the 9th day of April, 1996, by and among OLD NATIONAL BANCORP ("ONB"), THE NATIONAL BANK OF CARMI ("Carmi"), and CARMI MERGER BANK, N.A. ("Merger Bank").

     WHEREAS, ONB and Carmi are parties to that certain Agreement of Affiliation and Merger dated March 15, 1996 ("Agreement"); and

     WHEREAS, the Agreement contemplates that Merger Bank, upon its formation, shall become a party thereto; and

     WHEREAS, Merger Bank has been formed and desires to become a party to the Agreement; and

     WHEREAS, ONB and Carmi have previously authorized and approved this Amendment to cause Merger Bank to become a party to the Agreement.

    NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and undertakings contained in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

    1. Upon the execution of this Amendment by all of the parties hereto, Merger Bank shall become a party to the Agreement, having all rights and obligations granted to or imposed upon it therein.

    2. The parties hereto shall have the right to restate the Agreement to reflect the provisions set forth in this Amendment upon the due execution hereof.

    3. Upon execution of this Amendment by all of the parties hereto, the Agreement, as amended hereby, shall constitute a plan of reorganization and a plan of merger pursuant to the provisions of 12 U.S.C. (S)215, as amended.

    4. This Amendment shall not amend, modify or supplement the terms, conditions or provisions of the Agreement, the terms and provisions of which are incorporated by reference herein, except as expressly provided herein and agreed upon by the parties hereto. ONB, Carmi and Merger Bank agree that, except as expressly provided herein, all of the representations, warranties, covenants and provisions of the Agreement shall remain and continue in full force and effect in accordance with their original terms.

    5. Merger Bank represents and warrants to Carmi that its authorized shares of capital stock at the Effective Time (as defined in the Agreement) will consist of 20,000 shares of common stock, $5.00 par value per share, all of which shares shall be outstanding and issued to ONB (such issued and outstanding shares are referred to herein as "Merger Bank Common Stock"). Such issued and outstanding shares of Merger Bank Common Stock will have been duly and validly authorized by all necessary corporate action of Merger Bank, will be validly issued, fully paid and nonassessable (except to the extent provided by 12 U.S.C. (S)55, as amended), and will not have been issued in violation of any pre-emptive rights of any present or former Merger Bank shareholder. Merger Bank has no common stock authorized, issued or outstanding other than as described in this Section 5 and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Merger Bank Common Stock. As of the Effective Time, Merger Bank will have total capital of approximately $120,000, which will consist of common stock of $100,000, capital surplus of $20,000 and undivided profits of $-0-. Each share of Merger Bank Common Stock is entitled to one vote per share.

    6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

    7. This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana.



                              *  *  *  *  *  *  *

    IN WITNESS WHEREOF, ONB, Carmi and Merger Bank have caused this First Amendment to Agreement of Affiliation and Merger as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                                          OLD NATIONAL BANCORP


                                          By: /s/ RONALD B. LANKFORD
                                              ---------------------------------
                                              Ronald B. Lankford, President and
ATTEST:                                       Chief Operating Officer

/s/ JEFFREY L. KNIGHT
- --------------------------------
Jeffrey L. Knight, Secretary

                                          THE NATIONAL BANK OF CARMI


                                          By: /s/ JAMES L. WHETSTONE
                                              ---------------------------------
                                              James L. Whetstone, President and
ATTEST:                                       Chief Executive Officer

/s/ WILLIAM KENT FULKERSON
- --------------------------------
William Kent Fulkerson, Cashier


A majority of the Board of Directors of The National Bank of Carmi.


/s/ DAVID M. BROWN                          /s/ JOHN K. RICE
- ---------------------                       -----------------------
David M. Brown                              John K. Rice, Chairman

/s/ JAMES R. CANTRELL                       /s/ JOHN D. STANLEY
- ---------------------                       -----------------------
James R. Cantrell                           John D. Stanley

/s/ REBECCA A. DRONE                        /s/ MARK R. STANLEY
- ---------------------                       -----------------------
Rebecca A. Drone                            Mark R. Stanley

/s/ DONALD R. DUVALL                        /s/ JAMES L. WHETSTONE
- ---------------------                       -----------------------
Donald R. Duvall                            James L. Whetstone

                                          CARMI MERGER BANK, N.A.


                                           By: /s/ RONALD B. LANKFORD
                                               ------------------------------
                                               Ronald B. Lankford, President

ATTEST:


/s/ JEFFREY L. KNIGHT
- ---------------------------
Jeffrey L. Knight, Cashier


A majority of the Board of Directors of Carmi Merger Bank, N.A.:

/s/ RONALD B. LANKFORD
- ---------------------------
Ronald B. Lankford

/s/ THOMAS F. CLAYTON
- ---------------------------
Thomas F. Clayton

/s/ STEVE H. PARKER
- ---------------------------
Steve H. Parker

/s/ JEFFREY L. KNIGHT
- ---------------------------
Jeffrey L. Knight

/s/ RONALD W. SEIB
- ---------------------------
Ronald W. Seib

                                                                      APPENDIX B
                                                                      ----------

                               NATIONAL BANK ACT
                             DISSENTERS' RIGHTS LAW

(S) 215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(B)  DISSENTING SHAREHOLDERS

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                      APPENDIX C
                                                                      ----------

                                    NOTICES

                           DEPARTMENT OF THE TREASURY

                   Office of the Comptroller of the Currency

                               (Docket No. 92-3)

                                Stock Appraisals

                             Monday, March 16, 1992


     To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel.

PURPOSE

     This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

REFERENCES: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (item 2)

BACKGROUND

     Under 12 U.S.C. 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. 215a.

     The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

     Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

     The OCC uses various methods to estimate the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

     Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

     The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

     The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

     Both the investment value method and the adjusted book value method present appraised values, which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

     The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

Purchase Premiums

     For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

     The chart below lists the results of appraisals the OCC performed between January 1, 1985, and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

     In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this Banking Circular or disclose the information contained in the Banking Circular, including the results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) The OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

                               APPRAISAL RESULTS

                                                               Average price
                  Appraisal                                    earnings ratio
Appraisal Date    Value         Price Offered    Book Value    of peer group
1/1/85           107.05         110.00           178.29         5.3
1/2/85            73.16             NA            66.35         6.8
1/15/85           53.41          60.00            83.95         4.8
1/31/85           22.72          20.00            38.49         5.4
2/1/85            30.63          24.00            34.08         5.7


1/1/85            107.05         110.00           178.29        5.3
2/25/85            27.74          27.55            41.62        5.9
4/30/85            25.98          35.00            42.21        4.5
7/30/85         3,153.10       2,640.00         6,063.66         NC
9/1/85             17.23          21.00            21.84        4.7
11/22/85          316.74         338.75           519.89        5.0
11/22/85           30.28             NA            34.42        5.9
1/12/86            19.93             NA            26.37        7.0
3/14/86            59.02         200.00           132.20        3.1
4/21/86            40.44          35.00            43.54        6.4
5/2/86             15.50          16.50            23.69        5.0
7/3/86            405.74             NA           612.82        3.9
7/31/86           297.34         600.00           650.63        4.4
8/22/86           103.53         106.67           136.23         NC
12/26/86           16.66             NA            43.57        4.0
12/31/86           53.39          95.58            69.66        7.1
5/1/87            186.42             NA           360.05        5.1
6/11/87            50.46          70.00            92.35        4.5
6/11/87            38.53          55.00            77.75        4.5
7/31/87            13.10             NA            20.04        6.7
8/26/87            55.92          57.52            70.88         NC
8/31/87            19.55          23.75            30.64        5.0
8/31/87            10.98             NA            17.01        4.2
10/6/87            56.48          60.00            73.11        5.6
3/15/88           297.63             NA           414.95        6.2
6/2/88             27.26             NA            28.45        5.4
6/30/88           137.78             NA           215.36        6.0
8/30/88           768.62         677.00         1,090.55       10.7
3/31/89           773.62             NA           557.30        7.9


5/26/89           136.47        180.00           250.42          4.5
5/29/90             9.87            NA            11.04          9.9

- -----------------------------------------------------------------
*The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
NA--Not Available.
NC--Not Computed.

     For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

Dated: February 26, 1992.

Robert L. Clarke,

Comptroller of the Currency.

                                                                      APPENDIX D


April 9, 1996


Board of Directors
The National Bank of Carmi
116 West Main Street
Carmi, Illinois 62821

Members of the Board:

     We understand that The National Bank of Carmi ("Carmi") has entered into an Agreement of Affiliation and Merger dated March 15, 1996 (the "Agreement") with Old National Bancorp ("ONB") pursuant to which Carmi will be merged into a wholly-owned subsidiary of ONB (the "Merger"). Under the terms of the Agreement, each outstanding share of Carmi Common Stock will be converted into 3.885 shares of ONB Common Stock. Should the average of the closing prices of ONB Common Stock, as quoted on the Nasdaq National Market System, be more than 10% above or below $32.50 per share ($35.75 above or $29.25 below), then the exchange ratio would be adjusted as provided in the Agreement so as to permit no more than a 10% deviation from the $32.50 value. In addition, Carmi shareholders will receive as cash dividends the equivalent of the net income of Carmi from January 1, 1996 to closing. You have requested that we render to you our opinion, as investment bankers, as to the fairness, from a financial point of view, of the terms of the Merger to the stockholders of Carmi.

     Prairie Capital Services, Inc. ("Prairie Capital") is an investment banking firm that specializes in providing investment banking and financial advisory services to banks, thrifts and related holding companies. The principals of Prairie Capital have performed many independent valuations of bank and thrift securities and rendered related fairness opinions. The principals of Prairie Capital have significant experience in management and operations, strategic planning, investment banking and investment research relating to banks and thrifts.

     In arriving at our opinion, we have reviewed and analyzed, among other data: (1) the annual reports to shareholders of Carmi for the years ended December 31, 1990 through 1994 with financial statements unaudited in 1990 through 1992 and audited in 1993 and 1994 and unaudited interim financial statements as of and for the eleven months ended November 30, 1995; (2) the annual reports and 10-K SEC filings for ONB for the years ended December 31, 1990 through 1994, the quarterly reports to stockholders and 10-Q filings for the first three quarters of 1995, five proxy statements/prospectuses on transactions completed by ONB in 1995 and a news release dated January 29, 1996 with the unaudited financial statements for the year ended December 31, 1995;
(3) copies of the Agreement of Affiliation and Merger dated March 15, 1996; (3) draft copies of the S-4 Registration Statement and Proxy Statement/Prospectus;
(4) publicly-available information on the common stock prices and financial performance of selected Midwestern bank holding companies and ONB; (5) the announced terms of selected small and medium-sized Midwestern bank merger and acquisition transactions from September, 1994 through December, 1995; (5) other information Prairie Capital deemed relevant; and (5) other internal financial and operating

The National Bank of Carmi
April 9, 1996
Page 2

information which was provided to Prairie Capital by Carmi and ONB. In addition, we have discussed the foregoing, as well as other matters we deemed relevant to our inquiry, with members of Carmi and ONB senior managements.

     Prairie Capital reviewed and analyzed ONB Common Stock and financial performance in relation to the common stocks and financial performances of other Midwestern bank holding companies. We also gathered information on other small and medium-sized Midwestern bank merger and acquisition transactions and compared those relevant transaction with the Merger. Several analyses were made that compared projected values for Carmi shareholders from Carmi operating independently and from the ONB Common Stock to be received in the Merger.

     Prairie Capital also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Prairie Capital's opinion was necessarily based upon conditions as they existed and could be evaluated on the date hereof and information made available to Prairie Capital through the date thereof.

     We assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of our opinion. Prairie Capital did not make any independent valuation or appraisal of the assets or liabilities of Carmi and ONB, nor was Prairie Capital furnished with any such appraisals. Prairie Capital assumed, without independent verification, that the aggregate allowances and reserves for loan and lease losses of Carmi and ONB were adequate to cover such losses.

     Based on the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the terms of the Merger are fair, from a financial point of view, to the stockholders of Carmi.

                                  Very truly yours,



                                  /s/ PRAIRIE CAPITAL SERVICES, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer or employee of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following Exhibits are being filed as part of this Registration
Statement:

     2.01 Agreement of Affiliation and Merger (included as Appendix A to Prospectus)

     2.02 First Amendment to Agreement of Affiliation and Merger (included as Appendix A to Prospectus)

     3(i) Articles of Incorporation of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-57207, dated January 22, 1993)

     3(ii) By-Laws of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-80670, dated June 23, 1994)

     4 (a) the description of Registrant's common stock contained in its Current Report on Form 8-K, dated January 6, 1983 (incorporated by reference thereto), and (b) the description of Registrant's Preferred Stock Purchase Rights contained in Registrant's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Registrant and Old National Bank in Evansville, as Trustee (incorporated by reference thereto)

     5      Opinion of Krieg DeVault Alexander & Capehart re: legality

     8 Opinion of Krieg DeVault Alexander & Capehart re: certain federal income tax matters

     10 Material Contracts (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 and to the Distribution

            Agreement set forth in Exhibit 1 of the Registrant's Registration Statement on Form S-3, File No. 33-55222, dated December 2, 1992)

     21     Subsidiaries of the Registrant

     23.01 Consent of Krieg DeVault Alexander & Capehart (included in Opinion of Krieg DeVault Alexander & Capehart re: legality at Exhibit 5)

     23.02  Consent of Arthur Anderson, LLP

     23.03  Consent of Gray Hunter Stenn

     24.04  Consent of Prairie Capital Services, Inc.

     24     Powers of Attorney

     99     Form of Proxy

(b)  Financial Data Schedules: not applicable

(c) Opinion of Prairie Capital Services, Inc. (included as Appendix D to Prospectus)

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (b)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on April 12, 1996.

                              OLD NATIONAL BANCORP

                              By: /s/ RONALD B. LANKFORD
                                 ------------------------
                                 Ronald B. Lankford, President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of April 12, 1996.

Name                                Title
- ----                                -----
/s/ JOHN N. ROYSE                   Chairman of the Board, Director and Chief
- -------------------------------     Executive Officer (Chief Executive Officer)
John N. Royse

/s/ STEVE H. PARKER                 Senior Vice President (Chief Financial
- -------------------------------     Officer and Principal Accounting Officer)
Steve H. Parker

DAVID L. BARNING*                   Director
- -------------------------------
David L. Barning

RICHARD J. BOND*                    Director
- -------------------------------
Richard J. Bond

ALAN W. BRAUN*                      Director
- -------------------------------
Alan W. Braun

JOHN J. DAUS, JR.*                  Director
- -------------------------------
John J. Daus, Jr.

WAYNE A. DAVIDSON*                  Director
- -------------------------------
Wayne A. Davidson

LARRY E. DUNIGAN*                   Director
- -------------------------------
Larry E. Dunigan

DAVID E. ECKERLE*                   Director
- -------------------------------
David E. Eckerle

THOMAS B. FLORIDA*                  Director
- -------------------------------
Thomas B. Florida

PHELPS L. LAMBERT*                  Director
- -------------------------------
Phelps L. Lambert

RONALD B. LANKFORD*                 President and Director
- -------------------------------
Ronald B. Lankford

LUCIEN H. MEIS*                     Director
- -------------------------------
Lucien H. Meis

DAN W. MITCHELL*                    Director
- -------------------------------
Dan W. Mitchell

MARJORIE Z. SOYUGENC                Director
- -------------------------------
Marjorie Z. Soyugenc

CHARLES D. STORMS*                  Director
- -------------------------------
Charles D. Storms

EDWARD T. TURNER, JR.*              Director
- -------------------------------
Edward T. Turner, Jr.


                                    *By: /s/ JEFFREY L. KNIGHT
                                         --------------------------------------
                                         Attorney-in-Fact

                                    Printed Name:       Jeffrey L. Knight
                                                 -------------------------------